      As filed with the Securities and Exchange Commission on May 15, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                 ValiCert, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                              7371                            77-0421072
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)           Identification Number)

                           339 North Bernardo Avenue
                        Mountain View, California 94043
                                 (650) 567-5400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Joseph (Yosi) Amram
                     President and Chief Executive Officer
                                 ValiCert, Inc.
                           339 North Bernardo Avenue
                        Mountain View, California 94043
                                 (650) 567-5400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

             JAMES M. KOSHLAND, ESQ.                             ERIC S. HAUETER, ESQ.
         Gray Cary Ware & Freidenrich LLP                       MICHAEL F. TAYLOR, ESQ.
               400 Hamilton Avenue                                  Brown & Wood LLP
        Palo Alto, California, 94301-1825                        555 California Street
                  (650) 833-2000                            San Francisco, California 94104
                                                                     (415) 772-1200

                                ---------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box: [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                           Proposed Maximum
Title of Each Class of Securities to be   Aggregate Offering      Amount of
               Registered                      Price(1)       Registration Fee
------------------------------------------------------------------------------
Common Stock ($0.001 par value).......      $60,000,000           $15,840
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(a) promulgated under the Securities Act.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission is declared effective. This + +preliminary prospectus is not an offer to sell securities and we are not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Subject to Completion, Dated May 15, 2000.

[ValiCert Logo]
[Logo of ValiCert Appears Here]

--------------------------------------------------------------------------------
    Shares

 Common Stock
--------------------------------------------------------------------------------

 This is the initial public offering of ValiCert, Inc. and we are offering shares of our common stock. We anticipate that the price will be between
 $         and $         per share. We have applied to list our common stock
 on the Nasdaq Stock Market's National Market under the symbol "VLCT".

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           Price  Underwriting
             to   Discounts and Proceeds to
           Public  Commissions   ValiCert
           ------ ------------- -----------
 Per share  $         $            $
 Total      $         $            $

 We have granted the underwriters the right to purchase up to additional shares to cover over-allotments.

                               Joint Bookrunners

 Deutsche Banc Alex. Brown                                   Merrill Lynch & Co.

                                  -----------

     Donaldson, Lufkin & Jenrette

                                          Wit SoundView

 The date of this prospectus is        2000

The inside front gatefold is a diagram. Across the top of the diagram, in all capitalized letters, are the words VALIDATE, SECURE and PROVE. Beneath each word is a brief description of ValiCert's products and services and the functions they perform.

Along the right-hand side of the diagram is the ValiCert logo and a brief statement regarding ValiCert's products and services.

In the middle of the diagram is the ValiCert name and logo inside a circle. From out of the circle are data arrows which connect to examples of how ValiCert's products and services are used. The examples include both a small picture and a brief textual description. At the top of the circle is a picture of a bank and a textual description of online banking and payments. Moving in a clockwise direction around the ValiCert logo are the following examples: a picture of a government building and a textual description of agencies sharing secure documents; a picture of people engaging in an electronic commerce transaction and a textual description of the use of digital receipts; a picture of the earth with the phrase service providers across it and connected by lines to pictures of a bank, buildings and a government agency and a textual description of how service providers offer secure solutions to their customers based on ValiCert's products and services; a picture of two sets of downtown buildings and a textual description of how firms engaged in online transactions can benefit with ValiCert's products and services; and a picture of a hospital and a textual description of how a hospital uses ValiCert's products and services to securely and cost-effectively process insurance claims.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  Our Business

   ValiCert is a leading provider of end-to-end infrastructure software products and services that organizations use to conduct valid, secure and provable transactions over the Internet. Our products and services are designed to meet our customers' need for a framework of trust before, during and after transactions, including electronic commerce and payments, electronic data interchange, file sharing, electronic document signing and e-mail. Our enterprise customers, who are end users, include Aetna, Dell, Identrus, S.W.I.F.T. and Visa. Our service provider customers, who purchase our products to offer commercial services, include Bell Canada Emergis, NTT Communications, PricewaterhouseCoopers and Thomson-CSF/Cashware.

   The Internet is increasingly being used for business critical transactions and communications. However, as an open network, the Internet does not restrict access and does not inherently offer the degree of trust, security and provability that exists for transactions in the physical world. Therefore, organizations require secure infrastructure solutions to reduce the costs associated with fraudulent transactions and security breaches, including direct losses, damage to reputation and productivity losses resulting from downtime. International Data Corporation, an independent market research firm, estimates that enterprises will spend $10.5 billion on Internet security software and services in 2003, up from $3.7 billion in 1998.

   Our products and services bring trust and security to existing applications and leverage our customers' investments in public key infrastructure, or PKI. A certificate authority, which is a key component of a PKI deployment, issues and manages digital certificates. Our validation authority software products and services verify the status of digital certificates and establish the authority of a party before conducting a transaction. Our secure data transfer software products enable the reliable and tamper-proof transmission of data during a transaction. Our digital receipt software products and services create and archive detailed information to provide a provable audit trail after a transaction.

   To address customers' requirements for secure transactions, we provide:

  .  Scalable, modular products and services based on open standards;

  . Flexible deployment models, which give our customers the choice to host our software in-house; outsource their validation and digital receipt functions to us as a trusted third party; or outsource to one of our service provider customers;

  . Interoperability with leading digital certificates and electronic payments solutions; and

  . A secure data center to deliver hosted validation and digital receipt services, as well as backup and redundancy, data distribution or disaster recovery capabilities.

   Our products and services have been deployed in organizations that are transaction-intensive and have a strong requirement for security, such as in financial services, government, healthcare and telecommunications sectors. Our sales efforts consist primarily of a direct sales force domestically and direct sales and a network of distributors internationally. We typically structure our sales as an up front software license fee and an annual subscription fee based on transaction volume. To ensure broad application and platform support for our products and services, we have formed strategic alliances with companies such as Baltimore Technologies, Entrust, IBM, Microsoft, Netscape/iPlanet and Trintech.

   We were incorporated in California in February 1996 and reincorporated in Delaware in May 1998 as ValiCert, Inc. Our principal offices are located at 339 North Bernardo Avenue, Mountain View, California 94043. Our telephone number is
(650) 567-5400. Our website address is www.valicert.com, but the information on our website does not constitute a part of this prospectus.

                                  The Offering

Common stock offered by ValiCert.....    shares

Common stock to be outstanding after
 this offering.......................    shares

Use of proceeds...................... For general corporate purposes. See "Use of Proceeds" on page 21.

Dividend policy...................... We intend to retain all future earnings, if any, to fund the development and
                                      growth of our business. Therefore, we do
                                      not anticipate paying cash dividends on
                                      our common stock in the foreseeable
                                      future. See "Dividend Policy" on page
                                      21.
Proposed Nasdaq National Market       VLCT
 symbol..............................

   The number of shares of our common stock outstanding after the offering is based on shares outstanding as of April 30, 2000. This number assumes the conversion into common stock of all shares of our preferred stock but does not include:

  . 3,739,826 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of April 30, 2000 at a weighted average exercise price of $2.34;

  . 333,072 shares of common stock reserved and available for future issuance under our equity incentive plans as of April 30, 2000 and an additional 2,000,000 shares of common stock reserved and available for future issuance under our equity incentive plans that was approved by our board of directors on May 5, 2000;

  . 500,000 shares of common stock reserved and available for issuance under our 2000 employee stock purchase plan that was approved by our board of directors on May 5, 2000; and

  . 1,015,571 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $10.70 as of April 30, 2000.

   Unless otherwise indicated, all information contained in this prospectus assumes:

  .  no exercise of the underwriters' over-allotment option;

  . a one-for-two reverse stock split of our common and preferred stock which will occur prior to the consummation of this offering;

  . the conversion of all outstanding shares of our preferred stock into common stock concurrently with the closing of this offering; and

  . the filing of our amended and restated certificate of incorporation, which, among other things, will increase the number of authorized shares of our common stock and decrease the number of authorized shares of our preferred stock.

   VALICERT(R) and the ValiCert logo are registered trademarks of ValiCert, Inc. This prospectus contains other trade names, trademarks and service marks of ValiCert and of other companies.

                             Summary Financial Data
                     (in thousands, except per share data)

                          From February 6,
                           1996 (date of
                             inception)          Year Ended           Pro Forma    Three Months
                              through           December 31,          Year Ended  Ended March 31,
                            December 31,   ------------------------  December 31, ----------------
                                1996       1997    1998      1999        1999      1999     2000
                          ---------------- -----  -------  --------  ------------ -------  -------
Statement of Operations
 Data:
Revenues:
 Software licenses......       $ --        $ --   $    60  $    874    $  1,953   $    89  $ 1,396
 Subscription fees and
  other services........         --          --       --        761         994        79      480
                               -----       -----  -------  --------    --------   -------  -------
 Total revenues.........         --          --        60     1,635       2,947       168    1,876
Cost of revenues:
 Software licenses......         --          --         3        93         196         7      153
 Subscription fees and
  other services........         --          --       --        134         254        29    1,041
                               -----       -----  -------  --------    --------   -------  -------
 Total cost of
  revenues..............         --          --         3       227         450        36    1,194
                               -----       -----  -------  --------    --------   -------  -------
Gross profit............         --          --        57     1,408       2,497       132      682
Operating expenses:
 Research and
  development...........         335         373    1,728     5,608       6,800       822    1,911
 Sales and marketing....          26          53    1,445     4,583       5,992       802    2,404
 General and
  administrative........         132          97      977     1,373       3,298       279      686
 Acquired in-process
  research and
  development...........         --          --       --      2,780         --        --       --
 Amortization of
  intangibles...........         --          --       --        --        3,253       --       810
 Amortization of stock
  compensation..........         --          --       --        162       1,120       --       457
                               -----       -----  -------  --------    --------   -------  -------
 Total operating
  expenses..............         493         523    4,150    14,506      20,463     1,903    6,268
                               -----       -----  -------  --------    --------   -------  -------
Operating loss..........        (493)       (523)  (4,093)  (13,098)    (17,966)   (1,771)  (5,586)
Interest income
 (expense), net.........         --           (7)     103       296         121         7      128
                               -----       -----  -------  --------    --------   -------  -------
Net loss................       $(493)      $(530) $(3,990) $(12,802)   $(17,845)  $(1,764) $(5,458)
                               =====       =====  =======  ========    ========   =======  =======
Pro forma basic and
 diluted net loss per
 share..................                                   $  (0.83)              $ (0.15) $ (0.24)
                                                           ========               =======  =======
Shares used in pro forma
 basic and diluted net
 loss per share.........                                     15,489                11,821   22,702
                                                           ========               =======  =======

   The pro forma data for the year ended December 31, 1999, other than net loss per share and shares used in computing net loss per share, gives effect to our acquisition of Receipt.com, which occurred on December 30, 1999, as if the acquisition had been completed on January 1, 1999. The pro forma financial data excludes a $2.8 million expense for acquired in-process research and development as it is a material non-recurring charge. Data as to pro forma net loss per share and pro forma shares used in computing pro forma net loss per share has been calculated by assuming that all of our outstanding shares of preferred stock had been converted, as of their respective dates of original issuance, into shares of our common stock. See "Selected Financial Data" on page 24.

                                                         March 31, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents........................ $10,983   $10,983
Working capital..................................   9,616     9,616
Total assets.....................................  33,033    33,033
Long-term obligations............................   2,587     2,587
Convertible preferred stock......................  34,316       --
Total stockholders' equity (deficiency)..........  (8,811)   25,505

   The pro forma data as of March 31, 2000 gives effect to the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted data gives effect to the
foregoing and to the sale of     shares of common stock that we are offering
under this prospectus at an assumed initial public offering price of $    per
share and after deducting the underwriting discounts and commissions and estimated offering expenses. See "Capitalization" on page 22.

                                  RISK FACTORS

   This offering involves a high degree of risk. Investors should carefully consider the risks and uncertainties and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

                         Risks Related to Our Business

Because we have only recently introduced our products and services, we face a number of risks which may seriously harm our business.

   We were incorporated in February 1996, and to date have generated only limited revenues. Substantially all of our revenues have been generated since January 1, 1999. We commercially introduced our Global VA Service in December 1999 and our digital receipt products in March 2000. Because we have a limited operating history with our products and services, and because our sources of potential revenue may continue to shift as our business develops, you must consider the risks that we may encounter when making your investment decision. These risks include:

  . the rate and timing of the growth and use of the Internet for electronic commerce and communications;

  . the acceptance of existing security measures as adequate for electronic commerce and communications over the Internet;

  . the rate and timing of the growth and use of specific technologies such as PKI and electronic payments and other Internet security technologies;

  . our ability to maintain our current, and enter into additional, strategic relationships; and

  . our ability to effectively manage our growth and to attract and retain skilled professionals.

As a result of these risks, our business could be seriously harmed.

The expected fluctuations of our quarterly financial results could cause our stock price to decline.

   Our quarterly operating results have varied significantly in the past and are likely to vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

   Our quarterly results depend on a number of factors, many of which are beyond our control. Our quarterly results may fluctuate in the future as a result of many factors, including the following:

  .  the size, timing, cancellation or delay of customer orders;

  .  the timing of releases of our new software products;

  .  the number of transactions conducted using our products and services;

  . the long sales cycles for, and complexity of, our software products and services;

  .  the timing and execution of large individual contracts;

  . the impact of changes in the pricing models for our software products and services or our competitors' products and services; and

  . the continued development of our direct and indirect distribution channels.

Due to these and other factors, our operating results in some future quarter or quarters may fall below the expectations of securities analysts who might follow our stock.

We have not been profitable, and if we do not achieve profitability, our business may fail.

   We have incurred significant net losses since our inception. We incurred net losses of $530,000 in 1997, $4.0 million in 1998, $12.8 million in 1999 and $5.5 million in the three months ended March 31, 2000. As of March 31, 2000, we had incurred cumulative losses of $23.3 million. You should not consider recent quarterly revenue growth as indicative of our future performance. We may not sustain similar levels of growth in future periods and our revenues could decline, and we may not become profitable or significantly increase our revenues. We will continue to increase our sales and marketing, research and development and general and administrative expenses in 2000 and plan to continue to do so for the immediate future. As a result, we will need to generate significantly higher revenues in order to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly or decline, if our gross margins do not improve, or if our operating expenses exceed our expectations, our operating results will suffer and our stock price may fall.

If we do not successfully develop new products and services to respond to rapid market changes due to changing technology and evolving industry standards, our business will be harmed.

   Our success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and to respond to technological advances. If we fail to offer products and services that incorporate leading technology and respond to technological advances and emerging standards, we may not generate sufficient revenues to offset our development costs and other expenses, which will hurt our business. The development of new or enhanced products and services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience development, marketing and other technological difficulties that may delay or limit our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. You should also be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies;

  . we may incur substantial costs if we need to modify our products and services to respond to these alternative technologies;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies;

  . we may be unable to acquire the rights to use the intellectual property necessary to implement new technology; and

  . when introducing new or enhanced products or services, we may be unable to manage effectively the transition from older products and services.

We rely on, and expect to continue to rely on, a limited number of customers for a significant percentage of our revenues, and if any of these or other significant customers stops licensing our software products and services, our operating results will suffer.

   Historically, a limited number of customers has accounted for a significant portion of our revenues. In 1999, Visa accounted for 21.4% of our revenues and PricewaterhouseCoopers accounted for 13.9% of our revenues. In addition, for the three months ended March 31, 2000, Netscape/iPlanet accounted for 13.3% of our revenues, S.W.I.F.T. accounted for 13.2% of our revenues, Hanwha Corporation accounted for 12.5% of our revenues and Unisys accounted for 10.1% of our revenues. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. We do not have long-term contracts with our customers that obligate them to license our software products or use our services. We cannot be certain that we will retain our current customers or that we will be able to obtain new customers. If we were to lose one or more customers, our operating results could be significantly harmed.

We do not have an adequate history with the recent change in our licensing arrangements to predict customer acceptance or its impact on our financial performance.

   We recently introduced a new licensing arrangement that includes a subscription fee committed during the license period. This will result in our recognizing subscription fees ratably over the related service period. We do not have an adequate history with this new licensing arrangement to be able to predict customers' acceptance of this arrangement or to forecast our financial performance accurately.

If our customers do not renew their annual subscriptions, our revenues may decline.

   We have only recently made our software products and services commercially available, and as such, we do not have a history of customers renewing their annual subscriptions with us. In particular, our service provider customers are implementing new business models which, if not successful, could result in our service provider customers not renewing their annual subscriptions with us. If a significant portion of our customers do not to renew their annual subscriptions for our software products and services, our revenues could decline and our business could be harmed.

The length of our sales cycle is uncertain, which may cause our revenues and operating results to vary significantly from quarter to quarter.

   Any failure of our sales efforts to generate revenues at the times and in the amounts we anticipate could cause significant variations in our operating results. During our sales cycle, we spend considerable time and expense providing information to prospective customers about the use and benefits of our products and services without generating corresponding revenue. Our expense levels are relatively fixed in the short term and there is substantial uncertainty as to when particular sales efforts will begin to generate revenues.

   Prospective customers of our products and services often require long testing and approval processes before making a purchase decision. In general, the process of entering into a licensing arrangement with a potential customer may involve lengthy negotiations. As a result, our sales cycle has been and may continue to be unpredictable. In the past, our sales cycle has ranged from one to nine or more months. Our sales cycle is also subject to delays as a result of customer-specific factors over which we have little or no control, including budgetary constraints and internal acceptance procedures. In addition, because our technology must often be integrated with the products and services of other vendors, there may be a significant delay between the use of our software and services in a pilot system and its commercial deployment by our customers. The length of the sales cycle makes it difficult to accurately forecast the timing and amount of our sales. Thus this may cause our revenues and operating results to vary significantly from quarter to quarter and could harm our business.

Our international business exposes us to additional risks.

   Products and services provided to our international customers accounted for 47.4% of our revenues in 1999 and 39.8% of our revenues for the three months ended March 31, 2000. We intend to expand our international business in the future. Conducting business outside of the United States subjects us to additional risks, including:

  .  changes in regulatory requirements;

  .  reduced protection of intellectual property rights;

  .  evolving privacy laws;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  problems in collecting accounts receivables; and

  .  difficulties in authenticating customer information.

We must maintain and enter into new strategic alliances, and any failure to do so could harm our business.

   One of our significant business strategies has been to enter into strategic or other similar collaborative alliances in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We will need to maintain or enter into additional strategic alliances to execute our business plan. However, if we are unable to maintain our strategic alliances or enter into additional strategic alliances, our business could be materially harmed. We may not be able to enter into additional strategic alliances or maintain our existing strategic alliances. If we do not, we would have to devote substantially more resources to the distribution, sales and marketing of our security products and services than we would otherwise.

   We have entered into technology, marketing and distribution agreements with several companies. However, we may be unable to leverage the brand and distribution power of these strategic alliances to increase the adoption rate of our technology. We have been establishing strategic alliances to ensure that third-party solutions are interoperable with our software products and services. To the extent that our products are not interoperable or our strategic allies choose not to integrate our technology into their offerings, this failure would inhibit the adoption of our software products and outsourced services. Furthermore, as a result of our emphasis on these strategic alliances, our success will depend in part on the ultimate success of other parties to these alliances. Failure of one or more of our strategic alliances to achieve any of these objectives could materially harm our business.

   Our existing strategic alliances do not, and any future strategic alliances may not, grant us exclusive marketing or distribution rights. In addition, the other parties may not view their alliances with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services, either on their own or in collaboration with others, including our competitors. Should any of these developments occur, our business will be harmed.

Failure to manage our potential growth would be detrimental to our business.

   Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Any failure to manage growth effectively could materially harm our business. We have grown from 29 employees at December 31, 1998 to 136 employees at April 30, 2000. We have also opened additional sales offices and have significantly expanded our operations, both in the United States and abroad, during this time period. We expanded our operations by acquiring Receipt.com in the fourth quarter of 1999. To be successful, we will need to implement additional management information systems, develop our operating, administrative, financial and accounting systems and controls, and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

Any future acquisitions of companies or technologies may not be successful and as a result, could harm our business.

   We may acquire businesses, technologies, product lines or service offerings which may need to be integrated with our business in the future. Acquisitions involve a number of risks including, among others:

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

  . to the extent the acquisitions are financed with our common stock, dilution to our existing stockholders;

  . our inability to integrate, train, retain and motivate key personnel of the acquired business;

  .  the diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired technologies successfully into our software products and services;

  . the additional expense associated with completing an acquisition and amortizing any acquired intangible assets;

  . the potential impairment of relationships with our employees, customers and strategic third-parties; and

  . the inability to maintain uniform standards, controls, procedures and policies.

   If we are unable to successfully address any of these risks, our business could be materially harmed. In addition, we acquired Receipt.com in December 1999. Therefore, we have a limited operating history as a combined company and are continuing to integrate its business with our operations.

If our data center proves to be unreliable or is subject to failures, our reputation could be damaged and our business could be harmed.

   An increasing number of our customers require us to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by us, our customers, or by an independent third party to which we outsource this function, are vulnerable to damage or interruption from natural disasters, power loss, telecommunications failure or other similar events. In particular, our principal executive offices and data center are located near San Francisco, California in an area that has been subject to severe earthquakes. At present, we do not have earthquake insurance on our data center or an operational disaster recovery facility.

In the event of an earthquake or other disaster that results in an operations failure, our operations will be interrupted and our business will be harmed.

Our success depends on our ability to grow and develop our direct sales and indirect distribution channels.

   Our failure to grow and develop our direct sales channel and increase the number of our indirect distribution channels could have a material adverse effect on our business, operating results and financial condition. We must increase the number of strategic and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies.

   Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels. For example, these conflicts may result from the different discount levels offered by multiple channel partners to their customers or, potentially, from our direct sales force targeting the same accounts as our indirect channel partners. Such conflicts may harm our business or reputation.

We are dependent on technologies provided by third parties, and any termination of our right to use these technologies could increase our costs, delay product development and harm our reputation.

   We have developed our products and services partially based on technology we license on a non-exclusive basis from third parties. Our inability to continue to license these third-party technologies on commercially reasonable terms will harm our business. We expect that, in the future, we will continue to have to license technologies from third parties. Our inability to continue to license one or more of the technologies that we currently use or our failure to obtain the right to use future technologies could increase our costs and delay or possibly prevent product development. Our existing licensing agreements may be terminated by the other parties to these contracts, or may not be renewed on favorable terms or at all. In addition, we may not be able to license new technologies on favorable terms, if at all.

If we lose the services of our senior management or key personnel, our ability to develop our business and secure customer relationships will suffer.

   We are substantially dependent on the continued services and performance of our senior management and other key personnel. We do not maintain key person insurance on any of our executive officers. The loss of the services of any of our executive officers or other key employees, particularly Joseph (Yosi) Amram, our president and chief executive officer, and Srinivasan (Chini) Krishnan, our chairman and chief technology officer, could significantly delay or prevent the achievement of our development and strategic objectives.

Our management team must work together effectively in order to expand our business, increase our revenues and improve our operating results.

   Several members of our existing senior management personnel joined us recently, including Timothy Conley, our vice president, finance, and chief financial officer, who joined us in January 2000 and David Jevans, our vice president, corporate development, who joined us in December 1999. In addition, our new employees include a number of key managerial, technical and operations personnel who have been with us for a limited period of time. We expect to add additional key personnel in the near future who will also need to be integrated into our management team. Because these members of our management team are new, there is an increased risk that management will not be able to work together effectively as a team, especially in the short-term, to address the challenges to our business. The inability of our business team to work together effectively could harm our business.

We may be unable to recruit or retain qualified personnel, which could harm our business and product development.

   We also must continue to identify, recruit, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and professional services personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, in the San Francisco Bay Area, competition is especially intense for software engineering personnel. We may encounter difficulties in recruiting a sufficient number of qualified software engineers and we may not be able to retain these software engineering personnel, which could harm our relationships with existing and future customers at a critical stage of development. The failure to recruit and retain necessary technical, managerial, sales, marketing and professional services personnel could harm our business and our ability to obtain new customers and develop new products.

Our business will suffer if we are unable to protect our intellectual property.

   We rely upon copyrights, trade secrets, know-how, patents, continuing technological innovations and licensing opportunities to maintain and further develop our market position. We rely on outside licensors for patent and software license rights in encryption technology that is incorporated into and is necessary for the operation of our products and services. Our success will depend in part on our continued ability to have access to technologies that are or may become important to the functionality of our products and services. Any inability to continue to procure or use this technology could be materially adverse to our operations.

   Our success will also depend in part on our ability to protect our intellectual property rights from infringement, misappropriation, duplication and discovery by third parties. We cannot assure you that others will not independently develop substantially equivalent proprietary technology or gain access to our trade secrets or disclose our technology or that we can meaningfully protect our trade secrets. Attempts by others to utilize our intellectual property rights could undermine our ability to retain or secure customers. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our attempts to enforce our intellectual property rights could be time consuming and costly.

   We cannot assure you that our pending or future patent applications will be granted or that any patents that are issued will be enforceable or valid. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. We cannot be certain that we were the first inventor of inventions covered by our issued patent or pending patent applications or that we are the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Any claim of infringement by third parties could be costly to defend, and if we are found to be infringing upon the intellectual property rights of third parties, we may be required to pay substantial licensing fees.

   We may increasingly become subject to claims of intellectual property infringement by third parties as the number of our competitors grows and the functionality of their products and services increasingly overlaps with ours. Because we are in a new and evolving field, customers may demand features which will subject us to a greater likelihood of claims of infringement.

   We are aware of pending and issued United States and foreign patent rights owned by third parties that relate to cryptography technology. Third parties may assert that we infringe their intellectual property rights based upon issued patents, trade secrets or know-how that they believe cover our technology. In addition, future patents may issue to third parties which we may infringe. It may be time consuming and costly to defend ourself against any of these claims and we cannot assure you that we would prevail.

   Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. We cannot assure you that we will be able to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could hurt our business.

Defects in our software products and services could diminish demand for our products and services, which may harm our business.

   Our software products and services are complex and may contain errors that may be detected at any point after we make them commercially available. Errors may be found in new products or releases after shipment, resulting in loss of revenues, delay in market acceptance and sales, diversion of development resources, injury to our reputation and increased service and warranty costs. If any of these were to occur, our business would be adversely affected and our stock price could fall.

   Because our products and services are generally used in systems with other vendors' products, they must integrate successfully with these existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products. Any necessary revisions could cause us to incur significant expenses.

We may need to raise additional capital in the future, which may not be available on favorable terms or at all, and which may cause dilution.

   We may need to seek additional funding in the future. We do not know if we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, and we may be required to reduce operating costs through lay-offs or other measures, any of which could seriously harm our business. In addition, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Failure to increase our brand awareness could limit our ability to compete effectively.

   If the marketplace does not associate ValiCert with high-quality, end-to-end secure infrastructure software products and services, it may be difficult for us to keep our existing customers, attract new customers or successfully introduce new products and services. Competitive and other pressures may require us to increase our expenses to promote our brand name, and the benefits associated with brand creation may not outweigh the risks and costs associated with establishing our brand name. Our failure to develop a strong brand name or the incurrence of excessive costs associated with establishing our brand name may harm our business.

We rely on public key cryptography and other security techniques that could be breached, resulting in reduced demand for our products and services.

   A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available, and thereby may expose us or our customers to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our or our customers' operations. Any compromise or elimination of our security could result in risk of loss or litigation and possible liability and reduce demand for our products and services.

If we are not able to continue to include our public root keys within software applications, our business may be harmed.

   If we are not able to continue to include our public root keys within software applications, including Microsoft Windows 2000, the Microsoft Internet Explorer browser and the Netscape browser, customers might perceive our outsourced services as too cumbersome to use and our business may be harmed. Our public root keys are used by applications to insure that digitally signed objects which are generated by our validation authority and digital receipt services are trustworthy and have not been tampered with or corrupted. The initial term of our root key agreement with Netscape ends in December 2000 and we cannot assure you that this agreement will be renewed. In addition, our root key agreement with Microsoft may not be extended to cover subsequent releases of Microsoft Windows 2000 or the Microsoft Internet Explorer browser.

The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business.


   The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. The terms of our $2.5 million secured line of credit agreement require that we comply with a number of financial and other restrictive covenants. For example, it prohibits us from

  . incurring any indebtedness other than equipment leasing obligations;

  . pledging any of our assets, subject to exceptions; and

  . making investments in the securities of any other person.

The agreement also contains financial covenants, including requirements that we maintain a minimum level of cash and available borrowing capacity and a minimum level of tangible net worth.

   The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. In addition, any failure to comply with the restrictions and covenants in our $2.5 million line of credit agreement or any other credit facility would generally result in a default under the facility, permitting the lenders to declare all debt outstanding under that facility to be immediately due and payable. Further, a default under any debt facility could, under cross-default provisions, result in defaults under other debt instruments, entitling other lenders to declare all debt outstanding under those other facilities to be immediately due and payable. If any declaration of acceleration were to occur, we might be unable to make those required payments or to raise sufficient funds from other sources to make those payments. In addition, we have pledged substantially all of our assets to secure our credit facilities. If a default occurs with respect to secured indebtedness, the holders of that indebtedness would be entitled to foreclose on their collateral, which would harm our business.

We could incur substantial costs resulting from product liability claims relating to our customers' use of our products and services.

   Any disruption to a customer's website or application caused by our products or services could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Our existing insurance coverage may not continue to be available on reasonable terms or in amounts sufficient to cover one or more large claims. Our insurer may also disclaim coverage as to any claims, which could result in substantial costs to us.

Additional government regulation relating to the Internet may increase our costs of doing business.

   We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business, or otherwise could harm our business or prospects.

   Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could harm our ability to conduct business and our operating results.

                         Risks Related to Our Industry

The markets for secure online transaction products and services generally, and our products and services specifically, are new and may not develop, which would harm our business.

   The market for our products and services is new and evolving rapidly. If the market for our products and services fails to develop and grow, or if our products and services do not gain broad market acceptance, our business and prospects will be harmed. In particular, our success will depend upon the adoption and use by current and potential customers and their end-users of secure online transaction products and services. Our success will also depend upon acceptance of our technology as the standard for providing these products and services. The adoption and use of our products and services will involve changes in the manner in which businesses have traditionally completed transactions. We cannot predict whether our products and services will achieve any market acceptance. Our ability to achieve our goals also depends upon rapid market acceptance of future enhancements of our products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage our reputation or brand name.

The intense competition in our industry could reduce our market share or eliminate the demand for our software products and services, which could harm our business.

   We compete with companies that provide individual products and services that are similar to certain aspects of our software products and services. Certificate authority software vendors and vendors of other security products and services could enter the market and provide end-to-end solutions which might be more comprehensive than our solutions. Many of our competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. We anticipate that the market for security products and services that enable valid, secure and provable electronic commerce and communications over the Internet will remain intensely competitive. We expect that competition will increase in the near term and increased competition could result in pricing pressures, reduced margins or the failure of our Internet-based security products and services to achieve or maintain market acceptance, any of which could materially harm our business.

   In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have strategic alliances, to increase the ability of their products to address the security needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, our business could be materially affected.

Our business depends on the wide adoption of the Internet for conducting electronic commerce.

   In order for us to be successful, the Internet must be widely adopted as a medium for conducting electronic commerce. Because electronic commerce over the Internet is new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. To date, many businesses and consumers have been deterred from utilizing the Internet for a number of reasons, including but not limited to:

  .  potentially inadequate development of network infrastructure;

  . security concerns including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over the Internet;

  .  inconsistent quality of service;

  .  lack of availability of cost-effective, high-speed service;

  .  limited numbers of local access points for corporate users;

  .  inability to integrate business applications on the Internet;

  .  the need to operate with multiple and frequently incompatible products;
     and

  .  a lack of tools to simplify access to and use of the Internet.

   The adoption of the Internet will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

   The use of the Internet may not increase or may increase more slowly than we expect because the infrastructure required to support widespread use may not develop. The Internet may continue to experience significant growth both in the number of users and the level of use. However, the Internet infrastructure may not be able to continue to support the demands placed on it by continued growth. Continued growth may also affect the Internet's performance and reliability. In addition, the growth and reliability of the Internet could be harmed by delays in development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation. Changes in, or insufficient availability of, communications services to support the Internet could result in poor performance and adversely affect its usage. Any of these factors could materially harm our business.

Public key cryptography security, on which our products and services are based, may become obsolete, which would harm our business.

   The technology used to keep private keys confidential depends in part on the application of mathematical principles and relies on the difficulty of factoring large numbers into their prime number components. Should a simpler factoring method be developed, then the security of encryption products utilizing public key cryptography technology could be reduced or eliminated. Even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. Any significant advance in techniques for attacking cryptographic systems could render some or all of our existing products and services obsolete or unmarketable.

   Security systems based on public key cryptography assign users a public key and a private key, each of which is required to encrypt and decrypt data. The security afforded by this technology depends on the user's key remaining confidential. It is therefore critical that the private key be kept secure.

Our products are subject to export controls, and we may be unable to obtain necessary approvals.

   Exports of software products utilizing encryption technology are generally restricted by the United States and various foreign governments. Cryptographic products typically require export licenses from United States government agencies. We are currently exporting software products and services with requisite export approval under United States law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised beyond their current scope, and we may not be able to obtain necessary approval for the export of our products. Our inability to obtain required approvals under these regulations could limit our ability to make international sales. Furthermore, our competitors may also seek to obtain approvals to export products that could increase the amount of competition we face.

                         Risks Related to this Offering

Our securities have no prior market and our stock price may decline after this offering.

   Before this offering, there has not been a public market for our common stock and the trading price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

   An active trading market may not develop and you may not be able to resell the shares you purchase at or above the initial public offering price, or at all. The trading price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  .  actual or anticipated declines in operating results;

  . changes in financial estimates or recommendations by securities analysts;

  . announcements by us or our competitors of financial results, new services, significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, capital commitments or other events;

  . stock market price and volume fluctuations, which are particularly common among securities of Internet-related companies;

  .  losses in key personnel;

  .  future equity or debt offerings or announcements of these offerings; and

  .  general market and economic conditions.

   In recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations unrelated to our performance. Such fluctuations could materially adversely affect the market price of our common stock.

   In addition, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because the extreme volatility of market prices of technology companies has resulted in a larger number of securities class action claims against them. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

We have no specific plan for the use of the net proceeds, and our investment of the net proceeds may not yield a favorable return.

   We plan to use the proceeds from this offering for general corporate purposes. We may use the proceeds in ways with which certain stockholders may not agree or that prove to be disadvantageous to our stockholders. We may not be able to invest the proceeds of this offering in a manner which yields a favorable return.

After this offering we will continue to be controlled by our executive officers, directors and major stockholders, whose interests may conflict with yours.

   Upon completion of this offering, our executive officers, directors and major stockholders will beneficially own approximately % of our outstanding common stock, based on shares outstanding as of April 30, 2000. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over or merging with us. We
also plan to reserve   % of the shares offered in this offering under a
directed share program in which our vendors, employees, family members of employees, customers and other third parties may be able to purchase shares in this offering at the initial public offering price. This program may further increase the amount of stock held by persons whose interests are closely aligned with management's interests.

Provisions in our charter documents and Delaware law could prevent or delay a change in control, which could reduce the market price of our common stock.

   Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. In addition, provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

There are a large number of shares of our common stock that may be sold in the market following this offering, which may depress the market price of our common stock.

   Sales of substantial numbers of shares of our common stock in the public market after this offering, or the perception that those sales may be made, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of April 30,
2000, following this offering, we will have     shares of common stock
outstanding or     shares if the underwriters' over-allotment is exercised in
full. Of these,     shares will become available for sale 180 days following
the date of this prospectus upon the expiration of lock-up agreements, subject to the restrictions imposed by the federal securities laws on sales by affiliates. Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, however, may waive these lock-up restrictions at their sole discretion without notice.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those discussed under "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the     shares of common
stock we are offering will be approximately $    million, assuming an initial
public offering price of $    per share and after deducting underwriting
discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $    million.

   We intend to use the proceeds for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds for acquisitions, although we currently have no commitments or agreements with respect to any acquisitions. We have not yet determined all of our expected expenditures, and we cannot estimate the amounts to be used for each purpose set forth above. Pending our use of the net proceeds for these purposes, we intend to invest them in cash equivalents and short-term investments.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results and other factors as determined by our board of directors. Additionally, we have entered into a loan agreement with a creditor that restricts our ability to pay dividends.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000 on the following three bases:

  .  On an actual basis;

  . On a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into 19,937,321 shares of common stock effective automatically upon the closing of this offering and the filing of our amended and restated certificate of incorporation upon closing of this offering; and

  .  On that pro forma basis as adjusted to reflect the sale of     shares of
     common stock in this offering at an assumed initial public price of $ per share.

   This table should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                     As of March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                    (dollars in thousands)
Long-term debt obligations .................... $  2,587  $  2,587       $
Convertible preferred stock; $0.00005 par
 value, 22,465,270 shares authorized, and
 19,937,321 shares issued and outstanding,
 actual; $0.001 par value, 2,000,000 shares
 authorized and no shares issued and
 outstanding, pro forma and pro forma as
 adjusted:                                             3       --
 Additional paid-in-capital....................   34,368       --
 Notes receivable from convertible preferred
  stockholders.................................      (55)      --
Stockholders' equity:
Common stock; $0.00005 par value, 25,000,000
 shares authorized and 6,594,609 shares issued
 and outstanding, actual; $0.001 par value,
 100,000,000 shares authorized and 26,248,861
 shares issued and outstanding, pro forma;
 $0.001 par value, 100,000,000 shares
 authorized and           shares issued and
 outstanding, pro forma as adjusted............        1         4
Additional paid-in-capital.....................   24,039    58,407
Deferred stock compensation....................   (7,826)   (7,826)
Notes receivable from common stockholders......   (1,668)   (1,723)
Accumulated other comprehensive loss...........      (65)      (65)
Accumulated deficit............................  (23,292)  (23,292)
                                                --------  --------
 Total stockholders' equity (deficiency).......   (8,811)   25,505
    Total capitalization....................... $ 28,092  $ 28,092
                                                ========  ========

                                    DILUTION

   If you invest in our common stock, the book value of your investment will be diluted in an amount equal to the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. The pro forma net tangible book value per share after this offering equals the net tangible book value, which is tangible assets less total liabilities, divided by the number of outstanding
shares of common stock after the offering, which will include     shares of
common from the conversion of preferred stock upon consummation of this offering.

   Our pro forma net tangible book value as of March 31, 2000 was approximately
$    million or $   per share of common stock. The pro forma as adjusted net
tangible book value per share takes into account the estimated net proceeds from this offering. Based upon an assumed initial public offering price of $ per share and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value
as of March 31, 2000 would have been approximately $   , or $    per share.
This represents an immediate increase in pro forma as adjusted net tangible
book value of $    per share to existing stockholders and an immediate dilution
of $    per share to investors purchasing common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.....................      $
                                                                          ----
 Pro forma net tangible book value per share as of March 31, 2000... $
                                                                     ----
 Increase per share attributable to new investors...................
                                                                     ----
Pro forma as adjusted net tangible book value per share after the offering...........................................................
                                                                          ----
Dilution per share to new investors.................................      $
                                                                          ====

   The following table summarizes as of March 31, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, and the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses. Additionally, as detailed below, new investors purchasing shares in this offering at the initial public offering price will contribute % of the total consideration paid to us but will own only % of our shares.

                                        Shares         Total
                                      Purchased    Consideration
                                    -------------- -------------- Average Price
                                    Number Percent Amount Percent Paid Per Share
                                    ------ ------- ------ ------- --------------
Existing stockholders..............            %    $         %        $
New investors......................            %              %
                                     ---    ----    ----   ----
 Total.............................         100%    $      100%
                                     ===    ====    ====   ====

   Except as noted above, the foregoing discussion and tables assume no exercise of any stock options or warrants outstanding at March 31, 2000. As of March 31, 2000, there were options outstanding to purchase 3,319,002 shares of common stock at a weighted average exercise price of $1.56 and warrants to purchase a total of 1,104,271 shares of our common stock at a weighted average exercise price of $9.66 per share. To the extent that any of these options are exercised, there will be further dilution to investors purchasing our common stock.

                            SELECTED FINANCIAL DATA

   You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus. The historical selected financial data as of December 31, 1998 and 1999 and for the fiscal years ended December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements and notes thereto appearing elsewhere in this prospectus. The selected financial data for the period from February 6, 1996, our date of inception, through December 31, 1996 and as of December 31, 1997, are derived from, and are qualified by reference to, audited financial statements which do not appear in this prospectus. The historical statement of operations data for the three months ended March 31, 1999 and 2000 and the historical balance sheet data as of March 31, 2000 are derived from, and are qualified by reference to, our unaudited financial statements and notes thereto appearing elsewhere in this prospectus. In the opinion of management, those unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim information. Historical results are not necessarily indicative of results that may be achieved in any future period.

   On December 30, 1999, we acquired Receipt.com in a transaction accounted for using the purchase method of accounting. The pro forma statement of operations data for the year ended December 31, 1999 appearing in the following table has been prepared as if the acquisition had been completed on January 1, 1999, and was prepared by combining our statement of operations data for 1999 with the statement of operations data of Receipt.com for 1999. The pro forma statement of operations data is subject to a number of estimates, assumptions and uncertainties and does not purport to reflect the results of operations that would have occurred had this acquisition taken place on the date indicated, nor does it purport to reflect results of operations that will occur in the future. The pro forma financial data for the year ended December 31, 1999 appearing in the following table excludes a one-time $2.8 million expense for acquired in-process research and development arising from our acquisition of Receipt.com as it is a material non-recurring charge. The pro forma statement of operations data should be read in conjunction with our financial statements and the financial statements of Receipt.com and our pro forma condensed combining financial statements, in each case including the notes thereto, included elsewhere in this prospectus.

                           From February 6,   Year Ended December       Pro Forma    Three Months
                            1996 (date of             31,               Year Ended  Ended March 31,
                          inception) through ------------------------  December 31, ----------------
                          December 31, 1996  1997    1998      1999        1999      1999     2000
                          ------------------ -----  -------  --------  ------------ -------  -------
                                                  (dollars in thousands)
Statement of Operations
 Data:
Revenues:
 Software licenses......        $ --         $ --   $    60  $    874    $  1,953   $    89  $ 1,396
 Subscription fees and
  other services........          --           --       --        761         994        79      480
                                -----        -----  -------  --------    --------   -------  -------
 Total revenues.........          --           --        60     1,635       2,947       168    1,876
Cost of revenues:
 Software licenses......          --           --         3        93         196         7      153
 Subscription fees and
  other services........          --           --        --       134         254        29    1,041
                                -----        -----  -------  --------    --------   -------  -------
 Total cost of
  revenues..............          --           --         3       227         450        36    1,194
                                -----        -----  -------  --------    --------   -------  -------
Gross profit............          --           --        57     1,408       2,497       132      682
Operating expenses:
 Research and
  development...........          335          373    1,728     5,608       6,800       822    1,911
 Sales and marketing....           26           53    1,445     4,583       5,992       802    2,404
 General and
  administrative........          132           97      977     1,373       3,298       279      686
 Acquired in-process
  research and
  development...........          --           --       --      2,780         --        --       --
 Amortization of
  intangibles...........          --           --       --        --        3,253       --       810
 Amortization of stock
  compensation..........          --           --       --        162       1,120       --       457
                                -----        -----  -------  --------    --------   -------  -------
 Total operating
  expenses..............          493          523    4,150    14,506      20,463     1,903    6,268
                                -----        -----  -------  --------    --------   -------  -------
Operating loss..........         (493)        (523)  (4,093)  (13,098)    (17,966)   (1,771)  (5,586)
Interest income
 (expense), net.........          --            (7)     103       296         121         7      128
                                -----        -----  -------  --------    --------   -------  -------
Net loss................        $(493)       $(530) $(3,990) $(12,802)   $(17,845)  $(1,764) $(5,458)
                                =====        =====  =======  ========    ========   =======  =======

   The following table reflects our historical and pro forma net loss per share for the periods indicated and the weighted average historical and pro forma number of shares used to calculate net loss per share for the periods. The historical net loss per share has been calculated on the basis of the weighted average number of shares of common stock actually outstanding during the respective periods. From

March 20, 1998 until March 26, 1999, we did not have any shares of common stock outstanding due to their conversion into preferred stock in March 1998. As a result, we do not believe our historical net loss per share for 1998 and the three months ended March 31, 1999 are meaningful because they are substantially greater than they would have been had our common stock been outstanding during all of 1998 and the first quarter of 1999. The pro forma data in the following table has been calculated by assuming that all of our outstanding shares of preferred stock had been converted, as of their respective dates of original issuance, into shares of our common stock.

                              From
                          February 6,
                           1996 (date
                               of
                           inception)       Year Ended            Three Months
                            through        December 31,          Ended March 31,
                          December 31, -----------------------  ------------------
                              1996      1997    1998    1999       1999      2000
                          ------------ ------  ------  -------  ----------  ------
                                           (shares in thousands)
Per Share Data:
Basic and diluted net
 loss per share.........     $(0.68)   $(0.57) $(5.34) $(32.57) $(1,548.40) $(1.54)
                             ======    ======  ======  =======  ==========  ======
Shares used in
 computation of basic
 and diluted net loss
 per share..............        730       934     747      393           1   3,546
                             ======    ======  ======  =======  ==========  ======
Pro forma basic and
 diluted net loss per
 share..................                               $ (0.83) $    (0.15) $(0.24)
                                                       =======  ==========  ======
Shares used in pro forma
 basic and diluted net
 loss
 per share..............                                15,489      11,821  22,702
                                                       =======  ==========  ======


   The following pro forma financial data as of March 31, 2000 gives effect to the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering. The following pro forma as adjusted data gives effect to the foregoing and to the sale of the shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $ per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                            As of December 31,             As of March 31, 2000
                         ----------------------------  ------------------------------
                                                                           Pro Forma
                         1996   1997    1998    1999   Actual   Pro Forma As Adjusted
                         ----  ------  ------  ------  -------  --------- -----------
                                         (dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  101     518   1,163  14,023  $10,983   $10,983     $
Working capital.........   36    (478)    644  13,325    9,616     9,616
Total assets............  140     627   2,436  37,692   33,033    33,033
Long-term obligations...  --       50      16   2,314    2,587     2,587
Convertible preferred
 stock..................  566     568   6,748  34,256   34,316       --
Total stockholders'
 equity (deficiency).... (493) (1,023) (5,032) (4,286)  (8,811)   25,505

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Our actual results could differ materially from those discussed in the forward-looking statements in this section. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements." The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our historical and pro forma financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

   We develop and market software products and services that organizations use to conduct valid, secure and provable transactions over the Internet. From our inception in 1996 through 1998, we primarily focused our activities on conducting research and development, raising capital, recruiting personnel and establishing distribution channels for our software products. We commenced commercial shipments of our validation authority software products during the first quarter of 1999, and to date have derived substantially all of our revenues from the licensing of our validation authority products. In addition to our validation authority suite of products and services, we currently offer secure data transfer products and digital receipt products and services which we obtained as a result of our acquisition of Receipt.com in December 1999. As of March 31, 2000, we had over 80 customers, including Hanwha Corporation, PricewaterhouseCoopers, Society for Worldwide Interbank Financial Telecommunication, or S.W.I.F.T., Unisys and Visa.

   We sell our products and services to enterprise end users who use them to conduct business within their organization and with their trading partners, and to service provider customers who use them to implement their branded validation and digital receipt products and services. Our contracts with enterprise end-user customers of our validation authority and digital receipt products generally consist of a renewable subscription fee that entitles them to validate or notarize a stated number of transactions during a specified period, typically one year, and receive maintenance and support services. Our enterprise end users are required to renew their subscription to continue using our products and services after expiration of the initial period. End users who purchase our secure data transfer products enter into perpetual license arrangements in exchange for an up front fee and generally contract for annual maintenance and support. Our contracts with service provider customers generally specify a combination of an initial software license fee, a renewable subscription fee providing rights similar to those received by corporate end users, and optional maintenance and support fees. Beginning in 2000, we introduced new contract arrangements with our enterprise end-user and service provider customers related to subscription fees. These fees will be recognized ratably over the subscription period, typically one year.

   We derive revenues from software license fees, subscription fees, consulting services, and maintenance and support. Software license revenues are comprised of up front fees for the use of our software products. We recognize revenue from license fees when an agreement has been signed, the product has been delivered, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. When we deliver our software products electronically, we consider the sale complete when we provide the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, we recognize revenue as payments become due. If we do not consider collectibility probable, we recognize the revenue when the fee is collected. Customer contracts that require delivery of unspecified additional software products in the future are accounted for as subscriptions, and we recognize this revenue ratably over the term of the arrangement beginning with the delivery of the first product. We recognize subscription fees ratably over the related service period except when a customer exceeds the specified number of transactions prior to the end of the subscription period, in which case we accelerate recognition of the remaining portion of the subscription fee. We recognize consulting revenue as these services are provided to the customer. We recognize revenue from maintenance and support arrangements on a straight-line basis over the life of the agreement, which is typically one year. If maintenance and support or consulting services are included in a license agreement, amounts related to maintenance and support or consulting are allocated based on vendor-specific objective evidence. Accordingly, future subscription fees will be recognized ratably over the related service period.

   In executing our product development plans, we consider both internal research and development and the acquisition or licensing of emerging technologies from third parties. We believe that time-to-market is critical to success in the rapidly evolving Internet security infrastructure market, where we must compete with well-established companies and where our products must integrate with the predominant operating systems and network protocols within the enterprise computing environment. Accordingly, we must continually evaluate whether it is more efficient and effective to develop a given solution internally, or to license or acquire a technology. We acquired Receipt.com in December 1999 for approximately $21.2 million in common and preferred stock and the assumption of liabilities. We accounted for the acquisition using the purchase method of accounting. Receipt.com is a provider of secure data transfer software and, at the date of acquisition, was in the process of developing its digital receipt software product.

   If our acquisition of Receipt.com had taken place on January 1, 1999, we would have had pro forma combined revenues of $2.9 million in 1999. Our pro forma combined costs and expenses for 1999 would have been $20.8 million, including $4.6 million of costs and expenses from Receipt.com and $3.2 million in amortization of intangible assets associated with the acquisition. Pro forma combined other income for the year would have been $121,000 and net loss would have been $17.8 million, or $2.26 per share. This pro forma data does not include a one-time charge of $2.8 million for acquired in-process research and development arising from the acquisition, as it was a material nonrecurring charge. Because of the significance of this acquisition, our historical financial condition and results of operations set forth below should not be considered as indicative, nor should be relied upon as an indicator, of our future performance. Likewise, our financial condition and results of operations as of dates and for periods subsequent to the acquisition are not comparable to our financial condition and results of operations prior to the acquisition.

   Since inception, we have incurred substantial costs to develop our technologies and software products, to recruit and train personnel for our engineering, sales and marketing and technical support organizations, and to establish an administrative department. As a result, we have incurred net losses in each year of operation since inception and had an accumulated deficit of $23.2 million as of March 31, 2000. We expect that our operating expenses will increase substantially in future periods as we continue to grow our domestic and international sales and marketing organizations, increase research and development, broaden technical support services and expand our data center operations. We also expect to incur non-cash expenses relating to amortization of deferred stock compensation, goodwill and other intangible assets. We have incurred losses since inception and expect to continue to incur losses for the foreseeable future.

Results of Operations

   Three Months Ended March 31, 2000 and 1999

   Revenues

   Revenues increased to $1.9 million for the three months ended March 31, 2000 from $168,000 for the three months ended March 31, 1999 primarily due to increased sales of software licenses of our validation authority product and fees for consulting services. Revenues for the three months ended March 31, 2000 included $1.4 million for software license revenues and $480,000 for subscription fees and other services revenues.

   Cost of Revenues

   Cost of software license revenues. Cost of software license revenues consists primarily of royalty costs related to technology licensed from third parties. These costs increased 277.6% to $153,000 for the three months ended March 31, 2000 from $7,000 for the three months ended March 31, 1999 due to increased software license revenues.

   Cost of subscription fees and other services revenues. Cost of subscription fees revenues primarily consists of costs associated with operating our secure data center and salaries and other personnel related expenses. Cost of other services revenues consists primarily of compensation and other personnel related expenses, and other operating expenses incurred in providing consulting, training, and maintenance and support services. The cost of subscription fees and other services revenues increased to $1.0 million for the three months ended March 31, 2000 from $29,000 for the three months ended March 31, 1999 primarily as a result of the inclusion of expenses related to the operation of our secure data center which were included in cost of sales for the first time during the quarter ended March 31, 2000, as the data center became operational at the end of December 1999.

   Operating Expenses

   Research and development. Research and development expenses consist primarily of salaries and other personnel-related costs, third-party consulting services, and the costs of facilities and computer equipment. Research and development expenses increased to $1.9 million during the three months ended March 31, 2000 from $822,000 during the three months ended March 31, 1999, an increase of 131.1%, as we continued to invest in the design, testing and deployment of our products and services. The expense increase was primarily related to increases in salaries and other personnel-related costs, third-party consulting services and the costs of facilities.

   Sales and marketing. Sales and marketing expenses consist primarily of costs related to salaries and other personnel-related costs, sales commissions, tradeshows, marketing programs, travel, facilities and computer equipment. Sales and marketing expenses increased to $2.4 million during the three months ended March 31, 2000 from $802,000 during the three months ended March 31, 1999, an increase of 199.8%, as we continued to expand our domestic and international direct sales organization and increased our marketing efforts. The increase in expenses was primarily related to salaries and other personnel-related costs, and facilities and travel expenses.

   General and administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for our administrative, finance and human resources employees, professional services such as accounting and legal, and facilities costs. General and administrative expenses increased to $686,000 during the three months ended March 31, 2000 from $279,000 during the three months ended March 31, 1999, an increase of 145.9%, primarily due to compensation expense and legal fees.

   Amortization of intangibles. On December 30,1999, we acquired Receipt.com in a transaction which was recorded using the purchase method of accounting. In connection with the purchase, we recorded goodwill of $12.5 million and other intangibles of $2.3 million. An expense of $810,000 was recorded in the first quarter of 2000 for the amortization of goodwill over a five year period and other intangibles over three years.

   Amortization of stock compensation. Deferred stock compensation represents the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock on the date of the grant. As of December 31, 1999, we had recorded deferred stock compensation costs of $3.6 million in connection with stock options we assumed as part of our acquisition of Receipt.com and an additional $2.3 million related to the grant of other employee stock options. Deferred stock compensation costs are being amortized over approximately four years on the single option method, which resulted in an expense of $457,000 during the three months ended March 31, 2000. We expect to incur additional deferred stock compensation through the quarter ending June 30, 2000.

   Interest income (expense), net. Interest income (expense), net, consists of interest earned on cash, cash equivalents and short-term investments offset by interest expense, primarily incurred on equipment lease obligations. Net interest income increased to $190,000 during the three months ended March 31, 2000 from $7,000 during the three months ended March 31, 1999 due to an increased level of cash available for investment, primarily from the proceeds of a private equity financing.

Fiscal Years Ended December 31, 1999, 1998 and 1997

   Revenues

   Total revenues increased to $1.6 million for the year ended December 31, 1999 from $60,000 for the year ended December 31, 1998. Revenues for 1998 related primarily to consulting and licensing of some of our core technology. We did not recognize any revenues in 1997, as we had not yet released any of our products for commercial availability. For the year ended December 31, 1999, software license revenues accounted for 53.5% of our total revenues and subscription fees and other services revenues accounted for 46.5% of our total revenues.

   Cost of Revenues

   Cost of software license revenues. Cost of software license revenues increased to $93,000 for the year ended December 31, 1999 from $3,000 for the year ended December 31, 1998. Cost of software license revenues as a percentage of software license revenues was 10.6% for 1999 and 5.0% for 1998.

   Cost of subscription fees and other services revenues. Our cost of subscription fees and other services revenues increased to $134,000 for the year ended December 31, 1999. As a percentage of subscription fees and other services revenues, cost of subscription fees and other services revenues was 17.6% for 1999. During 1999, we incurred substantial development costs to design and implement a secure data center to support our validation service offering. We capitalized these costs. The data center became available for commercial operation at the end of December 1999 and, as a result, beginning in the first quarter of 2000 our cost of subscription fees and other services revenues includes the costs of operating our secure data center. These costs include salaries and other personnel-related costs, depreciation, telecommunications and other costs associated with operating and maintaining a secure data center.

   Operating Expenses

   Research and development. Research and development expenses increased to $5.6 million for the year ended December 31, 1999 from $1.7 million for the year ended December 31, 1998, an increase of 229.4%. Research and development expenses as a percentage of total revenues were 342.5% for the year ended December 31, 1999. The increase was primarily due to salaries and other personnel-related costs as we continued to expand our research and development organization and for third-party consulting services. Our research and development staff increased from 12 at December 31, 1998 to 47 at December 31, 1999.

   Sales and marketing. Sales and marketing expenses increased to $4.6 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998, an increase of 228.6%. Sales and marketing expenses as a percentage of total revenues were 281.3% for the year ended December 31, 1999. As we continued to hire additional sales and marketing personnel, our sales and marketing costs increased because of increased salaries and other personnel-related costs. In 1999, we opened seven sales offices in the United States as well as sales offices in Amsterdam, Paris and Tokyo.

   General and administrative. General and administrative expenses increased to $1.4 million for the year ended December 31, 1999 from $1.0 million for the year ended December 31, 1998, an increase of 40.0%, primarily due to increases in salaries and other personnel-related costs and increased third-party consulting and legal fees to support the increased level of business activities. General and administrative expenses as a percentage of total revenues were 85.6% for the year ended December 31, 1999.

   Acquired in-process research and development. Acquired in-process research and development of $2.8 million was incurred in connection with our acquisition of Receipt.com and was charged to expense because technological feasibility had not been achieved. We believe that at the date of the acquisition, Receipt.com had completed approximately 60% of the research and development of a system that captures the digital signatures of the sender and receiver and provides a verifiable time stamp for each transaction. The primary remaining efforts associated with the development of the digital receipt technology included completion of software development in several key areas, such as management, reporting and access to receipts in the server vault, application program interfaces, or APIs, and the completion of a toolkit for developers who need to add digital receipt functionality to their applications.

   The values assigned to the acquired in-process research and development were determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the product and discounting the net cash flows to their present value. The revenue projections that were used to value the acquired in-process research and development were based on estimates of relevant market sizes, growth factors, expected trends in technology and other factors. Operating expenses were estimated based on historical results and anticipated profit margins. The rates utilized to discount the net cash flows to their present value were based on cost of capital calculations. Due to the nature of the forecast and risks associated with the projected growth, profitability and the developmental nature of the product at the time of the acquisition, we used a discount rate of 27.5% to value the acquired in-process research and development. We determined that this discount rate was commensurate with this product development and the uncertainties in the economic estimates described above. At the time of this acquisition, we determined if the acquired in-process research and development product was not commercially successful, our business would be materially adversely affected and the value of other acquired intangible assets would become impaired.

   Amortized stock compensation. As of December 31, 1999, we have recorded deferred stock compensation costs of $3.6 million in connection with stock options we assumed as part of our acquisition of Receipt.com and an additional $2.3 million related to the grant of other employee stock options. These deferred costs are being amortized over approximately four years on the single option method. Accordingly, our results from operations will include deferred compensation expense at least through 2004. We recognized $163,000 of this expense during the year ended December 31, 1999.

   Interest income (expense), net. Interest income, net, increased to $296,000 for the year ended December 31, 1999 from $103,000 for the year ended December 31, 1998, primarily due to interest earned on the proceeds from the August 1999 private placement of our preferred stock, offset by interest expense from our equipment loans and leases.

   Income taxes. Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of December 31, 1999, we had net operating loss carryforwards of $17.5 million for federal income tax purposes and $11.4 million for state income tax purposes. The federal and state net operating loss carryforwards, if not utilized, expire at various times through 2019 and through 2004, respectively. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift of our ownership that constitutes an ownership change, as defined in section 382 of the Internal Revenue Code.

   We have placed a valuation allowance against our net deferred tax assets to reduce them to amounts that we believe are more likely than not to be realized. The allowance totaled $8.0 million at December 31, 1999, resulting in no net deferred asset. We evaluate on a quarterly basis the recoverability of net deferred tax assets and the level of the valuation allowance. When we have determined that it is more likely than not that the net deferred tax assets are realizable, we will reduce the valuation allowance.

Quarterly Results of Operations

   The following table sets forth unaudited consolidated statements of operations data for the five quarters following the general availability of our products in January 1999 through March 31, 2000, as well as this information expressed as a percentage of our total revenues for the periods indicated. The financial results of Receipt.com are excluded from all periods presented except for the three months ended March 31, 2000 as our acquisition of Receipt.com did not close until December 30, 1999. This information has been derived from our unaudited consolidated financial statements. The unaudited consolidated quarterly financial statements have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.

                                          Three Months Ended
                             ----------------------------------------------------
                             Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                               1999       1999       1999       1999       2000
                             --------   --------   ---------  --------   --------
                                        (amounts in thousands)
Revenues:
 Software licenses.........  $    89    $    29     $   130   $   626    $ 1,396
 Subscription fees and
  other services...........       79        222         145       315        480
                             -------    -------     -------   -------    -------
 Total revenues............      168        251         275       941      1,876
                             -------    -------     -------   -------    -------
Cost of revenues:
 Software licenses.........       10         11          23        49        185
 Subscription fees and
  other services...........       27         43          30        34      1,009
                             -------    -------     -------   -------    -------
 Total cost of revenues....       37         54          53        83      1,194
Gross profit...............      131        197         222       858        682
Operating expenses:
 Research and development..      822        913       1,245     2,563      1,911
 Sales and marketing.......      802        813       1,176     1,826      2,404
 General and
  administrative...........      282        282         313       526        688
 Acquired in-process
  research and
  development..............      --         --          --      2,780        --
 Amortization of
  intangibles..............      --         --          --        --         810
 Amortized stock
  compensation.............      --         --           44       118        457
                             -------    -------     -------   -------    -------
 Total operating expenses..    1,906      2,008       2,778     7,813      6,270
Operating loss.............   (1,775)    (1,811)     (2,556)   (6,955)    (5,588)
Interest income (expense),
 net.......................       10        (14)        148       152        128
                             -------    -------     -------   -------    -------
Net loss...................  $(1,765)   $(1,825)    $(2,408)  $(6,803)   $(5,460)
                             =======    =======     =======   =======    =======
                                          Three Months Ended
                             ----------------------------------------------------
                             Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                               1999       1999       1999       1999       2000
                             --------   --------   ---------  --------   --------
Revenues:
 Software licenses.........     53.0%      11.6%       47.3%     66.5%      74.4%
 Subscription fees and
  other services...........     47.0       88.4        52.7      33.5       25.6
                             -------    -------     -------   -------    -------
 Total revenues............    100.0      100.0       100.0     100.0      100.0
Cost of revenues:
 Software licenses.........      6.0        4.4         8.4       5.2        9.9
 Subscription fees and
  other services...........     16.1       17.1        10.9       3.6       53.8
                             -------    -------     -------   -------    -------
 Total cost of revenues....     22.0       21.5        19.3       8.8       63.6
Gross margin...............     78.0       78.5        80.7      91.2       36.4
Operating expenses:
 Research and development..    489.3      363.7       452.7     272.4      101.9
 Sales and marketing.......    477.4      323.9       427.6     194.0      128.1
 General and
  administrative...........    167.9      112.4       113.8      55.9       36.7
 Acquired in-process
  research and
  development..............      --         --          --      295.4        --
 Amortization of
  intangibles..............      --         --          --        --        43.2
 Amortized stock
  compensation.............      --         --         16.0      12.5       24.4
                             -------    -------     -------   -------    -------
 Total operating expenses..   1134.5      800.0      1010.2     830.3      334.2
Operating loss.............  (1056.5)    (721.5)     (929.5)   (739.1)    (297.9)
Interest income (expense),
 net.......................      6.0       (5.6)       53.8      16.2        6.8
                             -------    -------     -------   -------    -------
Net loss...................  (1050.6)%   (727.1)%    (875.6)%  (723.0)%   (291.0)%
                             =======    =======     =======   =======    =======

   Revenues

   Software license revenues. Our software license revenues have generally increased in every quarter following the commencement of commercial shipments of our initial validation authority software products in the first quarter of 1999. Software license revenues decreased in the second quarter of 1999 compared to the first quarter of 1999 due to the variability of initial sales. The generally increasing trend resulted from growing market acceptance of our products and services. Software license revenues in the fourth quarter of 1999 and the first quarter of 2000 increased significantly as we gained additional market acceptance for our products and were able to offer products resulting from our acquisition of Receipt.com.

   Subscription fees and other services revenues. Revenues from our subscription fees and other services revenues have increased in each quarter in the periods presented, except for the third quarter of 1999. The generally increasing trend resulted from increases in the number of, and fees from, consulting engagements and, to a lesser extent, a growing base of maintenance and support revenues. The decrease in revenues from subscription fees and other services on an absolute dollar basis and as a percentage of revenues in the quarter ended September 30, 1999 as compared to the preceding quarter was due to a lower level of consulting fees.

   Costs of revenues

   Cost of software license revenues. Cost of software license revenues, which consist primarily of royalty costs to third parties, have generally increased each quarter since we began commercial sales of our products in the first quarter of 1999 due to increased sales of our software products.

   Cost of subscription fees and other services revenues. Cost of subscription fees and other services revenues during 1999 fluctuated primarily due to the amount of revenues derived from various consulting projects. The significant increase in costs during the quarter ended March 31, 2000 resulted primarily from the costs related to operating our secure data center that became commercially operational at the end of December 1999.

   Operating expenses

   Research and development. Research and development expenses, except for the first quarter of 2000, continued to grow during the five quarters ended March 31, 2000 as we continued to develop new products and enhance our existing products and services. Until the first quarter of the year 2000, research and development expenses also included costs associated with our secure data center. Research and development expenses declined in the first quarter of 2000 partly because of this reclassification of secure data center costs which was partially offset by the increased research and development expenses resulting from the Receipt.com acquisition. We believe that continued investment in research and development is critical to attaining our strategic objectives and we expect these expenses to increase significantly in absolute dollars in future periods.

   Sales and marketing. Sales and marketing expenses have increased since we started to ship our validation authority software product in the first quarter of 1999 as we have continued to build our sales and marketing organization. The primary reasons for these increases are increased personnel and associated sales commissions, expanded marketing programs and expansion of regional sales offices. In addition, the three months ended March 31, 2000 reflect additional sales and marketing expenses resulting from the Receipt.com acquisition. We expect that sales and marketing expenses will increase in absolute dollars in future periods as we continue to add personnel and expand our sales and marketing efforts.

   General and administrative. General and administrative expenses have generally grown during the five quarters ended March 31, 2000. We have continued to increase the number of general and administrative personnel to support our growing organization and transaction volume. We expect that general and administrative expenses will increase in absolute dollars in future periods as we add personnel to support the anticipated growth in our business and incur costs related to operating as a public company.

   Acquired in-process research and development; amortization of intangibles. Our operating expenses for the fourth quarter of 1999 included $2.8 million for acquired in-process research and development, and our expenses for the first quarter of 2000 included $810,000 for the amortization of intangibles. Both of these items were attributable to our acquisition of Receipt.com in the fourth quarter of 1999.

   Amortization of stock compensation. We recorded $2.4 million of deferred stock compensation during the quarter ended March 31, 2000 related to stock options granted during the period. We recognized $450,000 in amortized stock compensation expense during the quarter ended March 31, 2000.

   You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance due to our limited operating history, the early stage of our markets and factors discussed in the section entitled "Risk Factors" above and elsewhere in this prospectus. In particular, because our base of customers and the number of additional customer licenses we enter into each quarter are still relatively small, the loss or deferral of a small number of anticipated large customer orders in any quarter could result in a significant variability in revenues for that quarter. In addition, we acquired Receipt.com in December 1999 and our results of operation for periods after that acquisition are not and will not be comparable to our results of operations for prior periods. If in some future periods our operating results are below the expectations of public market analysts and investors, the price of our common stock may fall.

Liquidity and Capital Resources

   From our inception through March 31, 2000, we have funded our operations primarily through the private sale of our equity securities with aggregate net proceeds of approximately $30.0 million. At March 31, 2000, we had cash and cash equivalents and short-term investments of $11.0 million and a secured bank credit line of $1.0 million. In April 2000, the bank credit line was increased to $2.5 million, and borrowings of $1.0 were outstanding under that line as of April 30, 2000. We anticipate using available cash to provide working capital and otherwise fund our operations and to purchase capital equipment and make leasehold improvements.

   Net cash used in operating activities of $383,000 in 1997, $3.7 million in 1998, $6.6 million in 1999 and $1.7 million in the three months ended March 31, 2000, was primarily used to fund our operating losses. Net cash used for operating activities in the three months ended March 31, 2000 related primarily to an operating loss of $5.5 million partially offset by non-cash depreciation and amortization expenses of $1.6 million. Net cash used for operating activities in 1999 related primarily to an operating loss of $12.9 million partially offset by non-cash depreciation and amortization expenses of $3.7 million, an increase in accounts payable of $2.5 million and other changes in working capital. Net cash used for operating activities in 1997 and 1998 related primarily to funding our operating losses.

   Net cash used in investing activities was $855,000 in 1998 and $4.4 million in 1999, and primarily related to capital equipment expenditures and net short-term investments. Net cash from investing activities of $2.6 million for the three months ended March 31, 2000 was provided by the sale of short-term investments offset in part by capital equipment expenditures. Capital equipment expenditures primarily related to the purchase of computer hardware and software, office furniture and equipment, and leasehold improvements. We expect continued increases in capital expenditures and lease commitments due to growth in operations, infrastructure and personnel.

   Net cash provided by financing activities was $830,000 in 1997, $5.3 million in 1998, $23.9 million in 1999 and $1.1 million for the three months ended March 31, 2000. Net cash was provided primarily from sales of capital stock and, to a more limited extent, borrowings and the exercise of warrants and stock options.

   We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, and our capital expenditures for the foreseeable future in order to execute our business strategy. As a result, we anticipate that such operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of the common stock in this offering, together with current cash balances and borrowing available under our credit facilities, will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. Additional financing may not be available at all or, if available, may not be obtainable on terms favorable to us. In addition, any additional financing may be dilutive and new equity securities could have rights senior to those of existing holders or our common stock. If we need to raise funds and cannot do so on acceptable terms, we may not be able to respond to competitive pressures or anticipated requirements or take advantage of future opportunities.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. We intend to adopt this statement when required; however, it is not expected to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Most of our debt obligations have been at fixed interest rates, and therefore the fair value of these obligations is affected by changes in market interest rates. Our cash equivalents and short-term investments are primarily comprised of high-grade commercial paper and highly liquid deposits with financial institutions. Therefore, the fair value of the underlying securities are not materially effected by a change in market interest rates. A hypothetical increase or decrease in market interest rate by 100 basis points would not have a material effect on our financial position.

                                    BUSINESS

Overview

   ValiCert is a leading provider of end-to-end infrastructure software products and services that organizations use to conduct valid, secure and provable transactions over the Internet. Our products and services are designed to meet our customers' need for a framework of trust before, during and after e-Transactions, including electronic commerce and payments, electronic data interchange, file sharing, electronic document signing and business critical e-mail. We believe that our products and services reduce the costs associated with fraudulent transactions and security breaches, including direct losses, damage to reputation and productivity losses resulting from downtime. Our customers include Aetna, Dell, Identrus, PricewaterhouseCoopers and NTT Communications.

   Our validation authority software products and services verify the status of digital certificates and establish the authority of a party before conducting a transaction. Our secure data transfer software products enable the reliable and tamper-proof transmission of data during a transaction. Our digital receipt software products and services create and archive detailed information to provide a provable audit trail after a transaction. To ensure broad application and platform support for our products and services, we have formed strategic alliances with companies such as Baltimore Technologies, Entrust, IBM, Microsoft, Netscape/iPlanet and Trintech. We believe that our products and services, combined with our strategic alliances, provide a comprehensive solution to address the rapidly growing Internet security software and services market.

Industry Background

   Growth of Internet commerce and communications

   The Internet, with its global reach, cost-effectiveness and ability to enable real-time interactions, is fundamentally changing the way in which companies, government agencies and individuals conduct business and interact with one another. The Internet has enabled organizations to more efficiently communicate and conduct commerce directly with their customers, suppliers and partners. The Internet has been traditionally used for non-critical information publishing, e-mail, and more recently, for business-to-consumer electronic commerce. However, it is being increasingly viewed as a medium for conducting a broad range of business-to-business and other electronic transactions. We call these transactions e-Transactions and they include electronic commerce and payments, electronic data interchange, file sharing, electronic document signing and business critical e-mail. Forrester Research, an independent research firm, reported that 78% of the United States companies it surveyed expect their customers and 65% expect their trading partners to conduct electronic commerce with them by 2002. To accommodate this anticipated growth, organizations are making sizeable investments in Internet infrastructure products and services, including commerce applications, content management tools, analytic tools, customer service tools, application servers and integration software. Forrester Research estimates that the domestic market for these infrastructure products and services will grow from $13.7 billion in 1999 to $79.3 billion by 2003.

   Requirement for valid, secure and provable transactions

   As an open network, the Internet does not restrict access and does not inherently offer the degree of trust, security and provability that we believe organizations and individuals increasingly require to ensure confidence in electronic transactions. Therefore, the people and organizations that rely on the Internet to conduct transactions are subject to risks of theft, loss, alteration or dissemination of confidential data, damage to their reputation and economic loss through fraud. To minimize these risks, the Internet requires a framework of trust that meets users' security requirements before, during and after a transaction:

  . Before a transaction, the validity of the credentials used by the participants must be verified and the authority of the participants to conduct the specific transaction must be confirmed; we refer to this process as validation.

  . During a transaction, the transmission of information must be secure and reliable to ensure the integrity and confidentiality of the transaction; we refer to this process as secure data transfer.

  . After a transaction, a receipt or confirmation that records the details of the transaction must be promptly generated and archived. This proof of occurrence must typically include information such as the type of exchange and the time at which the exchange occurred. We refer to the process of generating a receipt as transaction notarization. In addition, the transaction data must be securely archived and easily retrievable to provide an audit trail should a dispute arise at a later date. We refer to this ability to prove the occurrence of a transaction as non-repudiation.

   In the physical world, this framework of trust is achieved through a combination of business and legal practices and policies. These procedures often include the use of physical credentials, a third-party entity to validate those credentials, a secure medium to transmit transaction information and a receipt to provide proof of the transaction. For example, an organization making a purchase may use a corporate credit card as a physical credential to establish its identity and credit worthiness, and the vendor will typically rely on a third-party clearinghouse to validate the purchase. The transaction data would be transmitted over a secure private network and a point of sale system would then issue a time-stamped paper receipt as proof of the transaction's occurrence. This framework of trust is essential as the number of credentials, people and organizations involved increases and as the number and value of the transactions conducted rise.

   Evolution of Internet security infrastructure

   Public key infrastructure, commonly referred to as PKI, has emerged as a critical element for creating this framework of trust for the Internet. Based on public key cryptography, PKI is the underlying system that organizations use to issue and manage electronic credentials, which we refer to as digital certificates, and the keys they contain to facilitate secure communications for a large number of users. Each entity within a PKI deployment is assigned a public key, which is provided to others, and a private key, which the entity keeps confidential. Information encrypted using the public key can only be decrypted, or unscrambled, using the corresponding private key. Conversely, information signed with the private key can be verified as authentic with the corresponding public key.

   As PKI is incorporated into various computer applications, the number of companies that market and distribute digital certificate products and services has increased. The software product or the entity that issues and manages the life cycle of digital certificates is referred to as a certificate authority. As organizations increase their usage of the Internet to conduct e-Transactions, industry spending on PKI and related security infrastructure components is expected to grow rapidly. IDC estimates that enterprises will spend $10.5 billion on Internet security software and services by 2003, up from $3.7 billion in 1998.

   Use of digital certificates and the need for validation before a transaction

   Digital certificates act as proofs of identity for users, servers, routers, downloaded programs and other components in a network environment. These credentials establish an entity's membership in a specific organization or community. As such, they have become the primary mechanism for verifying the identities of parties involved in a transaction before it is executed. However, digital certificates do not, by themselves, establish the validity of a party's credentials or provide real-time authorization to conduct a specific transaction. For example, a digital certificate can verify the identity of an employee prior to a transaction but cannot provide real-time validation of the employment status of that individual or the specific spending restrictions or other limits that may apply. A credential can be validated only if the revocation status of the digital certificate is known and evaluated against a specific set of policies which describe the party's authority to engage in a given transaction. We refer to the software or entity that is used to validate transactions as a validation authority.

   Many certificate authorities incorporate some validation capabilities for credentials they issue but typically do not provide validation of credentials issued by other vendors. In addition, most certificate authorities use specific validation protocols which may not be compatible with the validation protocols used by a given software application. This inability to cross-validate digital certificates limits the use of those certificate authorities for validation in multi-certificate authority environments which are common for transactions that cross organizational and geographic boundaries. We believe that there is a need to separate the validation authority from the certificate authority to address the need for cross-validation and to enhance trust standards. In addition, we believe that this separation of duties between a validation authority and a certificate authority mitigates the consequences of certificate authority compromise.

   Securing data during a transaction

   Organizations use a variety of methods to securely transfer data across a network while conducting an e-Transaction. Dedicated private networks, virtual private networks, referred to as VPNs, and secure e-mail are mechanisms for ensuring the private and tamper-proof transmission of data. While these mechanisms provide security, they also typically add set-up time, cost and complexity to the enterprise's business processes. In addition, enterprises that employ dedicated private networks, VPNs and secure e-mail can generally securely transfer data only to those customers, suppliers or trading partners that employ the same proprietary technology. Thus, while these methods are suitable for some business applications, they are not designed to be an automated, highly-scalable solution that supports the transfer of large data files, readily integrates with legacy systems, provides notification capabilities, and generates a secure audit trail for each transmission.

   Creating an audit trail after a transaction

   To provide an audit trail for e-Transactions, a framework of trust must include detailed proof of occurrence. A digital receipt is a securely documented and archived proof of a transaction and provides the parties to the transaction with a means for non-repudiation should a dispute arise at a later date. A number of mechanisms such as e-mail confirmations, proprietary receipts and web-based confirmations, are used to prove the occurrence of a transaction. These mechanisms are typically tied to specific business applications, such as online stock trading, consumer retail purchasing and Internet-based electronic payments, and are generally limited in scope and not extensible.

   Many PKI-based products also include varying degrees of time stamping functionality to record the time and other details regarding a transaction. These time stamping methods often record the information in data formats that are not easily shared among applications. Transactions over the Internet are increasingly being conducted using a common format called extensible markup language, or XML, which facilitates the exchange of information between disparate computer systems and applications. We believe that a digital receipt based on XML enables the flexible exchange of proof of occurrence details among different entities while meeting organizations' requirements for non-repudiation.

   Need for an end-to-end, secure infrastructure for e-Transactions

   We believe that organizations require a trusted, extensible infrastructure to conduct valid, secure and provable transactions over the Internet. Current approaches do not provide the necessary trusted infrastructure because they generally do not address all stages of a transaction, are limited in scope and are often inflexible, expensive and proprietary in nature. In many cases, the vendors of security products do not have the operational expertise or have not built the requisite data center infrastructure to deliver trust services. Trust services are security services that are offered to organizations that wish to outsource functions such as validation, notarization and non-repudiation to a third party. Vendors that do not offer trust services can, therefore, only sell software licenses and will not be able to provide their customers the flexibility to purchase either the software or outsourced services.

   We believe that to establish a trusted infrastructure for e-Transactions, organizations require:

  . end-to-end, modular technologies that effectively address an organization's trust requirements before, during and after a transaction;

  . flexible deployment alternatives, including internally managed, outsourced and service provider hosted models;

  . the ability to leverage a broad range of applications and platforms to accommodate existing investments in PKI, applications and platforms; and

  . products and services that are based on open standards to provide the scalability, flexibility and interoperability that is required among multiple certificate authority vendors and payment systems.

The ValiCert Solution

   We offer a suite of end-to-end infrastructure software products and services that organizations use to conduct valid, secure and provable e-Transactions. Our scalable, high-performance software products and services are based on open standards and incorporate our technologies, including our certificate validation mechanisms, stateful validation, secure data transfer and XML-based digital receipt technologies. We have established a broad range of relationships with application and platform vendors which we believe will enable the widespread deployment of our validation, secure transport and digital receipt software products and services.

   Key components of our offering include the following:

   End-to-end, modular secure infrastructure software products and services. We offer end-to-end, modular secure infrastructure software products and services that address the security requirements at every stage of a transaction. We provide validation of credentials before a transaction, the secure transfer of data during a transaction, and transaction notarization and non-repudiation after a transaction. In addition, we have developed technologies to address the performance, interoperability and scalability issues associated with digital certificates. We have designed our architecture to reduce network overhead and increase the performance of applications which use digital certificates. Customers may deploy one element of our modular software products and services and expand to include others as their needs require.

   Flexible deployment models. We believe that our software products and services are attractive to a broad range of customers because we offer a number of deployment models in order to meet specific customer requirements. Our flexible deployment models, which we collectively refer to as all-sourcing, give our customers the choice among insourced hosting of our software; outsourcing to us as a trusted third party service provider; or outsourcing to one of our service provider customers. Customers can select a model based on their specific business application, available resources, time to market considerations, and desired level of control and operational responsibility. Because of the common architecture that underlies our products and services, our customers may migrate their data and applications from one deployment model to another as their needs change. In addition, our products and services can be distributed over one or many computer systems. This feature enhances scalability and allows some functions of credential validation and digital receipt issuance and management to be deployed at the customers' locations, while maintaining a secure and reliable link to our global service for back-end processing.

   Extensive security and trusted practices. We believe that as a result of our significant investments in security and trust practices, customers of our software products and services can conduct transactions with the assurance that the security of the transactions will be maintained. We have deployed industry-endorsed practices and procedures for conducting secure transactions, including obtaining insurance policies that in some cases limit the potential liability of organizations that use our products and services. We adhere to a strict operations protocol that has been designed by Internet security industry experts to exceed typical commercial security requirements. In addition, we have invested substantial time and effort in establishing the physical security and controls essential to operating a secure, large-scale data center. For example, we use multiple Internet service providers to ensure the reliability of our Internet connections and we have taken special precautions to prevent security breaches. Our network is also designed to provide redundancy in case of equipment failure.

   Certificate authority and payments neutrality. Our products are intended to support leading certificate authorities and payments solutions. We believe this neutral position enables our products and services to function as an independent clearinghouse and complement the existing infrastructure of entities that issue digital certificates, authorize transactions and process electronic payments. In addition, our approach allows our customers to leverage their existing investments in digital certificates and electronic payment applications. We have established an interoperability lab to ensure the current and future compatibility of our software products with major certificate authorities, software applications and platforms, including electronic payments systems. We also host open trials for industry-standard protocols to promote vendor interoperability and demonstrate our technical leadership in these areas.

   Broad application and platform support. We have developed a range of software modules that may be integrated with popular third party software applications to enable support for secure transactions. Our software development toolkits enable application developers and platform vendors to rapidly and easily add validation and digital receipt capabilities to their products and services. As a result of our open standards approach, we have been able to establish a network of strategic alliances with software application, certificate authority and platform vendors to ensure broad support for our products and services. We believe this network increases the value of our products and services to our customers and provides us with opportunities to increase our brand awareness and distribution.

   Interoperability and adoption of open standards. Our software products and services support the major certificate validation protocols, including certificate revocation list, or CRL; CRL distribution point; online certificate status protocol, or OCSP; and our own certificate validation mechanisms. We believe that we are the only company that provides support for these validation protocols in a single set of products and services. We are a founding member of the Digital Receipt Alliance, an organization of vendors and users of digital receipt technology, with which we are jointly developing a standard for XML digital receipt specifications. We co-authored and provided one of the first commercial implementations of OCSP which is a widely adopted validation protocol. We are also the lead author of the simple certificate validation protocol for use in wireless applications.

The ValiCert Strategy

   Our objective is to further extend our position as a leading provider of a wide range of software products and services for use by organizations to conduct valid, secure and provable e-Transactions. Key elements of our strategy include the following:

   Extend technology leadership and product development. We intend to extend our technology leadership by continuing to invest in research and development, and by actively participating in industry standards setting organizations. We expect to continue to develop and acquire open, flexible and scalable technologies that can add value to a transaction stream, and to enhance our internal best practices and controls to maintain the security and integrity of our operations. In addition to our internal research and development efforts, we participate in a number of standards setting organizations, including the Internet Engineering Task Force, the Digital Receipt Alliance, the Wireless Application Protocol forum and the Raddichio consortium for mobile security standards. In addition to influencing industry standards, we believe that our participation in these groups gives us valuable insight into new technology developments and emerging market opportunities.

   Further establish ValiCert in key industry segments. We have initially targeted organizations in key industry segments, such as financial services, government, telecommunications and health care, whose businesses are transaction-intensive and have a high requirement for security. For example, our software products and services are currently used by financial services organizations such as Identrus, government agencies such as the Defense Information System Agency, health care companies such as Aetna, and telecommunications companies such as NTT Communications. In addition, we have targeted various business-to-business exchanges that are becoming transaction clearinghouses in a number of industries. By leveraging our experience in these key industry segments, we believe we are well positioned to extend our presence in other industries as they rely more on the Internet to conduct transactions and exchange information.

   Expand global distribution channels. We intend to continue to expand our global marketing and distribution efforts to address a wide range of markets and applications for secure infrastructure solutions. We plan to increase the number of direct sales personnel we have in Europe, Asia and the Americas. In addition, we plan to expand our network of distributors, including software vendors and system integrators, who either include our software products and services in their offerings or resell various elements of them. In addition to the United States, we have sales offices in France, Hong Kong, Japan, The Netherlands and the United Kingdom, and continue to aggressively pursue additional global opportunities.

   Grow our service provider business. As part of our marketing strategy, we are establishing a network of service providers who offer trust services based on our software products, technology and expertise. We believe that, over time, this network will represent a global system to validate and notarize transactions across geographic and organizational boundaries. Our service provider customers include Bell Canada Emergis, NTT Communications, PricewaterhouseCoopers and Thomson-CSF/Cashware. By leveraging the brand name and distribution power of these organizations, we believe that we will be able to increase the adoption of our products and services. We intend to continue to aggressively add participants to this growing list by targeting service providers in a number of markets. We believe that this will create a network effect whereby the utility of this global system will increase as it expands and, therefore, will make it more valuable for current and new participants.

   Expand strategic alliances to broaden the use of our products and services. To accelerate the widespread adoption of our products and services, we have entered into technology, marketing and distribution alliances with industry leaders. We have entered into these types of alliances with companies that include Baltimore Technologies, Entrust, IBM, Microsoft, Netscape/iPlanet and Trintech. In addition, we plan to expand on existing and establish new strategic alliances with companies that will integrate our technologies with their offerings and participate in joint marketing, training and sales arrangements. We believe these alliances will enable us to accelerate the adoption of our products and services.

Products and Services

   We offer end-to-end infrastructure software products and services that combine an extensible, modular architecture with advanced security and scalability to enable valid, secure and provable e-Transactions. Our software products and services are available in three deployment models: trusted outsourced services; offerings for service providers and business-to-business exchanges; and in-house software for enterprises. Our software products and services operate on multiple platforms, including Windows NT, Solaris, AIX, HP-UX, Linux and certain mainframe environments. The pricing of our software products and services consists of up front license fees, subscription fees based on transaction volume and maintenance and support fees. Revenues from a typical contract range from $25,000 to $250,000.

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

   The figure below illustrates our software products and services:

[The diagram shows an oval with the words validate, secure and prove, at the top and bottom of the oval. A computer for each of party 1 and party 2 are shown at the left and right sides of the oval. ValiCert's logo is at the center of the oval. The diagram shows three boxes beneath the oval. The first box contains the words validation authority products & services. The second box contains the words secure data transfer products. The third box contains the words digital receipt products & services.]

   The following table outlines our software products and services offering:

   Products and Services                       Description
   ---------------------                       -----------
Validation Authority
 Products and Services
  Enterprise VA Suite...... Enterprise version of validation software product
  Certificate VA Suite..... Base level original equipment manufacturer version of validation software product
  Affiliate VA Suite....... Service provider version of validation software product
  Global VA Service........ Complete, outsourced or backup validation service

Secure Data Transfer
 Products
  SecureTransport.......... Secure, reliable transport software product

Digital Receipt Products
 and Services
  Receipt Suite............ Enterprise version of digital receipt software product
  Receipt Affiliate........ Service provider version of digital receipt software product
  Receipt Service.......... Complete, outsourced digital receipt service

Professional Services...... Consulting services, product and service training and custom development and support

   Validation authority software products and services

   We provide a comprehensive line of software products and services for the high-performance validation of transactions. These products and services are designed to enable customers to reduce the risks and costs associated with the misuse of invalid digital credentials and provide flexible extensions for stateful validation. Stateful validation is a method of validation in which contextual information, such as real-time credit status and purchasing authority, is used in conjunction with information on the validity of credentials. Our validation authority software products and services are based on our multi-protocol architecture which enables interoperability with leading certificate authorities, directory services and business applications.

   We currently offer the following validation authority software products and services: Enterprise VA Suite, Certificate VA Suite, Affiliate VA Suite and Global VA Service. In addition, we offer a set of common component software products, VA Publisher, Validator Toolkit and Validator Suite, to facilitate the deployment of our validation authority products and services.

   Validation Authority Suites. Our Enterprise VA Suite, Certificate VA Suite and Affiliate VA Suite enable customers to deploy and manage validation capabilities in their transaction infrastructure.

     Enterprise VA Server. Our enterprise version validation server software supports a wide range of validation protocols, including OCSP, CRL, CRL distribution points and our own certificate validation mechanisms. Our Enterprise VA Suite is also bundled with an option for customers to publish data on revoked credentials to our Global VA Service for backup and redundancy, data distribution or disaster recovery. Enterprise VA licenses are specifically limited to in-house use by organizations.

     Certificate VA Server. Our base level original equipment manufacturer, or OEM, version of the Enterprise VA Server is designed to enable certificate authority vendors to incorporate validation capabilities in their products. The Certificate VA Server supports the OCSP validation protocol and our own certificate validation mechanisms and has been designed to be easily upgraded to the Enterprise VA Server.

     Affiliate VA Server. This server software provides functionality that is similar to our Enterprise VA Server but is designed for service providers and business-to-business exchanges. We license our Affiliate VA Server for use by third party trust service providers. In certain cases, our service provider customers are contractually required to mirror their revocation data to our Global VA Service and have the right to mirror the Global VA Service data to their local sites for incorporation into their own service offering. This requirement is intended to allow for efficient, global cross-validation among organizations.

   Global VA Service. The Global VA Service is an outsourced validation service that we host and operate. This service, which is designed to be available 24 hours a day, seven days a week from our secure data facility, is designed for customers that wish to outsource the validation authority function to a third party or validate transactions with entities outside their internal boundaries. The Global VA Service accepts data from various organizations that wish to broadly distribute information about credentials that they have revoked. With our certificate validation mechanisms, we can efficiently distribute large volumes of revocation data on a worldwide basis to our service provider customers. We believe that this capability enables us to cost-effectively scale our global validation service business.

   VA Common Components. VA Publisher, Validator Toolkit and Validator Suite are included with all of our VA Suite and Global VA Service offerings.

     VA Publisher. Our VA Publisher is used to publish revocation data to a validation authority server or service from a directory server or directly from a certificate authority.

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

  In some cases, where we have existing strategic relationships with certificate authority vendors, the VA Publisher is bundled with the certificate authority to enable real-time publication of revocation data and rapid deployment.

     Validator Toolkit. Our Validator Toolkit is a software development toolkit designed to allow for the rapid addition of validation capabilities into applications which require stateful validation or use digital certificates regardless of the issuing certificate authority. We license the toolkit to independent software vendors to support our validation authority software products and services.

     Validator Suite. Our Validator Suite is a set of software modules that are used for validation in popular web server, web client and e-mail applications. We currently ship modules for Apache Stronghold Server, Netscape/iPlanet Enterprise Server, Microsoft Address Book, Microsoft's Internet Explorer, Microsoft Internet Information Server and Microsoft Outlook. We license certain Validator Suite modules to independent software vendors for inclusion in their software.

   Secure data transfer software products

   Our secure data transfer software product line enables scalable, secure data transfer over the Internet.

   SecureTransport. Our secure data transfer software product line is designed to give customers cost-effective, secure, reliable delivery of large transaction files and documents. The products support commonly used data transfer protocols, including file transfer protocol and hypertext transfer protocol. The products can be deployed in a variety of business application environments. Like our other software products and services, SecureTransport is designed to work with a variety of certificate authorities.

   Our secure data transfer software products consist of the SecureTransport Server and the optional SecureTransport Client. Customers typically deploy the SecureTransport Server at their local sites and can distribute the SecureTransport Client to the entities with whom they conduct business. The client software adds secure and reliable data transfer through a feature which enables the rapid resumption of a data transfer in progress if a network connection has been dropped. In addition, the client software supports sophisticated scheduling of data transfers in a range of business applications.

   We recently upgraded the SecureTransport Server to integrate it with our other software products and services. We have linked SecureTransport and our digital receipt products so that customers can automatically generate and archive an XML digital receipt to record the event, time and date of a transfer, and to capture the contents of the document. We believe this capability helps make our secure data transfer product ideal for use in business-to-business exchanges which have largely standardized on the XML business document format. This capability can also facilitate the resolution of disputes relating to a data transfer and enhances the use of the product for proof-of-compliance with certain government regulations such as the Health Insurance Portability and Accountability Act.

   Digital receipt software products and services

   We provide a comprehensive line of software products and services that enables the secure creation, tracking and management of digital receipts. Our standards-based receipts are digitally signed XML documents that contain a customizable set of information about a transaction. Such information could include the identities of the parties involved, time and date of the transaction, and goods and services purchased or sold. Our digital receipt software products and services are designed to help customers lower costs, facilitate dispute resolution and reduce fraud in transactions conducted over the Internet. Our digital receipt software products and services are designed to work with a wide variety of certificate authorities and electronic payments solutions.

   We offer the following digital receipt software products and services:
Receipt Suite, Receipt Affiliate and Receipt Service.

   Receipt Suite. Our enterprise software suite is used to create, track and manage digital receipts. The suite consists of Receipt Notary Server, Receipt Vault Server and Receipt Toolkit. The suite is bundled with an option for customers to automatically create Receipt Vault integrity reports and publish them to the Receipt Service. This functionality provides our customers with a means of determining whether archived receipt data has been tampered with or corrupted. Receipt Suite licenses are specifically limited to in-house use.

     Receipt Notary Server. Our server software captures the primary elements of a transaction and creates a tamper-proof digital receipt with a secure timestamp. After the server generates the digital receipt, copies of the receipt are stored in the Receipt Vault Server and may be sent to the parties involved in the transaction through a variety of configurable means, including e-mail, file transfer, or simple web page renderings.

     Receipt Vault Server. Our server software stores large volumes of digital receipts and provides comprehensive search and retrieval capabilities for customers to use for dispute resolution, data mining and other purposes. All items stored in the server are digitally signed and the entire contents of the server can be periodically verified for integrity of the signatures and the data which they protect. The server is designed to interface with high-performance databases including Oracle 8i and NCR Teradata.

     Receipt Toolkit. Our Receipt Toolkit is designed to quickly and easily add digital receipt capabilities into electronic commerce and other applications and provide interfaces to the Receipt Notary Server and Receipt Vault Server. In addition to providing the toolkit as part of the Receipt Suite, we also license it to independent software vendors to support our digital receipt software products and services.

   Receipt Affiliate. This server software provides functionality that is similar to our Receipt Suite but is designed for service providers and business-to-business exchanges. Our Receipt Affiliate licensees can offer digital receipt services directly to customers, including the issuance and management of large volumes of digital receipts. The Receipt Affiliate is increasingly licensed in conjunction with our Affiliate VA Suite.

   Receipt Service. Our Receipt Service is a complete, outsourced application service provider digital receipt service offering. We operate our Receipt Service out of our secure data facility for customers that desire turnkey, rapid deployment and wish to leverage our infrastructure. The service is designed to offer 24 hours a day, seven days a week availability.

   Professional services

   We offer a broad range of professional services to assist in site planning, design, installation, integration, training and maintenance of our products and services. Our professional services include consulting services, product and service training, and custom development and support. We employ highly trained professionals in the data networking, network security, cryptography and network operations fields to deliver these services.

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

Customers

   We primarily target our software products and services to a variety of transaction-intensive enterprises and service providers. As of March 31, 2000, we had over 80 customers.

   The following is the list of our top 40 enterprise customers based on software license and subscription fees and other services revenues since January 1, 1998, computed on a pro forma basis by including revenues recognized by Receipt.com prior to our acquisition of that company in December 1999.


Financial Services                        Healthcare
ABN AMRO                                  Aetna Life Insurance Company
BankOne                                   Blue Cross and Blue Shield of
Canadian Imperial Bank of Commerce        Alabama
(CIBC)                                    MCC Behavioral Care
The Chase Manhattan Bank

La Confederation des Caisses              Retail
 Populaires et d'Economie Desjardins      The Gap
 du Quebec (CCPEDQ)                       Nike
Dun & Bradstreet Corporation              Sears, Roebuck and Co.
Identrus LLC
Imperial Bank                             Technology / Internet
Insurance Service Office                  Apple Computer
NASD                                      Custom Technology Corporation
NatWest                                   Dell Computer Corporation
PNC Bank                                  IT Security AG
S.W.I.F.T.                                Microsoft Corporation
Trans Union LLC                           Netscape/iPlanet
Visa USA                                  Preview Software
Wells Fargo Bank                          Silicon Graphics, SA
                                          Symantec Corporation
Government                                TC TrustCenter GmbH
Defense Information Systems Agency
(DISA)                                    Telecommunications
EPOST--Cebra                              MCI Worldcom
Federal Reserve Automated Services        PageNet
Hongkong Post
US Navy                                   Other
                                          Hanwha Corporation

   The following is a list of our top ten service provider customers based on software license and subscription fees and other services revenues since January 1, 1998:

Financial Services                        Systems Integrators
Thomson-CSF/Cashware                      Daou Technology
                                          ID Certify
Government                                PricewaterhouseCoopers
Malaysian Government/ DigiCert            Unisys
United Arab Emirates/Etisalat
                                          Telecommunications
                                          Bell Canada Emergis
                                          Global Crossing
                                          NTT Communications Corporation

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

   In fiscal 1999, Visa and PricewaterhouseCoopers accounted for 21.4% and 13.9% of our revenues, respectively. In the three months ended March 31, 2000, Netscape/iPlanet accounted for 13.3% of our revenues, S.W.I.F.T. accounted for 13.2% of our revenues, Hanwha Corporation accounted for 12.5% of our revenues and Unisys accounted for 10.1% of our revenues.

   Customer profiles

   The following examples illustrate how customers use our software products and services:

   Identrus LLC. Identrus LLC is a consortium of global financial institutions that have joined together to create a secure infrastructure for business-to-business electronic commerce. To help accomplish this goal, Identrus needed a comprehensive business-to-financial institution authentication solution. Identrus selected us to help address this need because of our scalable family of validation authority software products and services, and our expertise in deploying transaction security technologies. Our Enterprise VA software product is installed in multiple locations within the Identrus network to validate the digital certificates that participating banks have issued using multiple, distinct certificate authorities. In conjunction with our software products and services, the Identrus network enables trading parties from around the world to identify one another over the Internet, creating a means of validation in a broad array of business-to-business electronic commerce applications.

   Industry Canada. Industry Canada is responsible for managing access to the radio frequency spectrum for the country of Canada. In October 1999, the agency conducted Canada's first nationwide online spectrum auction, granting 258 radio frequency licenses to twelve different companies. According to Industry Canada, the online auction included bids exceeding Cdn. $170 million--which we believe to be among the largest business-to-government electronic commerce transactions ever to take place over the Internet. In order to ensure the speed and security of the bid transactions, Industry Canada selected our Enterprise VA Suite to validate the credentials of auction participants. We were selected due to our high-performance OCSP validation capabilities and our ability to provide a secure audit trail for each of the bid transactions. Based on the successful use of our Enterprise VA Suite in this auction, Industry Canada is planning to use our software for its upcoming personal communications services, or PCS, auction for mobile wireless and related services.

   Chase Manhattan Bank. Chase Manhattan Bank's treasury solutions division provides treasury management services to corporations, financial institutions, brokers and dealers and public sector organizations. To provide a secure, Internet-based financial transaction and document delivery capability to its customers, Chase integrated our SecureTransport software product into its electronic commerce infrastructure. We were selected for our ability to deliver a reliable, secure and scalable data transfer product.

   The Hanwha Corporation. The Hanwha Corporation is one of the largest conglomerates in South Korea with divisions in the chemical, trade, construction, telecommunications, pharmaceuticals and information services industries. To streamline its supply chain processes, Hanwha is converting its electronic commerce infrastructure from dedicated private networks to the Internet. To ensure proof of occurrence for purchase transactions, Hanwha is deploying our Receipt Suite in conjunction with its global procurement application. We were selected due to our technology leadership, global presence and ability to deliver a scalable, extensible software product offering for non-repudiation.

Strategic Alliances

   As of April 30, 2000, we had over 30 strategic alliances with leading companies such as Baltimore Technologies, Digital Signature Trust, Entrust, IBM, Microsoft, Netscape/iPlanet,

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

Operational Research Consultants and Trintech. The purpose of these alliances is:

  . To promote the widespread deployment of our software products and services through distribution arrangements;

  . To ensure that third-party technologies interoperate effectively with our software products and services; and

  . To enable widespread application support for our software products and services.

   Certain of our strategic alliances are described below.

   Baltimore Technologies. We have entered into worldwide marketing and distribution agreements with Baltimore Technologies. Baltimore Technologies resells our Enterprise VA software products to its customers. Baltimore Technologies has also integrated our VA Publisher into its UniCert certificate authority product to provide real-time publication of revocation data to our software products and services. We also collaborate with Baltimore Technologies from time to time on joint selling and marketing activities.

   Digital Signature Trust. We have entered into a distribution and service provider agreement with Digital Signature Trust, or DST, for our Enterprise VA and Affiliate VA software products. DST provides hosted, trusted third-party services to banks, state and federal governments. DST is one of three companies which have been awarded the United States government Access Certificates for Electronic Services, or ACES, project. The ACES project encompasses the planned use of digital certificates for purposes of commerce and communication among government agencies and ultimately United States residents. DST intends to use our Enterprise VA Suite for providing validation services for this project.

   Entrust. We have entered into a marketing and interoperability agreement with Entrust for our Global VA Service and Enterprise VA. As part of this agreement, we have extensively tested our products and services with Entrust's PKI products to ensure compatibility. In addition, we have worked with the Entrust sales force to help them promote our validation authority software products and services to customers who require support for OCSP, such as Identrus member banks.

   IBM. We are a registered member of IBM's PartnerWorld Developer Program. We have also entered into a software compatibility agreement with IBM. Pursuant to this agreement, our Enterprise VA Suite products have been tested for compatibility with IBM's SecureWay Vault Registry and Trust Authority products. In addition, we are jointly developing an approach to interface our products with IBM's products for the financial services market. This initiative includes our validation authority and digital receipt software products and IBM's middleware offerings, such as MQSeries, WebSphere Web application software platform and Tivoli SecureWay Policy Director.

   Microsoft. Our public root keys are included in the Microsoft Windows 2000 operating system and Internet Explorer 5.01 browser products. These root keys are used by applications to ensure that digitally signed objects which are generated at our Global VA Service and Digital Receipt Service are trustworthy and have not been tampered with or corrupted. We have also joined the Microsoft Security Solutions Provider program, which highlights our software products and services and their compatibility with Microsoft products.


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

   Netscape/iPlanet. We have entered into marketing and OEM agreements with Netscape/iPlanet. Under these agreements, our Certificate VA Suite is bundled with every copy of the Netscape/iPlanet certificate authority product, our VA Publisher has been integrated into Netscape/iPlanet's certificate authority product for real-time publication of revocation data to our software products and services, and a component of our Validator Suite is bundled with every copy of Netscape/iPlanet's webserver. We have also entered into distribution agreements for our secure data transfer and digital receipt software products and services to be included with Netscape/iPlanet's business-to-business electronic commerce offerings. We have also entered into an agreement with Netscape/iPlanet to bundle our public root keys with the Netscape browser and e-mail clients through December 2000.

   Operational Research Consultants. We have entered into a distribution agreement with Operational Research Consultants, or ORC, for our Enterprise VA Suite. ORC provides systems integration services to the United States government and is one of three companies which has been awarded the United States government ACES project. ORC plans to use our Enterprise VA Suite for providing validation services for the ACES project.

   Trintech. We have entered into a worldwide marketing and distribution agreement with Trintech for our digital receipt products and services. Trintech has also licensed and is integrating our Receipt Toolkit into its electronic payments solutions. As a result, Trintech customers in over 35 countries will have products that support our digital receipt software products and services.

Technology

   We have built both open and proprietary mechanisms into our core technology, which forms the foundation for our products and services. Some of the key areas where we have developed technology enable:

  .  Efficient distribution of certificate revocation data;

  .  Real-time access to data repositories during the validation process;

  .  Automation of data transfer between disparate applications;

  . Fault-tolerant, high-integrity data transfer over unreliable communication lines; and

  . Efficient storage and fast search and retrieval of large volumes of XML documents.

   Certificate Validation Mechanisms. Our patented certificate validation mechanisms allow us to efficiently distribute large amounts of certificate revocation data on a global basis. We use our certificate validation mechanisms to distribute our revocation data to enterprise customers, service provider customers, and our own servers at remote locations in order to provide regional validation capabilities across the globe. Another benefit of our certificate validation mechanisms is that the remote locations where we host certificate revocation data do not require secure facilities such as those we have built in our Mountain View, California, facility. We believe this enables us to scale our operations globally at a substantially lower cost than our competitors.

   Stateful Validation. Our stateful validation technology allows for customized software modules to be developed for our validation authority products and services. These modules can interface with external systems to enable the use of contextual information, such as credit histories, purchase authorization, or access controls, in conjunction with the validation process. Interfacing through our stateful policy API, these modules do not require modification

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

of our software products or services in order to be developed and deployed which we view as a strong competitive advantage.

   Agent Extension Mechanisms. We have developed technology that allows for customized software modules to be developed for our secure data transfer products. These modules can be automatically invoked at any stage of data transmission or based on certain events such as a file transfer initiation or file transfer completion. These modules allow for the addition of value-added capabilities such as virus scanning of files and file format conversion.

   Rapid Restart. Our secure data transfer engine incorporates technology that allows for the rapid resumption of a previously interrupted data transfer. This capability is essential for customers that wish to utilize the Internet to efficiently and reliably transfer large data files.

   XML to Relational Schema Mapping. We have developed technology that allows us to store our XML-based documents, such as digital receipts, in our Receipt Vault, which has a database at its core. This technology can automatically parse an XML document and map the individual data fields on to a relational database schema for fast and efficient storage, manipulation and retrieval of large volumes of XML documents.

Network operations and trust infrastructure

   We have made significant investments in developing our network operations and infrastructure capabilities, including construction of a secure data center which is designed to exceed typical commercial security requirements. The key elements of our data center design include data redundancy, a highly scalable architecture, advanced control and audit capabilities, reliance on multiple Internet service providers and use of carrier-class equipment. In addition, our network operations procedures encompass state-of-the-art techniques for achieving high security, reliability, and scalability in a continuously online data center. Our Network Operations Center, or NOC, serves as the hub for our worldwide operations and service delivery, is the central point for data exchange with our Affiliate VA customers. A number of our customers also rely on the NOC infrastructure to provide a backup for their transaction data.

   Our transaction services architecture offers automatic failover, capacity monitoring, security auditing, and load balancing for critical services. To support this level of security, we have adopted a number of network security measures including periodic audits and reviews by third parties and incorporated a variety of provisions such as redundant power supplies. We have designed and constructed our secure NOC facility in order to mirror the best practices in commercial security establishments, including the following:

  . Physical construction techniques, such as eavesdrop-resistant enclosures, and constant security monitoring to create and deliver a robust level of protection to the site;

  . Use of sophisticated access control systems, including biometrics, audit-ready video recording, and motion and glass break detection systems;

  . Use of tamper-proof, multi-party access controlled cryptographic devices for secure data transmissions;

  . Use of employee background checks and separation of duties for our personnel; and

  .  Ongoing policy and practices control and review processes.

   As a result of our commitment to building a trust infrastructure, our data center and related operations now function as a secure, distributed 24 hours a day, seven days a week service. To protect from catastrophic failure situations, we are currently evaluating business resumption sites.

Research and Development

   We believe our future success will depend in large part on our ability to develop new products, core technologies and enhancements to existing product lines. In the past, we have developed our software products and services both independently and through efforts with leading independent software vendors and major customers.

   As of April 30, 2000, we had 58 employees dedicated to research and development. Research and development expenses were $708,000 in the period from our inception in February 1996 to December 31, 1997, $1.7 million in 1998, $5.6 million in 1999 and $1.9 million in the first three months of 2000. To date, all development costs have been expensed as incurred. Our research and development efforts are focused primarily on integrating our validation authority, secure data transfer and digital receipt products and services after the acquisition of Receipt.com, introducing our digital receipt solutions into our trusted third party operational framework, and expanding addressable markets by way of internationalization and addressing specific segments such as business-to-business exchanges.

   Our research and development personnel are active in standards-setting bodies and have contributed to a number of standards in the Internet and data security areas. We intend to continue recruiting and hiring experienced research and development personnel and to make other investments in research and development.

Sales and Marketing

   We sell our products and services in the United States primarily through our direct sales force that focuses on key customers in the industries we target. Our domestic offices currently include Akron, Arlington, Dallas, Mountain View and New York. We market our products and services internationally through our direct sales force and through resellers and system integrators and our service provider customers. We currently have international offices in Amsterdam, Hong Kong, London, Paris and Tokyo. As of April 30, 2000, we employed 45 people as part of our sales and marketing organizations. We generated 52.6% of our revenues from domestic customers in 1999 and 60.2% of our revenues from domestic customers for the quarter ended March 31, 2000. We generated 47.4% of our revenues from international customers in 1999 and 39.8% of our revenues from international customers for the quarter ended March 31, 2000.

   Our sales force includes field sales engineers and inside sales personnel who support the account executives. Field sales engineers assist our account executives with technical presentations, customer requirements analysis and initial solution designs. Our inside sales personnel assist the account executives in managing their customer relationships. Our domestic sales effort is also augmented by the sales forces through resellers and system integrators and our service provider customers.

   Our internal telemarketing operation is responsible for customer prospecting, lead generation and lead follow-up. This marketing activity qualifies leads for further follow-up by the direct sales force or inside sales team, or leads the prospect to our website so that the prospect can access information and enroll for our Internet-based products and services.

   We utilize a variety of marketing programs to generate leads and increase brand awareness. Our marketing strategy is organized around three primary areas: product marketing, product management and marketing communications. Product marketing identifies target markets and customer opportunities and then develops the positioning, programs and materials to reach customers and support sales activities. Product marketing is also responsible for branding, corporate identity and maintaining our corporate website.

   Product management translates customer and market requirements into product and service development plans and works with engineering to ensure completion. Product management also trains the sales force on product information and competition. Marketing communications drives overall market awareness of ValiCert and our products through public relations, industry analyst relationships, product reviews, trade shows and seminars, editorial promotion, industry events and executive speaking engagements.

Competition

   Our security infrastructure products and services address the new and rapidly evolving market for trusted and secure transactions over the Internet. The market for our products and services is intensely competitive and subject to rapid change.

   We compete with vendors offering a wide range of security products and services. With respect to our validation authority software products and services, we compete primarily with companies offering commercial certificate authority products and services such as CertCo, Digital Signature Trust, Entrust, VeriSign and Xcert. With respect to our secure data transfer software products and services, we compete with Internet EDI companies such as CommPress, Harbinger, Sterling Commerce, and with companies offering document delivery and storage products and services such as Critical Path, PostX and Tumbleweed Communications Corp. With respect to our digital receipt software products and services, we compete with transaction middleware companies, companies that offer timestamping services, online notarization or point of sale integrated solutions and payment companies. These competitors include @POS, FirstUse, JCP, Surety and VeriSign. In addition, many companies may choose to develop their own security products and services in-house.

   We believe that the principal competitive factors in our market are interoperability, completeness of solution, flexibility, neutrality, customer service and support, ease of use and speed of deployment.

   Although we believe that we compete favorably with our competitors based on these factors, we cannot assure you that we can maintain our competitive position against current and potential competitors. Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and therefore may be able to respond more quickly than we can to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers which could substantially reduce demand for our products and services. In addition, browser companies that embed our public root keys or otherwise feature us as a provider of digital certificate solutions in their web browsers or on their websites could also promote our competitors, charge us substantial fees for such promotions in the future, or terminate their relationship with us.

   New technologies and the expansion of existing technologies may increase the competitive pressures on us. We cannot assure you that competing technologies that others develop or the emergence of new industry standards will not adversely affect our competitive position or render our Internet-based security services or technologies noncompetitive or obsolete. In addition, our competitors in particular segments of the security marketplace may in the future broaden or enhance their products to provide a more comprehensive offering than ours. We may also compete in the future for sales of our software products and services against our OEM licensees, who resell our products and services under their own brand names. As a result of these factors, we may not be able to compete effectively with current or future competitors and competitive pressures that we face could materially harm our business.

Intellectual Property

   We rely upon a combination of intellectual property protection including patents, copyrights, trademarks, trade secrets and licensing methods to protect our proprietary technology and other proprietary rights. We also rely on outside licensors, including RSA Security, for patent and software license rights to encryption technology that is incorporated into and is necessary for the operation of our products and services. Our success will depend on our continued ability to have access to these or other technologies that are or may become important to the functionality of our products. Any inability to continue to procure or use this technology could significantly harm our operations.

   It is also our policy to require our employees and consultants to enter into confidentiality agreements, and to generally control access to and distribution of our documentation and other proprietary information. The agreements also provide that all inventions conceived by an employee shall be our property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, such piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. We can provide no assurance that our trade secrets or confidentiality agreements will provide meaningful protection of our proprietary information. Furthermore, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us or that our technology will not infringe upon the patent rights of others. In addition, legal protections of our rights may be ineffective in foreign countries where intellectual property is not afforded the same protection afforded in the United States. Our inability to protect our proprietary rights could harm our business.

   We currently own one issued patent and have filed seven United States and foreign applications and other foreign applications for patents covering our technology. We cannot assure you that our pending or future patent applications will issue or that any patents that issue will be enforceable or valid. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Our failure to protect our intellectual property in a meaningful manner could materially harm our operations. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and enforceability of the patents of others. Any litigation could result in substantial costs and diversion of management and technical resources, either of which could harm our business.

   Even if patents are issued, they may not adequately protect our technology from infringement or prevent others from claiming that our technology infringes their patents. Parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. However, we cannot assure you that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could hurt our business. In that regard, we are aware of one patent application which, if granted, could result in a claim of infringement against us. However, if this were to occur, we believe that we have access to alternative technologies which would enable us to deliver our products even in the event a claim of infringement were successfully brought against us.

Employees

   As of April 30, 2000, we had 136 employees, of which 58 were employed in research and development, 45 were employed in sales and marketing, 19 were employed in operations and customer support and 14 were employed in general and administration. None of our employees is subject to a collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good. Our ability to achieve our financial and operational objectives depends in large part upon our continued ability to attract, integrate, train, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of our senior management and key sales and technical personnel, none of whom is bound by an employment agreement. Competition for such qualified personnel in our industry is intense, particularly in the San Francisco Bay Area.

Properties

   Our principal executive and administrative offices are located at 339 N. Bernardo in Mountain View, California, where we lease approximately 48,000 square feet, which lease expires April 2007. We also sublease an additional facility in Mountain View, California, of approximately 25,000 square feet, which sublease expires February 2003. We believe that such existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms to meet any additional needs.

Legal Proceedings

   From time to time, we could become involved in litigation relating to claims arising out of our ordinary course of business. We are not presently involved in any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The names, ages and positions of our executive officers and directors as of April 30, 2000, are as follows:

   Name                        Age                    Position
   ----                        ---                    --------
Joseph (Yosi) Amram...........  43 President, Chief Executive Officer and
                                    Director
Srinivasan (Chini) Krishnan...  31 Chairman of the Board of Directors, Chief
                                    Technology Officer and Secretary
Timothy Conley................  51 Vice President, Finance, and Chief Financial
                                    Officer
Rajiv Dholakia................  37 Vice President, Product Development and
                                    Operations
Alexander Garcia-Tobar........  32 Vice President, International Operations
David Jevans..................  33 Vice President, Corporate Development
Sathvik Krishnamurthy.........  31 Vice President, Marketing and Business
                                    Development
Martin Yam....................  49 Vice President, Sales and Field Operations
Taher Elgamal (1).............  45 Director
John Johnston (2).............  48 Director
Scott J. Loftesness (2).......  53 Director
Magdalena Yesil (1)...........  42 Director

--------
(1)  Member of the audit committee.
(2)  Member of the compensation committee.

   Joseph (Yosi) Amram has served as our president and chief executive officer since August 1997. From January 1989 to August 1997, Mr. Amram founded and served as chairman and chief executive officer for Individual, Inc., a content aggregation provider of personalized information services. Prior to that, Mr. Amram was a venture capitalist at the Aegis Funds, and led the product marketing group at Rational Software, a provider of object oriented software. Mr. Amram has served three years in the Israeli Air Force where he attained the rank of Sergeant Major. Mr. Amram holds B.S. and M.S. degrees in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. with distinction from Harvard Business School.

   Srinivasan (Chini) Krishnan co-founded ValiCert in February 1996 and has served as our chairman of the board of directors and chief technology officer since our inception. From June 1994 to February 1996, Mr. Krishnan was at Enterprise Integration Technologies where he was instrumental in launching and managing Terisa Systems, a security toolkits company and CommerceNet, an industry consortium to develop business over the Internet. Mr. Krishnan has also served in various engineering positions at Cadence Design Systems between May 1991 and June 1994. Mr. Krishnan holds a B.S. degree in Computer Science from the Indian Institute of Technology and a M.S. degree in computer science from Duke University.

   Timothy Conley has served as our vice president, finance, and chief financial officer since January 2000. From September 1998 to January 2000, Mr. Conley was vice president of finance and chief financial officer of Longboard, Inc., a provider of telecommunications systems. From June 1997 to August 1998, Mr. Conley served as vice president of finance and chief financial officer of Logicvision, a provider of intellectual property for use in the design and testing of semiconductor devices. Previously, from November 1989 to May 1997,

Mr. Conley was vice president of finance and chief financial officer of Verilink Corporation, a manufacturer of network access equipment. Mr. Conley holds a B.S. degree in business administration from Wisconsin State University and is a certified public accountant.

   Rajiv Dholakia has served as our vice president, product development and operations since June 1998. From November 1996 to June 1998, Mr. Dholakia served as vice president of product development for TestDrive Software, an Internet software distribution company. From February 1996 to November 1996, Mr. Dholakia served as chief technical officer at VillageTree Software, a consulting firm for Internet start-up companies. From May 1993 to February 1996 Mr. Dholakia served as director of engineering for platform products at Taligent, Inc., a cross platform application frameworks company. Mr. Dholakia also held senior engineering and managerial positions at Sun Microsystems and Intellicorp from December 1986 to May 1993. Mr. Dholakia holds a B.E. degree in chemical engineering from M.S. University, Baroda, India and did graduate work in chemical engineering at the University of South Florida, Tampa.

   Alexander Garcia-Tobar has served as our vice president, international operations since June 1998. From January 1997 to June 1998, Mr. Garcia-Tobar served as international director for Forrester Research, Inc., an independent research firm. Before joining Forrester Research, Mr. Garcia-Tobar served as executive director and a member of the board of directors of NewsWatch Inc., a joint venture between Toshiba Corporation, Mitsui & Co. and Individual, Inc. from October 1995 to January 1997. From March 1994 to October 1995, Mr. Garcia-Tobar served as international director for Individual. Mr. Garcia-Tobar holds a B.A. degree in international economics from Yale University.

   David Jevans has served as our vice president, corporate development since January 2000. In April 1996, Mr. Jevans founded Receipt.com and served as its president and chief executive officer until December 1999 when we acquired Receipt.com. Before Receipt.com, Mr. Jevans was the vice president of networks at Catapult Entertainment, an Internet service company, from April 1994 to April 1996. From December 1989 to April 1994, Mr. Jevans was employed at Apple Computer where he served as an e-commerce technology advisor to the chief executive officer and executive management team, and a project leader in the operating systems group. Mr. Jevans holds an M.S. degree in computer science from the University of Calgary, Canada.

   Sathvik Krishnamurthy has served as our vice president, marketing and business development since May 1998. From November 1992 to April 1998, Mr. Krishnamurthy served in various capacities for Worldtalk Corporation, an e-mail security company that was recently acquired by Tumbleweed, including vice president of product planning and development and vice president and general manager of Deming Internet Security, a Worldtalk company. Before joining Worldtalk, Mr. Krishnamurthy held engineering positions at various data-communications companies including Retix, TITN and Touch Communications. Mr. Krishnamurthy holds a B.S. degree in computer science and engineering from the University of California, Los Angeles.

   Martin Yam has served as our vice president, sales and field operations since October 1998. From May 1997 to October 1998, Mr. Yam served as vice president of sales and services for Accrue Software, Inc., an Internet software company. From February 1996 to April 1997 and from May 1990 to October 1994, Mr. Yam was senior vice president of sales and marketing for ParcPlace, Inc., an object oriented development software company. Mr. Yam was vice president of sales for NeXT Software, Inc., an object oriented development software company, from November 1994 through February 1996. Mr. Yam holds a B.S. degree in business administration and an M.S. degree in technology and management from The American University.

   Taher Elgamal has served as one of our directors since October 1997. Mr. Elgamal has served as chief executive officer for Securify, an internet security company since June 1998. Mr. Elgamal served as chief scientist for Netscape Communications, an internet software company, from April 1995 to June 1998. Mr. Elgamal has M.S. degree and Ph.D. degree in electric engineering from Stanford University.

   John Johnston has served as one of our directors since May 1998. From August 1995 to present, Mr. Johnston has been a venture capitalist at the August Capital and from 1988 to August 1995 at Technology Venture. Mr. Johnston holds a B.A. degree in English from Princeton University and an M.B.A. degree from Harvard Business School.

   Scott J. Loftesness has served as one of our directors since March 1998. From August 1998 to July 1999, Mr. Loftesness was interim chief executive officer of Digicash Incorporated, an electronic payment company. From June 1994 to July 1998, Mr. Loftesness was group executive at First Data Corporation, an electronic payment processing company. Mr. Loftesness attended the University of California at Berkeley.

   Magdalena Yesil has served as one of our directors since October 1999. Ms. Yesil has been a venture capitalist at US Venture Partners since January 1998. From August 1996 to December 1997, Ms. Yesil founded MarketPay, a software company, and served as its president. From 1994 to August 1996, Ms. Yesil founded Cybercash, a secure electronic payment company, and served as vice president, marketing and technology. Ms. Yesil holds an M.S. degree in electrical engineering and a B.S. degree in industrial engineering from Stanford University.

Board of Directors

   Effective upon the closing of this offering, our certificate of incorporation and bylaws will provide for a board of directors that is divided into three classes:

  . Class I, whose term will expire at the annual meeting of stockholders expected to be held in June 2001;

  . Class II , whose term will expire at the annual meeting of stockholders expect to be held in June 2002; and

  . Class III, whose term will expire at the annual meeting of stockholders expected to be held in June 2003.

   As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their terms. Following the expiration of the initial term of any class of directors, that class will thereafter serve for a three-year term. Effective upon the closing of this offering, the following individuals will serve as our directors:

  .  Taher Elgamal and Magdalena Yesil will be our Class I directors;

  .  John Johnston and Scott Loftesness will be our Class II directors; and

  . Joseph (Yosi) Amram and Srinivasan (Chini) Krishnan will be our Class III directors.

   There are no family relationships among any of our directors, officers or key employees.

Board Committees

   Our board of directors has formed an audit committee and a compensation committee.

   Audit Committee. The audit committee reviews the results and scope of the annual audit and meets with our independent auditors to review our internal accounting policies and procedure.

   Compensation Committee. The compensation committee reviews and makes recommendations to our board of directors on our general and specific compensation policies and practices and administers our 1996 equity incentive plan, 1998 stock plan and 2000 employee stock purchase plan.

Director Compensation

   Directors currently do not receive any cash compensation from us for their services as members of the board of directs, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our stock plans.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Before the creation of our compensation committee, all compensation decisions were made by our full board of directors.

Employment, Termination of Employment and Change-in-Control Arrangements

   We routinely deliver written offer letters containing provisions on salary bonuses, benefits and stock option grants to prospective members of management and other employees. In addition, we have entered into agreements containing employment and change-in-control provisions as described below.

   Employment Agreement

   We entered into an employment agreement with Joseph (Yosi) Amram, our president and chief executive officer, on August 1997, as amended. Under this agreement, Mr. Amram was paid an annualized base salary of $150,000 and a bonus of up to $50,000 in 1998. After 1998, the amount of salary and bonus are determined by our compensation committee. Under his employment agreement, Mr. Amram was granted options to purchase 1,650,000 shares of series A junior preferred at a purchase price of $0.02 per share, which will vest over three years, with one-sixth vesting upon the completion of six months of service and the remainder vesting in equal monthly installments over the next 30 months of service. If Mr. Amram's employment is terminated by us other than for cause, or is constructively terminated, before all of his options vest, all of his option shares that remain unvested will vest if the per share value of our common stock equals or exceeds $6.00; or 50% of Mr. Amram's option shares that remain unvested will vest if the per share value of our common stock is less than $6.00. Upon a change-in-control, all of Mr. Amram's option shares that remain unvested will fully vest.

   Stock Option Agreements

   We entered into stock option agreements with Joseph (Yosi) Amram, our president, chief executive officer and a director, pursuant to which Mr. Amram was granted options to purchase an aggregate of 514,093 shares of common stock. Mr. Amram has exercised options to purchase 414,093 shares of common stock. The stock option agreements provide for immediate termination of our right to repurchase all unvested options upon a change-in-control event.

   We entered into stock option agreements with Srinivasan (Chini) Krishnan, our chairman of the board of directors, chief technology officer and secretary, pursuant to which Mr. Krishnan was granted options to purchase an aggregate of 1,400,000 shares of series A junior preferred and an aggregate of 308,095 shares of common stock. Mr. Krishnan has exercised options to purchase 1,658,095 shares of common stock. The stock option agreements provide for immediate termination of our right to repurchase all unvested options upon a change-in-control event.

   We entered into stock option agreements with Timothy Conley, our vice president, finance, and chief financial officer, pursuant to which Mr. Conley was granted options to purchase an aggregate of 300,000 shares of common stock. Mr. Conley has exercised options to purchase 50,000 shares of common stock. The stock option agreements provide for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   We entered into stock option agreements with Rajiv Dholakia, our vice president, product development and operation, pursuant to which Mr. Dholakia was granted options to purchase an aggregate of 500,000 shares of common stock. Mr. Dholakia has exercised all of these options. The stock option agreements provide for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   We entered into stock option agreements with Alexander Garcia-Tobar, our vice president, international operations, pursuant to which Mr. Garcia-Tobar was granted options to purchase an aggregate of 350,000 shares of common stock. Mr. Garcia-Tobar has exercised 300,000 of these options. The stock option agreements provide for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   We entered into a stock option agreement with David Jevans, our vice president, corporate development, pursuant to which Mr. Jevans was granted options to purchase 644,132 shares of common stock. Mr. Jevans has exercised options to purchase 250,000 shares of common stock. The stock option agreement provides for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   We entered into stock option agreements with Sathvik Krishnamurthy, our vice president, marketing and business development, pursuant to which Mr. Krishnamurthy was granted options to purchase an aggregate of 525,000 shares of common stock. Mr. Krishnamurthy has exercised all of these options. The stock option agreements provide for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   We entered into stock option agreements with Martin Yam, our vice president, sales and field operations, pursuant to which Mr. Yam was granted options to purchase an aggregate of 350,000 shares of common stock. Mr. Yam has exercised options to purchase 290,000 shares of common stock. The stock option agreements provide for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

Executive Compensation

   The following table sets forth in summary form information concerning the compensation paid or earned by our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000. The total amount of personal benefits paid to the named executive officers during fiscal year 1999 was less than the lesser of $50,000 or 10% of the executive officer's total reported salary and bonus. Our chief financial officer joined us in January 2000 and therefore is not included in the table below.

                           Summary Compensation Table

                                                         Annual Compensation
                                                      -------------------------

Name and Principal Position                           Year Salary ($) Bonus ($)
---------------------------                           ---- ---------- ---------

Joseph (Yosi) Amram.................................. 1999  150,000    61,750
 President, Chief Executive Officer and Director

Srinivasan (Chini) Krishnan.......................... 1999  133,000    28,050
 Chairman of the Board of Directors,
 Chief Technology Officer and Secretary

Rajiv Dholakia....................................... 1999  180,000    17,900
 Vice President, Development and Operations

Sathvik Krishnamurthy................................ 1999  145,000    28,050
 Vice President, Marketing and Business Development

Martin Yam........................................... 1999  135,000    49,932
 Vice President, Sales and Field Operations

Option Grants in Last Fiscal Year

   The following table presents information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1999. All of these options were granted under our 1998 stock plan. Generally, the options vest on a monthly basis for 48 months beginning on the first day of the grant.

   The following table is based on the grant of options to purchase a total of 1,655,860 shares of our common stock during fiscal year 1999. This number does not include options to purchase 1,618,535 shares of common stock issued under the Receipt.com stock plan which we assumed in connection with our acquisition of Receipt.com in December 1999. All options were granted at the fair market value of our common stock, as determined by the board of directors on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to executive officers. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. The assigned 5% and 10% rates of stock appreciation are based on an
assumed offering price of $    per share.

                      Options Granted in Last Fiscal Year

                                                                        Potential
                                                                      Realized Value
                                                                        at Assumed
                                                                       Annual Rates
                                                                      of Stock Price
                         Number of   % of Total                        Appreciation
                         Securities   Options                           for Option
                         Underlying  Granted to  Exercise                  Term
                          Options   Employees in   Price   Expiration --------------
    Name                 Granted(1) Fiscal Year  ($/Share)    Date    5% ($) 10% ($)
    ----                 ---------- ------------ --------- ---------- ------ -------

Joseph (Yosi) Amram.....  200,000       12.1%      $0.60     8/9/09
Srinivasan (Chini)
 Krishnan...............  100,000        6.0%      $0.60     8/9/09
Rajiv Dholakia..........      --         --          --         --
Sathvik Krishnamurthy...      --         --          --         --
Martin Yam..............   75,000        4.5%      $0.60     8/9/09

--------
(1) These options vest ratably on a monthly basis for 48 months beginning the first day of the date of grant.

Option Exercises and Fiscal Year-End Holdings

   The following table presents the number of shares of our common stock acquired and the value realized upon exercise of stock options during the fiscal year ended December 31, 1999 by each of the executive officers named in the Summary Compensation Table above. All options granted under our 1998 stock plan are immediately exercisable for executive officers, but any shares under those options may be repurchased by us, at the original exercise price paid per share, if the optionee ceases to remain with us prior to the vesting of their shares. The executive officers named in the table above had exercised all of their options as of December 31, 1999.

 Aggregate Option Exercises in Fiscal Year 1999 and Values at December 31, 1999

                                                        Number of
                                                          Shares
                                                       Acquired on     Value
       Name                                            Exercise (#) Realized ($)
       ----                                            ------------ ------------
     Joseph (Yosi) Amram..............................   414,093      549,703
     Srinivasan (Chini) Krishnan......................   258,095      353,466
     Rajiv Dholakia...................................   450,000      693,000
     Sathvik Krishnamurthy............................   450,000      693,000
     Martin Yam.......................................   250,000      352,000

Stock Option Plans

   1998 Stock Plan

   A total of 5,345,000 shares of common stock have been reserved for issuance under the 1998 stock plan. In May 2000, our board of directors reserved, subject to stockholder approval, an additional 2,000,000 shares for issuance under this plan. In addition, the number of shares reserved under the 1998 stock plan will automatically increase on the first day of each fiscal year beginning on January 1, 2001 by the lesser of:

  .  3,672,500 shares;

  . 5% of the number of shares of our common stock that was issued and outstanding on the last day of the immediately preceding fiscal year; or

  .  a lesser number of shares as determined by our board of directors.

   Under the 1998 stock plan, all of our employees or employees of a subsidiary, all nonemployee directors and any consultant who performs services for us are eligible to receive nonstatutory stock options and restricted stock purchase rights. Employees are also eligible to receive incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. The 1998 stock plan is administered by our board of directors, which selects the persons who will receive options and restricted stock purchase rights, determines the number of shares subject to each option and prescribes other terms and conditions, including the type of consideration to be paid to us upon exercise and vesting schedules, in connection with each option and restricted stock purchase right. However, this responsibility may be delegated to a committee of our board of directors.

   The exercise price of nonstatutory stock options granted under the 1998 stock plan must be at least 85% of the fair market value of our common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to 10% stockholders, not less than 110% of the fair market value. The term of an option cannot exceed 10 years, or five years for an incentive stock option granted to a 10% stockholder. An individual's options generally expire 30 days following his termination of service or six or 12 months following the individual's termination date if the termination was due to his death or disability, respectively.

   Options granted under our 1998 stock plan are generally immediately exercisable, subject to our right to repurchase any unvested shares at the optionee's original cost upon the optionee's termination of service. Shares subject to options granted under the 1998 stock plan generally vest over four years, although the board or committee may specify a different vesting schedule for a particular grant. Options granted under the 1998 stock plan are generally nontransferable other than by will or the laws of descent and distribution, although the board or committee may grant nonstatutory stock options which allows for limited transferability.

   In the event of a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the 1998 stock plan. In addition, certain options granted under the 1998 stock plan provide for acceleration of vesting of 50% or 100% of the unvested shares subject to the option upon the change in control. The outstanding options will terminate to the extent that the options are not exercised or assumed or substituted for by the acquiring or successor corporation.

   As of April 30, 2000, 3,022,839 shares of common stock had been issued upon exercise of options outstanding and options to purchase 2,238,339 shares of common stock with a weighted average exercise price of $3.22 were outstanding under the plan.

   1996 Equity Incentive Plan

   The plan allows for grants of incentive stock options and restricted stock purchase rights, within the meaning of Section 422 of the Internal Revenue Code, to employees, including officers and employee directors. In addition, it allows grants of nonstatutory options and restricted stock purchase rights to employees, non-employee directors and consultants. As of April 30, 2000, 2,606,165 shares of series A junior preferred stock had been issued upon exercise of options outstanding and options to purchase 222,923 shares of series A junior preferred stock with a weighted average exercise price of $0.07 were outstanding under the plan. Options for series A junior preferred stock issued under this plan will automatically convert into options for common stock upon the closing of this offering. No additional options will be granted under this plan although options granted under this plan will remain outstanding in accordance with their terms.

   In the event of a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the 1996 equity incentive plan. In addition, certain options granted under the 1996 equity incentive plan provide for acceleration of vesting of 50% or 100% of the unvested shares subject to the option upon the change in control. The outstanding options will terminate to the extent that the options are not exercised or assumed or substituted for by the acquiring or successor corporation.

   In 1996, we granted options to employees and consultants primarily prior to the adoption of our 1996 equity incentive plan. Options to purchase 222,923 shares of our series A junior preferred stock were outstanding as of April 30, 2000. Options for series A junior preferred stock will automatically convert into options for common stock upon the closing of this offering. These options are generally exercisable over a period not to exceed ten years from the date of grant and are generally exercisable when they vest.

   Receipt.com Stock Plan

   In connection with the acquisition of Receipt.com, we assumed the options outstanding under the Receipt.com stock plan and the options were converted into options to purchase our common stock. The plan allowed for grants of incentive stock options and restricted stock purchase rights, within the meaning of Section 422 of the Internal Revenue Code, to employees, including officers and employee directors. In addition, it allowed grants of nonstatutory options and restricted stock purchase rights to employees, non-employee directors and consultants. As of April 30, 2000, 428,201 shares of common stock had been issued upon exercise of options outstanding and options to purchase 1,190,334 shares of common stock with a weighted average exercise price of $1.28 were outstanding under the plan. No additional options will be granted under this plan although options granted under this plan will remain outstanding in accordance with their terms.

   In the event of a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the Receipt.com stock plan. In addition, certain options granted under the Receipt.com stock plan provide for acceleration of vesting of 50% or 100% of the unvested shares subject to the option upon the change in control. The outstanding options will terminate to the extent that the options are not exercised or assumed or substituted by the acquiring or successor corporation.

2000 Employee Stock Purchase Plan

   A total of 500,000 shares of common stock have been reserved for issuance under our 2000 employee stock purchase plan, none of which has been issued. This number of shares will be increased by 2% of the common shares outstanding on January 1, 2002 and each January 1 thereafter through January 1, 2010. This plan is intended to qualify under Section 423 of the Internal Revenue Code and our compensation committee will administer the plan. Employees, including officers and employee directors, are eligible to participate in the plan if they are employed by us for more than 20 hours per week and more than five months per calendar year. The plan will be implemented during sequential six-month offering periods, the first of which will commence on the effective date of this offering and will terminate on January 31, 2001. After the effective date of this offering, offering periods under the plan will generally begin on February and August of each year.

   The 2000 employee stock purchase plan permits eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of the employee's compensation. Stock will be purchased under the plan at a price equal to 85% of the fair market value of our common stock on either the first or the last day of the offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of a participant's employment with us. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than 2,500 shares.

401(k) Plan

   On September 1, 1997, we adopted an employee savings and retirement plan intended to be tax-qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Employees who are at least 21 years old are generally eligible to participate and may enter the plan as of the first day of hire or the first day of any month after their date of hire. Participants may make pre-tax contributions to the plan of up to 20% of their eligible compensation, subject to a statutorily prescribed annual limit, which is $10,500 in calendar year 2000. Each participant's contributions and investment earnings on these contributions are fully vested at all times. The 401(k) plan permits, but does not require, matching contributions by us on behalf of participants. To date, we have not made such contributions. Contributions to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions are generally deductible by us when made. The 401(k) plan assets are held in trust. The trustee of the 401(k) plan invests the assets of the plan in various investment options as directed by the participants.

Limitations of Liability and Indemnification Matters

   We have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors, to the fullest extent permitted by the Delaware General Corporation Law. Under that law, our directors remain liable for:

  .  breaches of their duty of loyalty to us and our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to improper dividends or distributions; or

  . for any transaction from which the director obtained an improper personal benefit.

   Our bylaws authorize us to indemnify our officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

   Before the completion of this offering, we intend to enter into separate indemnification agreements with each of our current directors and executive officers which may, in some cases, be broader than the specific indemnification provisions allowed by the Delaware General Corporation Law. The indemnification agreements will require us to indemnify the executive officers and directors against liabilities that may arise by reason of their status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them for which they could be indemnified to the fullest extent permitted by the Delaware General Corporation Law.

   We intend to obtain liability insurance for our directors and officers and intend to obtain a rider to extend that coverage for public securities matters.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of ValiCert where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

   Since January 1, 1997, there has not been, nor is there currently planned, any transaction or series of similar transactions to which ValiCert was or is a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of ValiCert's capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than transactions which are described under the caption "Management" and the transactions described below.

Loans to Officers

   The following officers have executed promissory notes and pledge agreements in order to finance the exercise of their stock options. Each note bears interest at 6.0% per year and has a term of five years from the date of issuance. As collateral, the holder of the shares of stock purchased with each note pledges the stock to us. Each note represents a debt to us that the holder must repay, with interest, by the earliest of:

  .  The maturity date of the note;

  .  The termination of the holder's employment with us;

  .  A default in the payment of any installment of principal when due;

  .  A sale of the stock pledge as collateral; or

  . Any other such acceleration reasonably necessary for us to comply with any regulations promulgated by the board of governors of the federal reserve system affecting the extension of credit in connection with our securities.

   The following table summarizes the dates on which these notes were issued and, as of April 30, 2000, the oustanding principal amount of these notes and the aggregate number of shares pledged as collateral.

                                                                           Aggregate number
                                                                              of shares
                                                                 Aggregate     pledged
     Note holder                 Dates of issuance of notes       amount    as collateral
     -----------             ----------------------------------- --------- ----------------
   Joseph (Yosi) Amram.....  December 31, 1997 - August 30, 1999 $187,250     2,064,093
   Srinivasan (Chini)
    Krishnan...............  December 31, 1997 - August 30, 1999  107,170     1,658,095
   Timothy Conley..........                        March 6, 2000  165,000        50,000
   Rajiv Dholakia..........     June 18, 1999 - January 18, 2000  197,000       500,000
   Alexander Garcia-Tobar..     June 18, 1999 - January 19, 2000  209,000       300,000
   David Jevans............                        March 6, 2000  388,598       250,000
   Sathvik Krishnamurthy...      May 25, 1999 - January 20, 2000  259,500       525,000
   Martin Yam..............     June 18, 1999 - February 1, 2000  173,000       290,000

Consulting and License Revenues

   An affiliate of one of the holders of more than 5% of our capital stock provides software development and consulting services to us. We paid $147,000 in 1998 and $682,000 in 1999 for these services.

Preferred and Common Stock Sales

   The following directors, executive officers, holders of more than 5% of a class of voting securities and members of these persons' immediate families purchased from us shares of our series B preferred stock and series C preferred stock and common stock. Immediately before the closing of this offering, each outstanding share of series B preferred stock and series C preferred stock will automatically convert into one share of common stock.

                                                 Series B  Series C   Common
        Purchaser                                Preferred Preferred   Stock
        ---------                                --------- --------- ---------
     Joseph (Yosi) Amram........................       --       --     300,000
      Aurelle Amram Trust.......................       --       --     107,046
      Oz Amram Trust............................       --       --     107,046
      Nancy Schary Trust........................    16,423      --         --
     Srinivasan (Chini) Krishnan................       --       --     258,095
     Timothy Conley.............................       --       --      50,000
     Rajiv Dholakia.............................       --       --     500,000
     Alexander Garcia-Tobar.....................       --       --     300,000
     David Jevans...............................       --       --     455,890
     Sathvik Krishnamurthy......................       --       --         --
      Krishnamurthy Trust.......................       --       --     519,750
      L. Malathy Villar (1).....................       --       --       3,750
      L. Malathy Villar, custodian for Arya
       Bruno (1)................................       --       --         750
      L. Malathy Villar, custodian for Harmon
       Bruno (1)................................       --       --         750
     Martin Yam.................................       --       --     290,000
     Scott J. Loftesness........................    41,045      --       2,363
     August Capital, L.P........................ 2,261,905  559,701        --
     US Venture Partners V, L.P.................   396,825  995,108  1,977,157

--------
(1) Ms. Villar is the sister of Mr. Krishnamurthy. Mr. Krishnamurthy disclaims beneficial ownership of these securities.

   The following is a summary of sales of our preferred and common stock that are presented in the table above.

   Series B financing. On May 6, 1998, we sold a total of 4,923,811 shares of our series B preferred stock at a price of $1.26 per share convertible into an aggregate of 4,923,811 shares of common stock.

   Series C financing. On July 21, 1999 and August 6, 1999, we sold a total of 4,871,892 and 840,958 shares, respectively, of series C preferred stock at a price of $4.02 per share convertible into an aggregate of 5,712,851 shares of common stock.

   Receipt.com merger. On December 30, 1999, US Venture Partners V, L.P. received 807,730 shares of our series C preferred stock and 795,408 shares of our common stock in exchange for 3,365,385 shares of Receipt.com series B preferred stock.

   In connection with our sale of preferred stock, we entered into agreements with the investors providing for registration rights with respect to these shares. The most recent such agreement is an amended and restated investor rights agreement dated July 21, 1999, which restates and incorporates the registration rights of all investors.

 Common stock financing.

   On June 18, 1999, Mr. Joseph (Yosi) Amram exercised an option to acquire 214,093 shares of common stock at an exercise price of $0.16 per share.

   On August 30, 1999, Mr. Joseph (Yosi) Amram exercised an option to acquire 200,000 shares of common stock at an exercise price of $0.60 per share.

   On February 3, 2000, Mr. Joseph (Yosi) Amram purchased 100,000 shares of common stock from Mr. David Jevans at a price of $3.18 per share.

   On June 24, 1999, Mr. Srinivasan (Chini) Krishnan exercised an option to acquire 158,095 shares of common stock at an exercise price of $0.16 per share.

   On August 30, 1999, Mr. Srinivasan (Chini) Krishnan exercised an option to acquire 100,000 shares of common stock at an exercise price of $0.60 per share.

   On March 6, 2000, Mr. Timothy Conley exercised an option to acquire 50,000 shares of common stock at an exercise price of $3.30 per share.

   On June 14, 1999, Mr. Rajiv Dholakia exercised an option to acquire 450,000 shares of common stock at an exercise price of $0.16 per share.

   On January 18, 2000, Mr. Rajiv Dholakia exercised an option to acquire 50,000 shares of common stock at an exercise price of $2.50 per share.

   On June 18, 1999, Mr. Alexander Garcia-Tobar exercised an option to acquire 150,000 shares of common stock at an exercise price of $0.16 per share.

   On September 9, 1999, Mr. Alexander Garcia-Tobar exercised an option to acquire 100,000 shares of common stock at an exercise price of $0.60 per share.

   On January 19, 2000, Mr. Alexander Garcia-Tobar exercised an option to acquire 50,000 shares of common stock at an exercise price of $2.50 per share.

   On December 30, 1999, Mr. David Jevans received 330,890 shares of common stock in exchange for 1,400,000 shares of Receipt.com, Inc. common stock.

   On March 6, 2000, Mr. David Jevans exercised an option to acquire 250,000 shares of common stock at an exercise price of $1.44 per share.

   On May 25, 1999, Mr. Sathvik Krishnamurthy exercised an option to acquire 450,000 shares of common stock at an exercise price of $0.16 per share.

   On January 20, 2000, Mr. Sathvik Krishnamurthy exercised an option to acquire 75,000 shares of common stock at an exercise price of $2.50 per share.

   On June 6, 1999, Mr. Martin Yam exercised an option to acquire 175,000 shares of common stock at an exercise price of $0.16 per share.

   On August 30, 1999, Mr. Martin Yam exercised an option to acquire 75,000 shares of common stock at an exercise price of $0.60 per share.

   On February 1, 2000, Mr. Martin Yam exercised an option to acquire 40,000 shares of common stock at an exercise price of $2.50 per share.

   On March 7, 2000, Mr. Scott Loftesness exercised an option to acquire 2,363 shares of common stock at an exercise price of $0.44 per share.

   On December 30, 1999, US Venture Partners V, L.P. received 1,977,157 shares of common stock in exchange for 8,365,378 shares of Receipt.com common stock.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 30, 2000, and pro forma as adjusted to reflect the sale of shares of common stock in this offering assuming (a) 26,674,068 shares of common stock outstanding as of April 30, 2000
and     shares outstanding immediately following the completion of this offering, (b) conversion of all outstanding shares of convertible preferred stock into common stock, and (c) no exercise of the underwriters' over-allotment option, by

    . each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

    . each of our executive officers listed on the Summary Compensation Table above under "Management";

    .  each of our directors; and

    .  all of our executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2000 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   Generally, shares of common stock subject to options granted by us and shares of common stock which were purchased by exercising options granted by us are subject to a right of repurchase in favor of ValiCert which lapses as to one eighth of the shares after six months of vesting and thereafter ratably on a monthly basis for 48 months. Unless indicated below, the address of each individual listed below is 339 North Bernardo Ave., Mountain View, CA 94043.

                                                              Percentage of
                                               Number of    Shares Outstanding
                                                 Shares    --------------------
                                              Beneficially Before the After the
Name and Address                                 Owned      Offering  Offering
----------------                              ------------ ---------- ---------
August Capital...............................  2,821,606      10.6%
 2480 Sand Hill Road, Suite 101
 Menlo Park, CA 94025
Gaitonde Living Trust........................  2,447,366       9.2%
 c/o Girish Gaitonde
 Tekedge Corporation
 5400 Betsy Ross Drive
 Santa Clara, CA 95054
Srinivasan (Chini) Krishnan(1)...............  2,141,323       8.0%
US Venture Partners V, L.P. and affiliated
 entities(2).................................  3,369,090      12.6%
 2180 Sand Hill Road, Suite 300
 Menlo Park, CA 94025

                                                          Percentage of Shares
                                              Number of    Beneficially Owned
                                                Shares    --------------------
                                             Beneficially Before the After the
Name and Address                                Owned      Offering  Offering
----------------                             ------------ ---------- ---------
Joseph (Yosi) Amram(3)......................   2,399,083      8.9%
Rajiv Dholakia(4)...........................     542,857      2.0%
Sathvik Krishnamurthy(5)....................     584,750      2.2%
Martin Yam(6)...............................     369,047      1.4%
Taher Elgamal(7)............................      90,000        *
John Johnston(8)............................   2,821,606     10.6%
Scott J. Loftesness(9)......................     123,329        *
Magdalena Yesil(10).........................   3,369,090     12.6%
All executive officers and directors of
 ValiCert as a group (12 persons)...........  13,952,565     50.1%

--------
  *   Less than 1% of the outstanding shares of common stock

 (1)  Includes:
   (a) immediately exercisable options to purchase 50,000 shares of common stock at an exercise price of $6.00 per share that are subject to a right of repurchase which lapses over time; and
   (b) warrants to purchase 28,645 shares of common stock at an exercise price of $12.60 per share.

 (2)  Includes:
   (a)  3,032,183 shares held by US Venture Partners V, L.P.; and
   (b) 336,907 shares held by parties affiliated with US Venture Partners V, L.P. US Venture Partners V, L.P. disclaims voting power and beneficial ownership of the shares held by its affiliated parties.

 (3)  Includes:
   (a) immediately exercisable options to purchase 100,000 shares of common stock at an exercise price of $6.00 per share that are subject to a right of repurchase which lapses over time;
   (b) warrants to purchase 57,291 shares of common stock at an exercise price of $12.60 per share; and
   (c) warrants to purchase 39,682 shares of series B preferred stock at an exercise price of $1.26 per share.

 (4) Includes warrants to purchase 42,857 shares of common stock at an exercise price of $12.60 per share.

 (5)  Includes:
   (a)  519,750 shares held by the Krishnamurthy Trust; and
   (b) warrants to purchase 65,000 shares of common stock at an exercise price of $12.00 per share.

 (6)  Includes:
   (a) immediately exercisable options to purchase 10,000 shares of common stock at an exercise price of $2.50 per share that are subject to a right of repurchase which lapses over time;
   (b) immediately exercisable options to purchase 50,000 shares of common stock at an exercise price of $6.00 per share subject to a right of repurchase which lapses over time; and
   (c) warrants to purchase 19,047 shares of common stock at an exercise price of $12.60 per share.

 (7) Includes immediately exercisable options to purchase 20,000 shares of common stock at an exercise price of $0.15 per share.

 (8) Consists of shares held by August Capital, L.P. Mr. Johnston disclaims voting power and beneficial ownership of the shares held by August Capital, L.P.

 (9) Includes warrants to purchase 9,920 shares of series A junior preferred stock at an exercise price of $1.26 per share.

(10) Consists of shares held by US Venture Partners V, L.P. and affiliated entities. Ms. Yesil disclaims voting power and beneficial ownership of the shares held by entities affiliated with US Venture Partners V, L.P.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share. As of April 30, 2000, there were outstanding 6,736,747 shares of common stock and 19,937,321 shares of preferred stock. Such shares were held of record by a total of 205 stockholders.

   The following is a summary of some of the terms of our common stock, preferred stock and outstanding warrants to purchase common stock, as well as some of the terms of our charter, bylaws and Amended and Restated Investor Rights Agreement. This summary does not describe all of the terms and provisions of our common and preferred stock or warrants and those other instruments and agreements. This summary is qualified by the actual terms of our certificate of incorporation and bylaws and Amended and Restated Investor Rights Agreements, copies of which are available as described under "Where You Can Find More Information."

Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

   Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of common stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

   Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of or provision for claims of creditors.

   Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of preferred stock then outstanding will be converted into one share of common stock. See note 9 to our consolidated financial statements for a description of the preferred stock.

   Following this offering, our board of directors will be authorized, without any vote or action by our stockholders, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to designate the rights, preferences and privileges of the shares of each series and any of their qualifications, limitations or restrictions.

   Our board of directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of ValiCert and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

   As of April 30, 2000, we had issued:

  . warrants to purchase 707,500 shares of common stock with an exercise price of $12.60 per share, which expire in 2010;

  . warrants to purchase 130,000 shares of common stock with an exercise price of $12.00 per share, which expire in 2008;

  . warrants to purchase 84,641 shares of series A junior preferred stock with a weighted average exercise price of $1.37 per share, which expire in 2008;

  . warrants to purchase 39,682 shares of series B preferred stock with an exercise price of $1.26 per share, which expire in 2008;

  . warrants to purchase 53,748 shares of series C preferred stock with a weighted average exercise price of $4.25 per share, which expire in 2010.

   Following the closing of this offering the warrants to purchase series A junior preferred stock, series B preferred stock and series C preferred stock will entitle the holders to purchase the same number of shares of our common stock.

Registration Rights

   The holders of 13,708,687 shares of our series A senior, series B and series C preferred stock have the right to require us to register the shares of common stock issuable on conversion of that preferred stock with the Securities and Exchange Commission so that the common stock may be resold. In addition, the holders of 19,937,321 shares of our series A senior, series A junior, series B and series C preferred stock have the right to require that we include the shares of common stock issuable on conversion of that preferred stock in any registration statement we file with the SEC. Following this offering, these registration rights will continue to be applicable to the shares of common stock issued on conversion of our preferred stock. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement.

   Demand registration rights

   The holders of 50% of the aggregate number of shares of our common stock issued or issuable on conversion of our series A senior, series B and series C preferred stock have the right to demand that we register their shares under the Securities Act of 1933 subject to limitations. We are not required to effect more than two registrations pursuant to the demand registration right.

   If we are eligible to file a registration statement on Form S-3, any holder of our series A senior, series B and series C preferred stock has the right to demand that we file a registration statement on Form S-3 covering the shares of common stock issuable on conversion of that preferred stock, as long as the amount of securities to be sold under the registration statement exceeds $1,000,000. We are not required to effect more than two registrations pursuant to this demand registration right within any twelve-month period.

   Piggyback registration rights

   If we register securities for public sale, the holders of all series of our preferred stock will be entitled to include the common stock issuable on conversion of those shares in the registration statement.

   Expenses of registration

   We will pay all registration expenses, excluding underwriting discounts and commissions but including the reasonable fees of a single counsel acting on behalf of all selling holders not to exceed $30,000, of all demand and piggyback registrations, except that holders requesting a registration on Form S-3 as described above will be required to pay all registration expenses.

   Expiration of registration rights

   All registration rights will expire seven years after this offering is completed.

Delaware Anti-Takeover Law and Charter Provisions

   The provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, together with its affiliates and associates, owns or, within three years prior to the time of determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. However, this prohibition does not apply if:

  . the transaction is approved by the board of directors before the time the interested stockholder attained that status;

  . upon the closing of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

   Certificate of Incorporation and Bylaws

   Provisions of our certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of ValiCert. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of ValiCert. Upon the closing of this offering, our certificate of incorporation will provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the directors, because the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws will also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. We intend to enter into separate indemnification agreements, prior to the closing of this offering, with our directors and executive officers, which may be more broad than the specific indemnification provisions contained in the Delaware General Corporation Law. These provisions and agreements may have the effect of preventing changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is            . The
address of our transfer agent and registrar is            , and its telephone
number at this location is       .

Listing

   We have applied to list our common stock on the Nasdaq National Market under the symbol VLCT.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon exercise outstanding options and warrants, in the public markets after this offering, or the perception that these sales may occur, could adversely affect market prices prevailing from time to time and our ability to raise equity capital in the future. Furthermore, the holders of substantially all shares of our common stock outstanding prior to this offering will be restricted from reselling those shares for 180 days after the date of this prospectus as a result of the lock-up agreements described below. Future sales of substantial amounts of our common stock in the public market after the lock-up restrictions lapse, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock.

   Upon completion of this offering, we will have outstanding     shares of
common stock, based on common stock outstanding as of April 30, 2000 and assuming no exercise of the underwriters' over-allotment option, no exercise of outstanding options and warrants and no issuance of additional shares. Of these
shares, the     shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all shares of our stock outstanding prior to this offering are subject to 180-day lock-up agreements, and may not be sold in the public market prior to the expiration of the lock-up agreement except as described below. The shares of our common stock outstanding prior to this offering will be eligible for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144, as follows.

Days after Date of this  Shares Eligible
Prospectus                  for Sale                       Comment
-----------------------  ---------------                   -------
90 days.................                 All holders of securities are bound by
                                         lock-up agreements with the underwriters or
                                         us.

180 days................                 A substantial number of these shares will
                                         be subject to volume limitations and
                                         restrictions under Rule 144 because they
                                         will have been held for over one year but
                                         less than two years or they are held by
                                         some of our officers and directors.

Various dates                            These shares will be subject to volume
 thereafter.............                 limitations and restrictions of Rule 144 at
                                         the expiration of a one year holding
                                         period, which will occur on      .

Lock-Up Agreements

   We and our directors and officers, substantially all of the holders of the shares of our common stock and preferred stock outstanding prior to this offering, and substantially all holders of options and warrants to purchase our capital stock outstanding prior to this offering have agreed not to sell any of our common stock without the prior written consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated until 180 days after the date of this prospectus, except that we may, without such consent, issue shares upon the exercise of outstanding stock options and warrants and grant options and sell shares pursuant to our 1998 Stock Plan and 2000 Employee Stock Purchase Plan. Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may release any shares subject to these restrictions in whole or in part at any time without prior public notice.

Stock Options

   We intend to file one or more registration statements on Form S-8 under the
Securities Act to register approximately     shares of common stock issued
under our stock option and equity incentive plans. These registration statements are expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Shares registered under these registration statements will be available for sale in the open market, unless the shares are subject to vesting restrictions with ValiCert or the lock-up restrictions above.

Rule 144

   In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned those shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, or
     approximately     of the shares outstanding immediately after this
     offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not and has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire.

Rule 701

   Any employee, officer of director of, or consultant to, us who purchased his shares under a written compensatory plan or contract may be entitled to sell his shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

Registration Rights

   Upon completion of this offering, the holders of 13,708,686 shares of common stock, or their transferees, may demand that we register their shares under the Securities Act and holders of 19,937,321 shares of common stock, or their transferees, may elect to include their shares in any other registration statement we may file under the Securities Act, subject to exceptions. See "Description of Capital Stock--Registration Rights." If these shares are registered, they will be freely tradable without restriction under the Securities Act.

                                  UNDERWRITING

General

   Subject to the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners, and Donaldson, Lufkin & Jenrette Securities Corporation and Wit SoundView Corporation, have severally agreed to purchase from us the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Deutsche Bank Securities Inc.......................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Wit SoundView Corporation..........................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of the shares are purchased.

   We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price specified on the cover page of this prospectus and to selected dealers at a price that represents a concession not in excess
of $    per share from the initial public offering price. The underwriters may allow other dealers, and those dealers may re-allow, a concession not in excess
of $    per share. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to     additional shares
of common stock at the initial public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of the option shares that the number of shares of common stock to be purchased by it in the above table bears the total number of shares of common stock indicated in a table. We will be obligated, pursuant to the option, to sell those additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same
terms as those on which the     shares are being offered.

   The underwriting discounts and commissions per share are equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per
share of common stock. The underwriting discounts and commissions are   % of
the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                            Total Discounts and Commissions
                        Discounts and -------------------------------------------
                         Commissions   Without Exercise of  With Full Exercise of
                          Per Share   Over-Allotment Option Over-Allotment Option
                        ------------- --------------------- ---------------------
Discounts and
 commissions paid by
 us....................     $                 $                     $

   In addition, we estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be approximately $   .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

   Each of our officers and directors, substantially all of our stockholders and substantially all of the holders of options and warrants to purchase our stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may issue shares upon the exercise of outstanding stock options and warrants and grant options and sell shares pursuant to our 1998 Stock Plan and 2000 Employee Stock Purchase Plan without that consent.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives on behalf of the underwriters may also reclaim selling concessions allowed to an underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial
public offering price, up to     shares for sale to our vendors, employees,
family members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

   A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Other than the prospectus in electronic format, the information on any website maintained by Wit Capital or any dealer is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter and should not be relied upon by investors.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  .  prevailing market conditions;

  .  our results of operations in recent periods;

  .  the present stage of our development;

  . the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to us; and

  .  estimates of our business potential.

   The estimated initial public offering price set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters.

                                    EXPERTS

   The ValiCert, Inc. consolidated financial statements as of and for the year ended December 31, 1999 and the Receipt.com, Inc. financial statements for the year ended December 31, 1998 and the period from January 1, 1999 to December 30, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in the reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

   The financial statements of Valicert, Inc., as of December 31, 1998 and for each of the two years then ended, included in this prospectus and registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional information about us and our capital stock. The rules and regulations of the SEC allow us to omit various information included in the registration statement from this document.

   In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934 and, as a result, will file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the following public reference rooms of the SEC:

  450 Fifth Street, N.W.    7 World Trade Center    500 West Madison Street
  Room 1024                 Suite 1300              Suite 1400
  Washington, DC 20549      New York, NY 10048      Chicago, IL 60661-2511

   You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-(800) SEC-0330.

   The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like ValiCert, who file electronically with the SEC. The address of that website is http://www.sec.gov.

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                 VALICERT, INC.

                   Index to Consolidated Financial Statements

                                                                          Page
                                                                         ------
ValiCert, Inc.:
  Independent Auditors' Report--Deloitte & Touche LLP...................    F-2
  Report of Independent Accountants--PricewaterhouseCoopers LLP.........    F-3
  Consolidated Balance Sheets as of December 31, 1998 and 1999 and March
   31, 2000 (Unaudited).................................................    F-4
  Consolidated Statements of Operations for the Years Ended December 31,
   1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999
   (Unaudited) and 2000 (Unaudited).....................................    F-5
  Consolidated Statements of Stockholders' Deficiency and Comprehensive
   Loss for the Years Ended December 31, 1997, 1998 and 1999 and the
   Three-Month Period Ended March 31, 2000 (Unaudited)..................    F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999
   (Unaudited) and 2000 (Unaudited).....................................    F-7
  Notes to Consolidated Financial Statements............................ F-8-26
Receipt.com, Inc.:
  Independent Auditors' Report..........................................   F-27
  Statements of Operations and Comprehensive Loss for the Year Ended
   December 31, 1998 and from January 1, 1999 to December 30, 1999......   F-28
  Statements of Cash Flows for the Year Ended December 31, 1998 and from
   January 1, 1999 to December 30, 1999.................................   F-29
  Notes to Financial Statements for the Year Ended December 31, 1998 and
   from January 1, 1999 to December 30, 1999............................   F-30
Pro Forma Condensed Combining Financial Information (Unaudited):
  Pro Forma Condensed Combining Financial Statement (Unaudited).........   F-35
  Pro Forma Condensed Combining Statements of Operations (Unaudited)....   F-36
  Notes to Pro Forma Condensed Combining Financial Statement
   (Unaudited)..........................................................   F-37

                          INDEPENDENT AUDITORS' REPORT

"To the Board of Directors and Stockholders of ValiCert, Inc.:

   We have audited the accompanying consolidated balance sheet of ValiCert, Inc. ("Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficiency and comprehensive loss, and cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ValiCert, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

San Jose, California
April 14, 2000
(May 5, 2000 as to Note 15)"

   The accompanying consolidated financial statements included herein reflect ValiCert, Inc.'s stock split of outstanding stock as described in Note 15 to the consolidated financial statements prior to the initial public offering. The above opinion is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such events assuming that from May 5, 2000 to the effective date of such events, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.

DELOITTE & TOUCHE LLP

San Jose, California
May 5, 2000

  The stock split described in Note 15 to the financial statements has not been consummated at May 5, 2000. When the stock split has been consummated, we will be in a position to furnish the following report:

                       REPORT OF INDEPENDENT ACCOUNTANTS

"To the Board of Directors and Stockholders of Valicert, Inc.:

   In our opinion, the accompanying balance sheet as of December 31, 1998 and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows present fairly, in all material respects, the financial position of Valicert, Inc. (the Company), a development stage company, at December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Valicert, Inc. for any period subsequent to December 31, 1998."

PricewaterhouseCoopers LLP
San Jose, California
March 19, 1999
(May 5, 2000 as to Note 15)

                                 VALICERT, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and par value amounts)

                                                                      Pro Forma
                                                                     Stockholders
                                         December 31,                   Equity
                                       -----------------  March 31,   March 31,
                                        1998      1999      2000         2000
                                       -------  --------  ---------  ------------
                                                               (Unaudited)
ASSETS
Current assets:
Cash and equivalents.................  $ 1,163  $ 14,023  $ 10,983
Short-term investments...............      --      3,404       308
Accounts receivable, net of
 allowances of $0, $75 and $125......      --      1,079     2,471
Prepaid expenses and other current
 assets..............................      185       227       735
                                       -------  --------  --------
   Total current assets..............    1,348    18,733    14,497
Property and equipment, net..........      778     3,848     3,867
Employee receivables.................      125       125       125
Goodwill, net of accumulated
 amortization of $0, $0 and $560.....      --     12,491    11,931
Intangible assets, net of accumulated
 amortization of $0, $0 and $188.....      --      2,266     2,078
Other assets.........................      185       229       535
                                       -------  --------  --------
   Total assets......................  $ 2,436  $ 37,692  $ 33,033
                                       =======  ========  ========
LIABILITIES REDEEMABLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Current liabilities:
Accounts payable.....................  $   170  $  1,762  $    767
Accrued compensation and related
 benefits............................      160       517        90
Other accrued liabilities............      374       868     1,888
Deferred revenue.....................      --        814     1,133
Short term notes.....................      --        737       153
Current portion of long-term
 obligations.........................      --        710       850
                                       -------  --------  --------
   Total current liabilities.........      704     5,408     4,881
                                       -------  --------  --------
Long-term obligations................      --      2,240     2,587
Other liabilities....................       16        74        60
Commitments and contingencies (Note
 8)
Redeemable convertible preferred
 stock, $0.001 par value; shares
 authorized 22,465,270 (aggregate
 liquidation preference of $39,578 at
 December 31, 1999):
 Series A--Senior shares designated,
  1,865,239; issued and outstanding:
  1998, 1999 and 2000, 1,865,237
  shares; pro forma, none............      565       565       565
 Series A--Junior shares designated,
  8,612,618; issued and outstanding:
  1998, 4,458,289 shares; 1999,
  5,703,307 shares; 2000, 5,920,650
  shares; pro forma, none............       94       154       183
 Series B shares designated,
  5,200,000; issued and outstanding:
  1998, 4,923,812 shares; 1999 and
  2000 5,082,542 shares; pro forma,
  none...............................    6,150     6,445     6,445
 Series C shares designated,
  6,787,414; issued and outstanding:
  1998, none; 1999 and 2000,
  6,760,908 shares; pro forma,
  none...............................      --     27,147    27,178
 Notes receivable from convertible
  preferred stockholders.............      (61)      (55)      (55)
Stockholders' equity (deficiency):
 Common stock, $0.001 par value;
  authorized--25,000,000 shares;
  1998, none; 1999, 5,431,586; 2000,
  6,619,523; pro forma, 26,248,861...      --          1         1            4
 Additional paid-in capital..........      --     20,001    24,039       58,407
 Deferred stock compensation.........      --     (5,843)   (7,826)      (7,826)
 Notes receivable from common
  stockholders.......................      --       (611)   (1,668)      (1,723)
 Accumulated other comprehensive
  loss...............................      --        --        (65)         (65)
 Accumulated deficit.................   (5,032)  (17,834)  (23,292)     (23,292)
                                       -------  --------  --------     --------
   Total stockholders' equity
    (deficiency).....................   (5,032)   (4,286)   (8,811)      25,505
                                       -------  --------  --------     --------
   Total liabilities and
    stockholders' equity
    (deficiency).....................  $ 2,436  $ 37,692  $ 33,033
                                       =======  ========  ========

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                       Years Ended          Three Months Ended
                                      December 31,              March 31,
                                 -------------------------  -------------------
                                  1997    1998      1999       1999      2000
                                 ------  -------  --------  ----------  -------
                                                               (Unaudited)
Revenues:
 Software licenses.............  $  --   $    60  $    874  $       89  $ 1,396
 Subscription fees and other
  services.....................     --       --        761          79      480
                                 ------  -------  --------  ----------  -------
   Total revenues..............     --        60     1,635         168    1,876
                                 ------  -------  --------  ----------  -------
Cost of revenues:
 Software licenses.............     --         3        93           7      153
 Subscription fees and other
  services.....................     --       --        134          29    1,041
                                 ------  -------  --------  ----------  -------
   Total cost of revenues......     --         3       227          36    1,194
                                 ------  -------  --------  ----------  -------
Gross profit...................     --        57     1,408         132      682
Operating expenses:
 Research and development......     373    1,728     5,608         822    1,911
 Sales and marketing...........      53    1,445     4,583         802    2,404
 General and administrative....      97      977     1,373         279      686
 Acquired in-process research
  and development..............     --       --      2,780         --       --
 Amortization of intangibles...     --       --        --          --       810
 Amortization of stock
  compensation*................     --       --        162         --       457
                                 ------  -------  --------  ----------  -------
   Total operating expenses....     523    4,150    14,506       1,903    6,268
                                 ------  -------  --------  ----------  -------
Operating loss.................    (523)  (4,093)  (13,098)     (1,771)  (5,586)
Other income (expense):
 Interest income...............     --       125       477           7      190
 Interest expense..............      (7)     (22)     (181)        --       (62)
                                 ------  -------  --------  ----------  -------
   Total other income
    (expense)..................      (7)     103       296           7      128
                                 ------  -------  --------  ----------  -------
Net loss.......................  $ (530) $(3,990) $(12,802) $   (1,764) $(5,458)
                                 ======  =======  ========  ==========  =======
Net loss attributable to common
 stockholders..................  $ (549) $(3,990) $(12,802) $   (1,764) $(5,458)
                                 ======  =======  ========  ==========  =======
Basic and diluted net loss per
 share.........................  $(0.59) $ (5.34) $ (32.55) $(1,548.40) $ (1.54)
                                 ======  =======  ========  ==========  =======
Shares used in computation of
 basic and diluted net loss per
 share.........................     934      747       393       1,139    3,546
                                 ======  =======  ========  ==========  =======
Pro forma basic and diluted net
 loss per share (Note 1)
 (unaudited)...................                   $  (0.83) $    (0.15) $ (0.24)
                                                  ========  ==========  =======
Shares used in pro forma basic
 and diluted net loss per share
 (Note 1) (unaudited)..........                     15,489      11,821   22,702
                                                  ========  ==========  =======

--------
*  Amortization of stock compensation:

 Cost of revenues:
  Subscription fees and other services..........................  $  4 $--  $  5
 Research and development.......................................    31  --   146
 Sales and marketing............................................    78  --   120
 General and administrative.....................................    49  --   186
                                                                  ---- ---- ----
                                                                  $162 $--  $457
                                                                  ==== ==== ====

                See notes to consolidated financial statements.

                                VALICERT, INC.

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY AND COMPREHENSIVE LOSS
                     (In thousands, except share amounts)

                                                              Notes      Accumulated
                    Common stock   Additional   Deferred    Receivable      Other                               Total
                  ----------------  Paid-In      Stock         from     Comprehensive Accumulated           Comprehensive
                   Shares   Amount  Capital   Compensation Stockholders     Loss        Deficit    Total        Loss
                  --------- ------ ---------- ------------ ------------ ------------- ----------- --------  -------------
Balances,
January 1,
1997............        --   $ --   $   --      $   --       $   --         $ --       $   (493)  $   (493)   $    --
Net loss and
comprehensive
loss............                                                                           (530)      (530)       (530)
                  ---------  ----   -------     -------      -------        -----      --------   --------    --------
Balances,
December 31,
1997............        --     --       --          --           --           --         (1,023)    (1,023)        --
Issuance of
Series A-Senior
preferred
stock...........                                                                            (19)       (19)
Net loss and
comprehensive
loss............                                                                         (3,990)    (3,990)     (3,990)
                  ---------  ----   -------     -------      -------        -----      --------   --------    --------
Balances,
December 31,
1998............        --     --       --          --           --           --         (5,032)    (5,032)        --
Issuance of
common stock and
common stock
options in
connection with
acquisition
(note 2)........  3,273,208     1    17,169      (3,733)         (52)                               13,385
Exercise of
common stock
options and
issuance of
stockholder
notes...........  2,158,378             560                     (541)                                   19
Interest on
stockholder
notes...........                                                 (18)                                  (18)
Deferred stock
compensation....                      2,272      (2,272)
Amortization of
stock
compensation....                                    162                                                162
Net loss and
comprehensive
loss............                                                                        (12,802)   (12,802)    (12,802)
                  ---------  ----   -------     -------      -------        -----      --------   --------    --------
Balances,
December 31,
1999............  5,431,586     1    20,001      (5,843)        (611)         --        (17,834)    (4,286)        --
Exercise of
common stock
options and
issuance of
stockholder
holder notes*...  1,187,937           1,598                   (1,091)                                  507
Deferred stock
compensation*...                      2,440      (2,440)
Amortization of
stock
compensation*...                                    457                                                457
Interest on
stockholder
notes*..........                                                 (16)                                  (16)
Repayment of
notes receivable
from
stockholders*...                                                  50                                    50
Net loss*.......                                                                         (5,458)    (5,458)     (5,458)
Change in net
unrealized loss
from short-term
investments*....                                                              (65)                     (65)        (65)
                                                                                                              --------
Comprehensive
loss*...........                                                                                              $ (5,523)
                  ---------  ----   -------     -------      -------        -----      --------   --------    ========
Balances, March
31, 2000*.......  6,619,523  $  1   $24,039     $(7,826)     $(1,668)       $ (65)     $(23,292)  $ (8,811)
                  =========  ====   =======     =======      =======        =====      ========   ========

-----
* Unaudited

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                          Years Ended           Three Months
                                          December 31,         Ended March 31,
                                     ------------------------  ----------------
                                     1997    1998      1999     1999     2000
                                     -----  -------  --------  -------  -------
                                                                 (Unaudited)
Cash flows from operating
 activities:
 Net loss..........................  $(530) $(3,990) $(12,802) $(1,764) $(5,458)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
 Depreciation and amortization.....     14      125       720       69      422
 Interest on stockholder notes.....    --       --        (18)     --       (16)
 Amortization of deferred stock
  compensation.....................    --       --        162      --       457
 In-process research and
  development......................    --       --      2,780      --       --
 Amortization of goodwill and
  intangibles......................    --       --        --       --       749
 Expenses related to professional
  services.........................     32      --        --       --       --
 Changes in assets and liabilities
  (net of acquisitions--Note 2):
  Accounts receivable..............    --       --       (952)    (169)  (1,393)
  Prepaid expenses and other
   current assets..................    (39)    (149)      (41)       8     (508)
  Other assets.....................    (15)    (160)       (2)      (3)    (306)
  Loans to employees...............    --      (125)      --       --       --
  Accounts payable.................    (44)     155     2,470      428     (994)
  Accrued compensation and related
   benefits........................    --       --        120      --      (427)
  Other accrued liabilities........    145      381       390        7    1,019
  Deferred revenue.................     54      (54)      486      (56)     319
  Other liabilities................    --        16        59      (16)     (14)
                                     -----  -------  --------  -------  -------
   Net cash used in operating
    activities.....................   (383)  (3,801)   (6,628)  (1,496)  (6,150)
                                     -----  -------  --------  -------  -------
Cash flows from investing
 activities:
 Property and equipment additions..    (30)    (855)   (2,247)    (544)    (441)
 Cash from acquisitions............    --       --        834      --       --
 Purchase of short-term
  investments......................    --       --     (3,031)     --       --
 Sale of short-term investments....    --       --        --       --     3,031
 Repayment of notes receivable from
  stockholders.....................    --       --        --       --        50
                                     -----  -------  --------  -------  -------
   Net cash used in (provided by)
    investing activities...........    (30)    (855)   (4,444)    (544)   2,640
                                     -----  -------  --------  -------  -------
Cash flows from financing
 activities:
 Exercise of common stock options..    --       --         83      --       507
 Exercise of preferred stock
  warrants and options.............    --       --        294      215       59
 Proceeds from issuance of
  preferred stock, net.............    --     5,351    22,934      --       --
 Repurchase of preferred stock.....    --       --          2      --       --
 Repayment of notes payable........    --       (50)      --       --      (584)
 Proceeds from notes payable.......    830      --        --       --       --
 Borrowings under line-of-credit
  agreements.......................    --       --      2,689      873      488
 Repayment of borrowings...........    --       --     (2,070)     --       --
                                     -----  -------  --------  -------  -------
   Net cash provided by financing
    activities.....................    830    5,301    23,932    1,088      470
                                     -----  -------  --------  -------  -------
Net increase (decrease) in cash and
 equivalents.......................    417      645    12,860     (952)  (3,040)
Cash and equivalents--beginning of
 period............................    101      518     1,163    1,163   14,023
                                     -----  -------  --------  -------  -------
Cash and equivalents--end of
 period............................  $ 518  $ 1,163  $ 14,023  $   211  $10,983
                                     =====  =======  ========  =======  =======
Noncash investing and financing
 activities:
 Preferred stock issued for
  professional services............  $   2  $   --   $    --   $   --   $   --
                                     =====  =======  ========  =======  =======
 Notes payable issued for
  professional services............  $  30  $   --   $    --   $   --   $   --
                                     =====  =======  ========  =======  =======
 Common stock issued in exchange
  for stockholder notes............  $ --   $   --   $    541  $   --   $ 1,091
                                     =====  =======  ========  =======  =======
 Payable converted into preferred
  stock............................  $ --   $   810  $    --   $   --   $   --
                                     =====  =======  ========  =======  =======
 Assets acquired under capital
  lease............................  $ --   $   --   $  1,117  $   --   $   --
                                     =====  =======  ========  =======  =======
 Equity issued for purchase of
  Receipt.com (Note 2), net of cash
  acquired.........................  $ --   $   --   $ 16,815  $   --   $   --
                                     =====  =======  ========  =======  =======
Supplemental disclosure of cash
 flow information--cash paid during
 the period for interest...........  $ --   $     3  $    132  $   --   $    60
                                     =====  =======  ========  =======  =======

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

1. Business and Significant Accounting Policies

   Business--ValiCert, Inc. (the Company), incorporated in California in February 6, 1996, develops and markets software products and services that provide infrastructure to enable businesses to conduct valid, secure and provable transactions. In February 1998, the Company reincorporated in Delaware. During 1999, the Company exited development stage for financial reporting purposes as it completed its initial product development activities and commercially released its software products.

   In March 1998, the Company effected a recapitalization which included a 1-to-1 conversion of common stock into Series A-junior preferred stock and a 1-to-1 conversion of preferred stock into Series A senior preferred stock. In May 1998, the Company approved a 2-for-1 stock split, and accordingly all share information for all prior periods presented has been retroactively adjusted to reflect the recapitalization and stock split.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

   Cash Equivalents--The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

   Property and Equipment--Property and equipment are stated at cost. Computer software costs for internal use are capitalized and accounted in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the American Institute of Certified Public Accountants. Depreciation and amortization are computed using the straight-line method over estimated useful lives of the assets ranging from three to five years, or the lease term, as appropriate.

   Goodwill--Goodwill related to the Receipt.com acquisition (Note 2) is being amortized on a straight-line basis over five years.

   Intangible Assets--Intangible assets, consisting of purchased technology and acquired workforce, are related to the acquisition of Receipt.com, described in
Note 2. Amortization is recorded on a straight-line basis over a period of three years.

   Impairment of Long-Lived Assets--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets, goodwill or other intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value.

   Software Development Costs--Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86,

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

Computer Software To Be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Notes Receivable from Stockholders--The notes receivable from stockholders were issued in exchange for redeemable convertible preferred stock and common stock, bear interest at 6% per annum, and are due between December 2002 and September 2004.

   Revenue Recognition--The Company's revenue recognition policy is consistent with Statement of Position No. 97-2, Software Revenue Recognition, as amended. License revenues are comprised of fees for the Company's software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due. If collectibility is not considered probable, revenue is recognized when the fee is collected.

   Other service revenues are comprised of revenue from maintenance arrangements, consulting fees and training. Maintenance arrangements do not provide for specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when available basis. Revenue from maintenance arrangements is recognized on a straight-line basis as service revenue over the life of the related agreement, which is typically one year. If maintenance or consulting services are included in an arrangement that includes a license agreement, amounts related to maintenance or consulting are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for maintenance and professional services is based on the price when such elements are sold separately, or, when not sold separately, the price is established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting and training revenue is recognized as services are provided to the customer. Customer advances and amounts billed to customers in excess of revenue recognized are recorded as deferred revenue.

   Fees from license arrangements that include a service element for which vendor-specific objective evidence does not exist are recognized ratably over the license term as subscription fees.

   All revenues for the periods presented have been derived from licensing and other services.

   Income Taxes--Income taxes are provided using an asset and liability approach which requires recognition of deferred tax liabilities and assets, net of valuation allowances, for the expected future tax consequences of temporary differences between the financial statement

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carryforwards.

   Stock Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock based Compensation.

   Net Loss per Common Share--Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase and under escrow). Diluted net loss per share was the same as basic net loss per share for all periods presented. The effect of any potentially dilutive securities was excluded as they are anti-dilutive because of the Company's net losses.

   Pro Forma Net Loss per Common Share--Pro forma basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase and under escrow) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of convertible preferred stock.

   Concentration of Credit Risk--Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term investments and trade receivables. The Company limits its exposure to concentration of credit risk with respect to cash and equivalents and short-term investments by placing them in high quality securities with major banks and financial institutions. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for probable credit losses. At December 31, 1999 two customers accounted for 23% and 17% of the accounts receivable balance.

   Financial Instruments--The Company's financial instruments include cash and equivalents, short term investments, notes receivable from stockholders and long-term debt. At December 31, 1998 and 1999, the fair value of these financial instruments approximated their financial statement carrying amounts because of the short maturity of these instruments or because the stated interest rates approximate market rates.

   Significant Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Certain Significant Risks and Uncertainties--The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and cash flows; ability to attain profitability; regulatory changes; fundamental changes in the

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

technology underlying software products; market acceptance of the Company's products under development; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and defects in products.

   Unaudited Pro Forma Information--The Company's unaudited pro forma balance sheet information assumes that the conversion upon closing of an initial public offering of each share of preferred stock to one share of common stock had actually occurred at March 31, 2000. Estimated proceeds from the common shares to be issued as a result of such initial public offering are excluded.

   Unaudited Interim Financial Information--The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited and have been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

   Comprehensive Income (Losses)--The Company reports comprehensive income
(loss) in accordance with SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and developing comprehensive income. Comprehensive income (loss) consists of the Company's reported net loss and the unrealized holding losses on investments. At December 31, 1999, there were no significant differences between the fair value and cost of such investments.

   Recently Issued Accounting Standard--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Although management has not fully assessed the implications of SFAS 133, management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

   Reclassifications--Certain prior period amounts have been reclassified to conform to current period presentation.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


2. Acquisition

   On December 30, 1999, the Company acquired Receipt.com (Receipt), which is a provider of secure data transfer software. The Company exchanged 1,048,068 shares of Series C preferred stock and 3,273,208 shares of common stock for all the outstanding shares of Receipt. The aggregate fair value of the transaction, which was accounted for as a purchase, was $17,649,000. Of the total shares issued under the agreement, 618,760 shares of the Series C preferred stock and common stock are being held in escrow for a period of one year from the closing as collateral for Receipt's indemnification obligations under the agreement. Assets acquired and liabilities assumed in the acquisition were as follows (in thousands):

     Tangible assets................................................... $ 1,855
     In-process research and development...............................   2,780
     Purchased technology..............................................   1,833
     Acquired workforce................................................     433
     Goodwill..........................................................  12,491
     Liabilities assumed...............................................  (1,743)
                                                                        -------
                                                                        $17,649
                                                                        =======

   In addition, the Company converted outstanding warrants and options to purchase Receipt common stock into options and warrants to purchase 3,233,404 shares of common stock of the Company.

   The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows and gave explicit consideration to the Securities and Exchange Commission's view on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the determination that none of the technology development had been completed at the time of acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process.

   The Company allocated $2.7 million to acquired in-process research and development that had not reached technological feasibility as of the date of the transaction. The acquired in-process research and development was approximately 60% complete towards development of a system that captures the digital signatures of the sender and receiver and provides a verifiable time stamp for each transaction. The primary remaining efforts associated with the development of the digital receipt technology included code completion in several key areas, such as management, reporting and access to receipts in the server vault, application program interfaces and the completion of a toolkit for developers who need to add digital receipt functionality to their applications. The Company incurred approximately 30 person-months of additional development since the acquisition to complete the initial development of the digital receipt technology in March 2000.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


   The values assigned to the acquired in-process research and development was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the product and discounting the net cash flows to their present value. The revenue projections used to value the acquired in-process research and development were based on estimates of relevant market sizes, growth factors, expected trends in technology and other factors. Operating expenses were estimated based on historical results and anticipated profit margins.

   The rates utilized to discount the net cash flows to their present value were based on cost of capital calculations. Due to the nature of the forecast and risks associated with the projected growth, profitability and the developmental nature of the product, a discount rate of 27.5% was used to value the in-process research and development. This discount rate was commensurate with the respective stage of development and the uncertainties in the economic estimates described above. If the acquired in-process research and development product is not commercially successful, the Company's business, operating results and financial condition may be materially adversely affected in future periods. In addition, the value of other intangible assets acquired may become impaired.

   The operating results of Receipt since the date of acquisition to December 31, 1999 were nominal. Had the acquisition taken place at the beginning of fiscal 1998, the unaudited pro forma results of operations would have been as follows for the year ended December 31, (in thousands, except per share data):

                                                              1998      1999
                                                            --------  --------
     Revenues.............................................. $    993  $  2,947
     Net loss.............................................. $(10,527) $(17,845)
     Basic and diluted loss per common share............... $  (2.61) $  (4.87)

   The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill. The $2,780,000 charge for acquired in-process technology has been excluded from the pro forma results as it is a material non-recurring charge.

   The pro forma amounts are based on certain assumptions and estimates and do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of results of future combined operations.

3. Short-Term Investments

   Short-term investments at December 31, 1999 consist of (in thousands):

     Debt securities--available for sale (original maturities less than one year)................................................. $ 3,031
     Option to acquire equity securities--available for sale.........     373
                                                                      -------
                                                                      $ 3,404
                                                                      =======

   At December 31, 1999, the cost of the investments approximated their fair values. Gains and losses on investments are calculated using the specific identification method.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


4. Property and Equipment

   Property and equipment consist of:

                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
                                                                 -----  -------
                                                                      (In
                                                                  thousands)
     Equipment.................................................. $ 646  $ 3,762
     Furniture and fixtures.....................................   189      253
     Leasehold improvements.....................................    86      824
     Software...................................................   --        52
                                                                 -----  -------
                                                                   921    4,891
     Accumulated depreciation and amortization..................  (143)  (1,043)
                                                                 -----  -------
                                                                 $ 778  $ 3,848
                                                                 =====  =======

5. Employee Receivables

   The Company loaned $125,000 to two shareholder employees which bear interest at 6% per annum and mature in September 2003. The loans are secured by 300,000 shares of Series A-Junior preferred stock of the Company.

6. Short Term Notes

   In connection with the acquisition of Receipt (Note 2), the Company assumed promissory notes for $670,000 repayable with interest at 10%. The Company repaid those notes through April 2000.

7. Long-Term Obligations

   Long-term obligations consist of:

                                                                    December
                                                                       31,
                                                                   -----------
                                                                   1998  1999
                                                                   ---- ------
                                                                       (In
                                                                   thousands)
     Equipment finance obligation................................. $ -- $  620
     Convertible loan.............................................   --    142
     Capital lease obligations....................................   --  1,164
     Short-term obligation subsequently refinanced under the
      equipment lease line........................................   --  1,024
                                                                   ---- ------
                                                                     --  2,950
     Less current portion.........................................   --    710
                                                                   ---- ------
                                                                   $ -- $2,240
                                                                   ==== ======

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


 Loan and Security Agreement

   In December 1998, the Company entered into a subordinated loan and security agreement with a finance company that provides for borrowings which are secured by a first priority perfected security interest in the assets of the Company. Borrowings under the loan mature thirty-six months from the date of each borrowing. The loan bears interest at 11%. Prepayments during the first twelve months of a note will be subject to a penalty equal to 1.5% of the principal balance being paid. The Company had equipment finance obligations of $620,000 and capital lease obligations of $1,117,000 outstanding under this subordinated loan and security agreement at December 31, 1999.

   In connection with the loan and security agreement, the Company granted a warrant to buy 35,489 shares of the Series C preferred stock at an exercise price of $3.61 per share expiring in 5 years from date of grant or upon the effectiveness of an initial public offering. The fair value of the warrant of approximately $95,000 is being amortized to interest expense over the period of the agreement. The fair value was determined using the Black-Scholes model with the following assumptions: expected life 3.5 years; risk-free interest rate of 4.74%; volatility of 60% and no dividend during the expected term.

 Convertible Loan

   In connection with the acquisition of Receipt (Note 2), the Company assumed $142,000 due under a convertible loan bearing interest at the Federal Funds rate (8.5% at December 31, 1999). The loan, payable in monthly installments of approximately $6,000 through November 2001, is convertible at the option of the holder into shares of common stock at the market price of common stock on the date of conversion in the event of an equity financing in which the Company receives in excess of $2 million.

 Line of Credit

   In September 1998, the Company entered into a $1,000,000 line of credit agreement with a bank under which a maximum of $500,000 may be used to purchase equipment, software and furniture. The line of credit bears interest at a rate of one-half percent plus prime per annum (8.5% at December 31, 1999) and is secured by the assets of the Company. The Company had no amounts outstanding under this line of credit at December 31,1999.

   On April 18, 2000, the Company amended the terms of the agreement with the bank to borrow up to a maximum $2,500,000 at a rate of interest of one quarter percent over the prime rate. The terms of the revolving facility contain, among other provisions, requirements for maintaining certain financial covenants. The Company granted the bank a warrant to purchase 3,333 shares of the Series C preferred stock at an exercise price of $12.00 per share. The warrant expires five years from the issuance date. The Company determined the fair value of the warrant to be nominal.

 Equipment Lease Line

   In December 1999, the Company entered into an equipment lease line with a finance company that provides for borrowings up to $2,000,000, secured by the assets acquired

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

through the financing. In January 2000, the Company granted the finance company a warrant to buy 14,925 shares of Series C preferred stock at an exercise price of $4.02 per share in connection with this equipment lease line. The warrant expires seven years from the issuance date and has a fair value of $29,000 which will be amortized over the financing term.

   The Company determined the fair value of the warrants by using the Black-Scholes model with the following assumptions: expected life 3.5 years; risk-free interest rate of 6.6%; volatility of 60%; and no dividend during the expected term. Subsequent to year end, the Company drew on this line to refinance $1,024,000 which was due to suppliers of capital equipment as of December 31, 1999. As a result, the amount refinanced has been shown as a long-term obligation at December 31, 1999.

 Capital Leases--Receipt.com, Inc.

   In conjunction with the acquisition of Receipt (Note 2), the Company assumed obligations under capital leases repayable in monthly installments due through fiscal 2002. At December 31, 1999, approximately $47,000 was due under these obligations.

   Annual maturities under the long-term obligations are as follows:

                                                          Capital
     Fiscal Year Ending December 31,                      Leases  Other  Total
     -------------------------------                      ------- ------ ------
                                                             (In thousands)
       2000.............................................. $  365  $  482 $  847
       2001..............................................    469     562  1,031
       2002..............................................    475     534  1,009
       2003..............................................    188     208    396
                                                          ------  ------ ------
     Total...............................................  1,497  $1,786 $3,283
                                                                  ====== ======
     Amount representing interest........................    333
                                                          ------
     Present value.......................................  1,164
     Current portion.....................................    228
                                                          ------
     Long term portion................................... $  936
                                                          ======

   Equipment and leasehold improvements with a net book value of $1,191,000 at December 31, 1999 (net of accumulated amortization of $183,000) have been leased under capital leases.

8. Operating Lease Commitments

   The Company leases its facilities under noncancelable operating leases for which rent expense is ratably recognized over the lease term. The Company subleases certain office space with an expiration date on December 2000. In March 2000, the Company entered into a lease for office space in Mountain View, California. Under the agreement, the Company is required to initially furnish an unconditional irrevocable standby letter of credit for $1,000,000 as a security deposit. The Company's obligations under the lease are included in the future

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 Unaudited and 2000 (Unaudited)

minimum lease payments disclosed below. Rent expense was approximately $368,000 and $1,049,900 in 1998 and 1999, respectively. Rental income was $4,000 and $251,000 in 1997 and 1999, respectively. There was no rental income in 1998.

   Future minimum payments under the Company's operating leases are:

                                                              Operating Sublease
                                                               Leases    Income
                                                              --------- --------
                                                                (In thousands)
     2000....................................................  $ 2,497    $160
     2001....................................................    3,105     --
     2002....................................................    3,180     --
     2003....................................................    2,678     --
     2004....................................................    2,645     --
     Thereafter..............................................    6,382     --
                                                               -------    ----
     Total...................................................  $20,487    $160
                                                               =======    ====

9. Redeemable Preferred Convertible Stock and Stockholders' Equity

 Redeemable Convertible Preferred Stock

   The significant terms of the convertible preferred stock are as follows:

  . In March, April and October 1996, 922,319 shares of Series A-junior and 1,850,000 shares of Series A-senior convertible preferred stock were sold at prices ranging from $0.016 to $0.15 and a range of $0.16 to $1.50 per share, respectively; in January and May 1997, 14,734 shares of Series A-junior convertible preferred stock were issued at $0.15 and $0.04 per share; in May 1998, 4,923,811 shares of Series B and 15,237 shares of Series A-senior convertible preferred stock were sold at $1.26 and $1.50 per share, respectively; and in July 1999 and August 1999, 4,871,892 and 840,958 shares of Series C convertible preferred stock were sold at $4.02 per share.

  . Each share of Series A-junior, Series A-senior, Series B and Series C preferred stock is convertible into one share of common stock, at the option of the holder, subject to adjustments for dilution. Additionally, each share of Series A-senior preferred stock is convertible into Series A-junior, at the option of the holder, on a 1-to-1 conversion ratio, subject to adjustment for dilution. Each share of Series A-senior, Series A-junior, Series B and Series C preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon (1) the closing of a public offering of common stock at a per share price of at least $5 with gross proceeds of at least $15,000,000 or other transactions which result in a change in control, or (2) the consent of the holders of the majority of preferred stock.

  . Each share of Series A-junior, Series A-senior, Series B and Series C preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The Series B and Series C stockholders are additionally entitled to some protective provisions relating to changes in their rights and preferences.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 Unaudited and 2000 (Unaudited)


  . Holders of Series B and Series C preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.063 per share and $0.201 per share, respectively, when and if declared by the Board of Directors prior and in preference to any declaration or payment of any dividend on the Series A-senior, Series A-junior and common stock. The holders of Series A-senior are entitled to receive noncumulative dividends at the per annum rate of $0.015 per share when and if declared by the Board of Directors prior and in preference to any declaration or payment of any dividend on Series A-junior and common stock. The holders of Series A-junior are entitled to receive noncumulative dividends at the per annum rate of $0.015 per share when and if declared by the Board of Directors prior and in preference to any declaration or payment of any dividend on common stock. No dividends on preferred stock have been declared by the Board from inception through March 31, 2000.

  . In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets, where the beneficial owners of the Company's stock hold less than 50% of the voting power of the surviving entity, the holders of Series B and Series C preferred stock are entitled to receive $1.26 per share and $4.02 per share, respectively, plus all declared but unpaid dividends prior and in preference to any distribution to the holders of Series A-senior, Series A-junior and common stock. Upon completion of the initial distribution, the holders of Series A-senior are entitled to receive $0.15625 per share plus all declared but unpaid dividends prior and in preference to any distribution to the holders of Series A junior and common stock. Upon completion of the initial and secondary distributions, the Series A-junior are entitled to receive $1.00 per share plus declared but unpaid dividends prior and in preference to any distribution to the holders of common stock. Upon completion of the initial, secondary and tertiary distributions, the holders of common stock are entitled to receive the remaining assets of the Company.

  .  The convertible preferred shareholders have certain registration rights.

   The Company and certain holders of Series C preferred stock have entered into a "right of first refusal and co-sale agreement" with two founders in respect of the Series A-junior preferred stock, Series B preferred stock and common stock warrants held by the founders of the Company.

 Restricted Stock

   The Company has the right to repurchase the unvested portion of restricted common stock exercised by employees under the 1998 stock plan at the original purchase price. The Company's right to repurchase these shares expires over 48 months from the grant date. Additionally, certain officers and employees exercised unvested stock options with full recourse notes. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon the purchaser's cessation of service prior to the vesting of such shares. The restricted stock continues to vest in accordance with the terms of the original stock option. The related notes bear interest at 6% and mature five years from the loan date. At December 31, 1999, 1,837,000 outstanding shares of such stock were subject to repurchase.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


 Warrants

   In connection with a loan, the Company issued warrants to an officer of the Company to purchase 39,682 shares of Series B preferred stock for $1.26 per share in April 1998. Such warrants are outstanding at December 31, 1999 and expire in 2008. The Company determined that the warrants had nominal fair value at the date of grant.

   In connection with promissory notes subsequently converted to preferred stock, the Company issued warrants to purchase 164,118 shares of Series A-junior preferred stock for $0.2333 per share in February 1997. Such warrants are outstanding at December 31, 1999 and expire in 2007. The Company determined that the warrants had nominal fair value at the date of grant.

   In connection with an advisory agreement, the Company issued warrants to purchase 40,000 shares of Series A-junior preferred stock for $1.50 per share in August 1997. Such warrants are outstanding at December 31, 1999 and expire in 2007. The Company determined that the warrants had nominal fair value at the date of grant.

   In connection with the conversion of notes into Series B preferred stock, the Company issued warrants to purchase 55,554 shares of Series A-junior preferred stock at $1.26 per share in May 1998. Such warrants are outstanding at December 31, 1999 and expire in 2008. The Company determined that the warrants had nominal fair value at the date of grant.

   In June, October and December 1998, the Company issued warrants to employees to purchase 287,500 shares of common stock at prices ranging from $12.00 to $12.60 per share. Such warrants vest monthly over a 42-month period and expire in 2008.

   During 1999, the Company issued warrants to employees to purchase 475,000 shares of common stock at $12.60 per share. Such warrants generally vest over a 42 or 48- month period and expire in 2009.

   In connection with the acquisition of Receipt, the Company assumed a warrant to purchase 43,175 shares of common stock at $3.18 per share.

 Deferred Stock Compensation

   In connection with grants of stock options to employees and issuance of options upon the Receipt merger, the Company recorded deferred compensation of $6,005,000 and $2,440,000 in fiscal 1999 and in the three months ended March 31, 2000, respectively, representing the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount has been presented as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the related stock options (generally four years). Amortization of deferred stock compensation for the year ended December 31, 1999 and the three-month period ended March 31, 2000 was $162,000 and $457,000, respectively.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


 Stock Incentive Plans

   The Company has adopted several stock plans ("Plans") that provide for grant of options and restricted stock to employees, consultants and directors. Incentive stock options are granted at fair value as determined by the Board of Directors at the date of grant, nonstatutory options may be offered at not less than 85% of the fair market value. Options generally vest between three and four years and have a maximum term of ten years. Under these Plans, the Company was authorized to grant a total of 6,963,535 shares of common stock and 2,829,209 shares of the Series A-junior preferred stock. The following is the summary of the stock option activity for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000.

 Common Stock

                                                                      Weighted
                                             Options                  Average
                                            Available   Number of   Option Price
                                            for Grant    Options     Per Share
                                            ----------  ----------  ------------
   Balances at January 1, 1998............         --          --     $   --
   Authorized for grant...................   3,000,000         --         --
   Granted (weighted average fair value of
    $0.036)...............................  (2,119,828)  2,119,828     0.1600
   Canceled...............................      88,000     (88,000)    0.1600
                                            ----------  ----------    -------
   Balances, December 31, 1998............     968,172   2,031,828     0.1600
   Authorized for grant...................   3,963,535         --         --
   Granted (weighted average fair value of
    $0.83)................................  (1,655,860)  1,655,860     0.8393
   Assumed upon Receipt.com acquisition--
    Note 2 (weighted average fair value of
    $2.82)................................  (1,618,535)  1,618,535     1.2317
   Exercised..............................         --   (2,158,378)    0.2596
   Canceled...............................     107,057    (107,057)    0.2188
                                            ----------  ----------    -------
   Balances, December 31, 1999............   1,764,369   3,040,788     1.0272
   Granted (weighted average fair value of
    $2.25)................................  (1,041,547)  1,041,547      3.452
   Exercised..............................         --   (1,175,437)    1.3434
                                            ----------  ----------    -------
   Balances, March 31, 2000 ..............     722,822   2,906,898    $1.5590
                                            ==========  ==========    =======
   Options vested and exercisable at
    December 31, 1998.....................                  88,575    $0.1600
                                                        ==========    =======

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


   Additional information regarding options outstanding as of December 31, 1999 is as follows:

                       Options Outstanding        Options Exercisable
                --------------------------------- --------------------
                              Weighted
                              Average    Weighted             Weighted
   Range of                  Remaining   Average              Average
   Exercise       Number    Contractual  Exercise   Number    Exercise
   Prices       Outstanding Life (Years)  Price   Exercisable  Price
   --------     ----------- ------------ -------- ----------- --------
   $0.16-$0.20     496,003      8.92     $0.1600     57,818   $0.1600
    0.40-0.60      574,428      9.55      0.4632    140,931    0.4380
      0.90          80,000      9.94      0.9000        --        --
    1.30-1.70    1,890,357      9.84      1.4315     13,799    1.3604
   -----------   ---------      ----     -------    -------   -------
   $0.16-$1.70   3,040,788      9.64     $1.0272    212,547   $0.4220
   ===========   =========      ====     =======    =======   =======

   During fiscal 1999, 1,402,823 stock options with a weighted average exercise price of $0.96 and a weighted average fair value of $0.24 were issued at less than the estimated fair value at grant date.

 Series A-Junior Stock

                                                                      Weighted
                                               Options                Average
                                              Available    Options    Exercise
                                              for Grant  Outstanding   Price
                                             ----------- -----------  --------
   Balances, January 1, 1997................     568,747   2,852,697  $0.02594
   Shares authorized for grant..............   2,400,000         --        --
   Granted (weighted average fair value
    $0.010)................................. (2,311,456)   2,311,456   0.03001
   Exercised................................         --   (3,200,000)  0.07959
   Canceled.................................     240,500   (240,500)   0.02580
                                             ----------- -----------  --------
   Balances, December 31, 1997..............     897,791   1,723,653    0.0462
   Shares removed from plan.................   (270,791)         --        --
   Granted (weighted average fair value
    $0.014).................................   (627,000)     627,000    0.0680
   Exercised................................         --    (321,237)    0.0561
   Canceled.................................         --          --        --
                                             ----------- -----------  --------
   Balances, December 31, 1998..............         --    2,029,418    0.0514
   Exercised................................         --  (1,367,846)    0.0502
   Canceled.................................         --        (121)    0.0700
                                             ----------- -----------  --------
   Balances, December 31, 1999 .............         --      661,451    0.0545
   Exercised................................         --     (249,346)   0.0684
                                             ----------- -----------  --------
   Balances, March 31, 2000.................         --      412,105  $ 0.0482
                                             =========== ===========  ========
   Options vested and exercisable at
    December 31, 1998.......................               1,563,082  $ 0.0460
                                                         ===========  ========

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


                                       Options Vested and
              Options Outstanding at     Exercisable at
                 December 31, 1999     December 31, 1999
              ----------------------- --------------------
                           Weighted
                            Average
                           Remaining              Weighted
                          Contractual             Average
   Exercise     Number       Life       Number    Exercise
   Price      Outstanding   (Years)   Exercisable  Price
   --------   ----------- ----------- ----------- --------
   $0.0156      171,430      6.12       171,430   $ 0.0156
    0.0200       43,000      7.67        43,000     0.0200
    0.0500       65,000      8.09        43,095     0.0500
    0.0700      329,346      8.13       134,286     0.0700
    0.1000       16,800      6.32        16,800     0.1000
    0.1500       35,875      6.98        35,875     0.1500
                -------      ----       -------   --------
                661,451      7.46       444,486   $ 0.0498
                =======      ====       =======   ========

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life of generally 5 years; risk free interest rate, 6.22% in 1997, 4.56% in 1998 and 4.6% to 6% in 1999; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1997, 1998 and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss (net of amortization of deferred compensation expense already recorded for the year ended December 31, 1999, as discussed above) would have been approximately $0.55 million ($0.59 per basic and diluted share) in 1997, $4.03 million ($5.39 per basic and diluted share) in 1998 and $12.89 million ($32.77 per basic and diluted share) in 1999.

   At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

   Conversion of preferred stock..................................... 19,411,994
   Issuance available under stock plans..............................  5,466,608
   Exercise of warrants..............................................  1,140,517
                                                                      ----------
   Total............................................................. 26,019,119
                                                                      ==========

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


10. Net Loss per Share

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                           Three Months Ended
                                Year Ended December 31,        March 31,
                                -------------------------  -------------------
                                 1997    1998      1999       1999      2000
                                ------  -------  --------  ----------  -------
   Net loss (numerator), basic
    and diluted...............  $ (530) $(3,990) $(12,802) $   (1,764) $(5,458)
   Shares (denominator):
     Weighted average common
      shares outstanding......     934      747     1,076           1    5,879
     Weighted average common
      shares stock subject to
      repurchase..............     --       --       (681)              (2,257)
     Weighted average common
      shares outstanding held
      in Escrow...............     --       --         (2)        --       (76)
                                ------  -------  --------  ----------  -------
   Shares used in computation,
    basic and diluted.........     934      747       393           1    3,546
                                ------  -------  --------  ----------  -------
   Net loss per share, basic
    and diluted...............  $(0.57) $ (5.34) $ (32.55) $(1,548.40) $ (1.54)
                                ======  =======  ========  ==========  =======

   For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following (in thousands):

                                                                Three Months
                                    Year Ended December 31,    Ended March 31,
                                    -------------------------  ----------------
                                     1997     1998     1999     1999     2000
                                    -------  -------  -------  -------  -------
   Convertible preferred stock,
    Series A-senior, A-junior,
    Series B and Series C.........    5,987   11,247   19,412   11,407   19,629
   Shares of common stock subject
    to repurchase.................   (4,689)  (2,380)  (1,471)    (733)  (2,256)
   Outstanding options............    1,724    4,061    3,702    5,259    3,319
   Warrants.......................      204      587    1,141      635    1,166
                                    -------  -------  -------  -------  -------
   Total..........................    3,226   13,515   22,784   16,568   21,858
                                    -------  -------  -------  -------  -------
   Weighted average exercise price
    of options....................  $0.0462  $0.1057  $0.8534  $0.3412  $2.7368
                                    -------  -------  -------  -------  -------
   Weighted average exercise price
    of warrants...................  $0.4821  $6.2443  $7.1080  $6.1754  $9.3526
                                    =======  =======  =======  =======  =======

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


11. Income Taxes

   The Company's deferred income tax assets (liabilities) are comprised of the following at December 31:

                                                                  1998    1999
                                                                 ------  ------
                                                                      (In
                                                                  thousands)
   Net deferred tax assets:
     Net operating loss carryforward............................ $1,552  $7,515
     Accruals deductible in different periods...................    --      523
     Deferred revenue...........................................    --      162
     Credits....................................................     62     382
     Depreciation and amortization..............................    --      319
                                                                 ------  ------
                                                                  1,614   8,901
   Less valuation allowance..................................... (1,614) (7,998)
                                                                 ------  ------
   Deferred tax assets..........................................    --      903
   Deferred tax liabilities--purchased intangibles..............    --     (903)
                                                                 ------  ------
   Net deferred tax............................................. $  --   $  --
                                                                 ======  ======

   A reconciliation of the statutory federal income tax rate and the effective income tax rate on pre-tax income is as follows:

                                                     1997     1998     1999
                                                    ------   ------   ------
   Statutory federal rate.......................... (35.00)% (35.00)% (35.00)%
   Nondeductible charge for acquired in-process
    technology.....................................   7.40      --       --
   Research and development tax credit.............  (2.98)   (1.61)   (2.04)
   Other...........................................   1.01     0.30     0.34
   Valuation allowance.............................  29.57    36.31    36.70
                                                    ------   ------   ------
   Effective tax rate..............................    --  %    --  %    --  %
                                                    ======   ======   ======

   At December 31, 1998 and 1999, the Company has fully reserved its net deferred tax assets of approximately $1,614,000 and $7,998,000, respectively, to reduce them to amounts that are more likely than not to be realized.

   At December 31, 1999, the Company has net operating loss (NOL) carryforwards of approximately $17,494,000 and $11,365,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire through 2019 while the state NOL carryforwards expire through 2004.

   At December 31, 1999, the Company also has research and development credit carryforwards of approximately $168,000 and $215,000 available to offset future federal and state income taxes, respectively. The federal credit carryforward expires in 2019, while the state credit carryforward has no expiration.

   The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)


12. Related Party Transactions

   An affiliate of one of the stockholders provides software development and consulting services to the Company. Such services totaled $147,000 and $682,000 for the year ended December 31, 1998 and 1999, respectively. Software license revenues for fiscal 1999 include an aggregate of $132,000 from three investors in the Company of which $126,000 was included in the accounts receivable balance at December 31, 1999.

13. Segment Information, Operations by Geographic Area and Significant
Customers

   The Company operates primarily in one industry segment: the development and marketing of internet cryptographic software products. Geographic revenue information is based on the ship-to location of the customer. Geographic long-lived asset information is based on the physical location of the assets at each period end. No single country outside of the United States accounted for 10% or more of long-lived assets.

 Geographic Information

                                                                     Three Months Ended
                                 Years Ended December 31,                March 31,
                         ---------------------------------------- ------------------------
                           1997        1998            1999         1999        2000
                         -------- --------------- --------------- -------- ---------------
                                                                        (Unaudited)
                                                  (In thousands)
                                           Long-           Long-                    Long-
                                           Lived           Lived                    Lived
                         Revenues Revenues Assets Revenues Assets Revenues Revenues Assets
                         -------- -------- ------ -------- ------ -------- -------- ------
United States...........   $ --     $60     $963   $  859  $4,077   $ 96    $1,243  $4,402
Korea...................     --      --       --       --      --     --       235      --
Japan...................     --      --       --      164      --     --        --      --
United Kingdom..........     --      --       --      272      --     --        --      --
Rest of the world.......     --      --       --      340      --     72       398      --
                           ----     ---     ----   ------  ------   ----    ------  ------
                           $ --     $60     $963   $1,635  $4,077   $168    $1,876  $4,402
                           ====     ===     ====   ======  ======   ====    ======  ======

 Significant Customers

   There was no revenue earned during 1997, and during 1998, one customer accounted for 100% of total revenues. During 1999, two customers accounted for 21% and 14% of total revenues.

14. Employee Benefit Plan

   The Company has a 401(k) tax-deferred savings plan, whereby eligible employees may contribute a percentage of their eligible compensation (presently from 2% to 20% up to the maximum allowed under IRS rules). Company contributions are discretionary; no such Company contributions have been made since the inception of this plan.

15. Subsequent Events

   On May 5, 2000 ValiCert's Board of Director's approved the following:

  .  Subject to approval of the Secretary of the State of Delaware (which was
     received    , 2000), a one-for-two reverse split of the outstanding
     shares of common and convertible preferred

                                 VALICERT, INC.

              Years Ended December 31, 1997, 1998 and 1999 and the Three-Month Periods Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

   stock. The stock split will be effective prior to consummation of the initial public offering. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

  . Increasing the authorized capital of the Company to 100,000,000 shares of Common Stock, $ 0.001 par value and authorizing the issuance of 2,000,000 shares of Preferred Stock, $ 0.001 par value.

  . An amendment to the 1998 Stock Plan to increase the number of shares of common stock that can be issued under the plan by 2,000,000 to a total of 5,672,500 shares on a post split basis. In addition, the number of shares reserved under the plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 5% of the common stock outstanding on the last day of the preceding fiscal year, 3,672,500 shares or a lesser number of shares as determined by the board of directors.

  . The 2000 Employee Stock Purchase Plan was approved subject to stockholder approval. The Plan becomes effective upon the closing of the initial public offering. The Company reserved 500,000 shares for issuance under the 2000 Employee Stock Purchase Plan which will automatically increase annually by 2% of the common shares outstanding on the first day of the preceding fiscal year.

                                   * * * * *

                          INDEPENDENT AUDITORS' REPORT

"To the Board of Directors and Stockholders of Receipt.com, Inc.:

   We have audited the accompanying statements of operations and comprehensive loss and cash flows of Receipt.com, Inc. (the "Company") for the year ended December 31, 1998 and the period from January 1, 1999 to December 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the results of the Company's operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.

San Jose, California
March 3, 2000
(May 5, 2000 as to Note 7)"


   The above opinion is in the form that will be signed by Deloitte & Touche LLP, upon the effectiveness of the stock split of the common stock of ValiCert, Inc. with whom the Company merged (see Note 7 to the financial statements), assuming that from May 5, 2000 to the effective date of such events, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

DELOITTE & TOUCHE LLP

San Jose, California
May 5, 2000

                               RECEIPT.COM, INC.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                 Period From
                                                   Year Ended  January 1, 1999
                                                  December 31, to December 30,
                                                  ------------ ---------------
                                                      1998          1999
                                                  ------------ ---------------
                                                         (In thousands)
Revenues:
  License revenue................................   $   835        $ 1,079
  Service revenue................................        98            233
                                                    -------        -------
    Total revenues...............................       933          1,312
                                                    -------        -------
Cost of revenues.................................
  License revenue................................        15            103
  Service revenue................................         4            120
                                                    -------        -------
    Total cost of revenues.......................        19            223
                                                    -------        -------
Gross profit.....................................       914          1,089
Operating expenses:
  Sales and marketing............................       258          1,409
  Research and development.......................       741          1,192
  General and administrative.....................     2,272          1,925
  Amortized stock compensation...................       --              25
                                                    -------        -------
    Total operating expenses.....................     3,271          4,551
                                                    -------        -------
Loss from operations.............................    (2,357)        (3,462)
Other income (expense):
  Interest income................................        31             11
  Interest expense...............................       (24)          (186)
                                                    -------        -------
    Total other income (expense).................         7           (175)
                                                    -------        -------
Net loss.........................................    (2,350)        (3,637)
Other comprehensive income--unrealized gain on
 investments, net of taxes of $0.................       --             373
                                                    -------        -------
Comprehensive loss...............................   $(2,350)       $(3,264)
                                                    =======        =======


                       See notes to financial statements.

                               RECEIPT.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   Period from
                                                                    January 1,
                                                       Year Ended    1999 to
                                                      December 31, December 30,
                                                          1998         1999
                                                      ------------ ------------
                                                           (In thousands)
Cash flows from operating activities:
  Net loss...........................................   $(2,350)     $(3,637)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation.....................................        38          125
    Amortization of warrants issued..................         3          146
    Amortization of deferred stock compensation......       --            25
    Changes in assets and liabilities:
      Accounts receivable............................      (287)         309
      Deposit........................................         6          (35)
      Accounts payable...............................       134           (3)
      Accrued compensation and related benefits......        22            9
      Other accrued liabilities......................        (2)         263
      Deferred revenues..............................       186          611
                                                        -------      -------
        Net cash used in operating activities........    (2,250)      (2,187)
                                                        -------      -------
Cash flows used in investing activities--
  Property and equipment additions...................      (251)        (251)
                                                        -------      -------
Cash flows from financing activities:
  Sale of preferred stock............................     3,710          --
  Exercise of stock options..........................       --            19
  Exercise of common stock warrants, net of
   stockholders' receivables.........................       --           118
  Repayment of obligations...........................       (50)         (78)
  Borrowing under loan agreement.....................       --         2,035
  Borrowing under bank line of credit................       --           650
  Repayments under bank line of credit...............       --          (650)
                                                        -------      -------
        Net cash provided by financing activities....     3,660        2,094
                                                        -------      -------
Net increase (decrease) in cash and equivalents......     1,159         (344)
Cash and equivalents--beginning of period............        19        1,178
                                                        -------      -------
Cash and equivalents--end of period..................   $ 1,178      $   834
                                                        =======      =======
Noncash investing and financing activities:
  Property and equipment acquired under capital
   leases............................................   $   --       $    61
                                                        =======      =======
  Conversion of notes payable into stock.............   $   250      $ 1,377
                                                        =======      =======
  Unrealized gain on marketable securities...........   $   --       $   373
                                                        =======      =======

                       See notes to financial statements.

                               RECEIPT.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
  Year Ended December 31, 1998 and the period from January 1, 1999 to December
                                    30, 1999

1. Business and Significant Accounting Policies

   Business--Receipt.com, Inc. (the "Company"), formerly named Digital Commerce Corporation and Differential, Inc., incorporated in California in 1994, a provider of secure data transfer software. On December 30, 1999, the Company consummated its merger with ValiCert, Inc. (Note 7). The financial statements for the period ended December 30, 1999 reflect the transactions up to the date of the merger.

   Property and equipment are stated at cost. Computer software costs for internal use are capitalized and accounted for in accordance with Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use issued by the American Institute of Certified Public Accountants (AICPA). Depreciation is computed using the straight-line method over estimated useful lives of three years for software and computer equipment and seven years for office equipment.

   Impairment of Long-Lived Assets--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Software Development Costs--Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software To Be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Revenue Recognition--Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

     License Revenue--Revenue from software licenses is recognized upon shipment of the software or delivery of authorization codes if collection of the resulting receivable is probable, an agreement has been signed, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. Such undelivered elements in these arrangements typically consist of services. Vendor specific evidence is based on the price generally charged when an element is sold separately or, if not yet sold separately, is established by management. If the license fees are not fixed on determinable revenue is recognized as payments are due.

     Service Revenue--Revenue from customer training, support and consulting services is recognized as the services are performed. Maintenance revenue is recognized ratably over the term of the maintenance contract. If maintenance or services are included in an arrangement that includes a license agreement, amounts related to maintenance are allocated based on vendor specific objective evidence.

                               RECEIPT.COM, INC.

 Year Ended December 31, 1998 and the period from January 1, 1999 to December
                                   30, 1999

   In October 1997, the AICPA issued SOP 97-2, Software Revenue Recognition. This statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted the provisions of SOP 97-2 in fiscal 1998.

   Research and Development--Research and development costs are expensed as incurred.

   Income Taxes--Income taxes are provided using an asset and liability approach which requires recognition of deferred tax liabilities and assets, net of valuation allowances, for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carryforwards.

   Stock Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

   Major Customers--During 1998, three customers accounted for 24%, 12% and 11% of total revenues. During 1999, one customer accounted for 29% of total revenues.

   Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Certain Significant Risks and Uncertainties--The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and cash flows; ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying software products; market acceptance of the Company's products under development; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

   Comprehensive Income--The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company's only source of comprehensive income is the unrealized gain on its investments.

2. Long-Term Obligations

   In January 1997, the Company secured a $260,000 convertible loan which bears interest at the Federal Funds Rate (8.5% at December 30, 1999). The loan is payable in 48 monthly installments and is convertible, at the option of the holder, into shares of capital stock under an equity financing in which the company receives in excess of $2 million.

                               RECEIPT.COM, INC.

  Year Ended December 31, 1998 and the period from January 1, 1999 to December
                                    30, 1999

   In September 1999, the Company issued $1,535,000 of convertible promissory notes bearing interest at 5.36% to various investors. In connection with the merger of the Company (see Note 7), the noteholders agreed to either convert their notes into common stock at $0.75 per share before a merger or to be paid for the outstanding indebtedness plus 10% immediately after the merger date. In December 1999, noteholders converted $877,000 of the promissory notes and accrued interest into 1,169,941 shares of common stock.

   In conjunction with the sale of the notes, the Company issued warrants to purchase 409,333 shares of common stock at $0.75 per share, expiring five years from issuance. The fair value of such warrants at the date of issuance of $79,000 is being recorded as interest expense. At December 30, 1999, holders of such warrants to buy 226,667 shares of common stock had exercised their rights.

3. Line of Credit

   In April 1999, the Company entered into a $650,000 line of credit with a bank which expired in December 1999. Borrowings under the line bear interest at the bank's base rate (8.5% at December 30, 1999) plus 1%. At December 30, 1999, there were no borrowings under the line. In connection with the line of credit, the Company issued warrants to purchase up to 173,163 shares of Series B preferred stock expiring five years from issuance at an exercise price of $1.04 per share. The fair value of the warrants of $45,000 has been charged to interest in 1999.

4. Lease Commitments

   The Company leases equipment under capital leases and its principal facility under a noncancelable operating lease expiring in 2001. Rent expense under operating leases was $97,654 and $253,709 in 1998 and 1999, respectively.

5. Stockholders' Equity

 Deferred Stock Compensation

   In connection with grants of stock options to employees, the Company recorded $2,955,000 as the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant in fiscal 1999. This amount is amortized to expense over the vesting period of the related stock options, generally four years. Amortization of deferred stock compensation for the period ended December 30, 1999 was $25,000.

 Stock Option Plan

   The Company has reserved 6,932,644 shares of common stock for issuance, at the discretion of the Board of Directors, to officers, directors, employees and consultants pursuant to its 1996 Stock Plan. At December 30, 1999, there were no shares available for future grant.

   Options granted under the 1996 Stock Plan must be granted at not less than fair market value at the date of grant as determined by the Board of Directors, generally vest over four years and expire ten years from the date of grant.

                               RECEIPT.COM, INC.

  Year Ended December 31, 1998 and the period from January 1, 1999 to December
                                    30, 1999

   Additional information with respect to options under the 1996 Stock Plan is as follows:

                                                                     Weighted
                                                                     Average
                                                        Number of  Option Price
                                                         Options    Per Share
                                                        ---------  ------------
   Outstanding, January 1, 1998 (37,500 exercisable at
    a
    weighted average exercise price of $0.10)..........   150,000     $0.10
   Granted (weighted average fair value of $0.04 per
    share)............................................. 1,099,975      0.10
   Canceled............................................  (474,475)     0.10
                                                        ---------     -----
   Outstanding, December 31, 1998 (278,821 exercisable
    at a weighted average exercise price of $0.10).....   775,500      0.10
   Granted (weighted average fair value of $0.14 per
    share)............................................. 6,991,684      0.29
   Exercised...........................................  (192,593)     0.10
   Canceled............................................  (559,514)     0.10
   Expired.............................................  (167,083)     0.10
                                                        ---------     -----
   Outstanding, December 30, 1999...................... 6,847,994     $0.29
                                                        =========     =====

   Additional information regarding options outstanding as of December 30, 1999 is as follows:

                   Options Outstanding        Options Exercisable
             -------------------------------- --------------------
                          Weighted
                           Average
                          Remaining  Weighted             Weighted
 Range of                Contractual Average              Average
 Exercise      Number       Life     Exercise   Number    Exercise
  Prices     Outstanding   (Years)    Price   Exercisable  Price
 --------    ----------- ----------- -------- ----------- --------
   $0.10      1,394,842     8.00      $0.10     468,273    $0.10
   0.34       5,453,152     9.96       0.34      60,709     0.34
-----------   ---------     ----      -----     -------    -----
$0.10-$0.34   6,847,994     9.55      $0.29     528,982    $0.13
              =========     ====      =====     =======    =====

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, 48 months following vesting in 1998 and 1999; risk free interest rate, 6% in 1998 and 7% in 1999; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1998 and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $2,353,000 in 1998 and $3,662,000 in 1999.

                               RECEIPT.COM, INC.

  Year Ended December 31, 1998 and the period from January 1, 1999 to December
                                    30, 1999

6. Income Taxes

   The Company's effective tax rate differs from the federal statutory tax rate at December 31, 1998 and December 30, 1999 due to the increase in the valuation allowance on the deferred tax assets.

   At December 30, 1999, the Company has net operating loss (NOL) carryforwards of approximately $5,281,000 and $2,845,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire through 2010, while the state NOL carryforwards expire through 2004. The net operating loss carryforwards available for state tax purposes are substantially less than for federal tax purposes, primarily because only 50% of state net operating losses can be utilized to offset future state taxable income.

   The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

7. Subsequent Event

   After year end, the Company consummated a merger with ValiCert, Inc. ("ValiCert"). Under the terms of the agreement, stockholders of the Company received 3,273,208 shares of common stock and 1,048,068 of Series C convertible preferred stock of ValiCert. ValiCert also assumed and exchanged all of the Company's outstanding options for options to purchase shares of ValiCert common stock. The fair value consideration paid was approximately $17.65 million. The merger, approved by the shareholders of both the Company and ValiCert and the regulatory authorities, was accounted for under the purchase method.

                                   * * * * *

                                 VALICERT, INC.

               PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENT
                    Year Ended December 31, 1999 (Unaudited)

   On December 30, 1999, ValiCert acquired all of the outstanding shares and assumed the outstanding options of Receipt.com, Inc. (Receipt), a company which develops and markets software products which enable users to conduct secure and nonrepudiated electronic transactions over the Internet. As consideration for the acquisition, ValiCert issued shares of Series C preferred stock and shares of common stock, and issued options to purchase common stock in exchange for Receipt.com stock options.

   The acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was allocated to the assets and liabilities acquired based on their fair value. The total consideration is expected to exceed the fair value of the net assets acquired by approximately $17,537,000, which represents the following intangible estimated assets (in thousands):

                                                                     Period of
                                                          Amount(s) Amortization
                                                          --------- ------------
   Intangible assets:
     In-process research and development.................  $ 2,780       --
     Purchased technology................................    1,833       3
     Acquired workforce..................................      433       3
     Goodwill............................................   12,491       5
                                                           -------
                                                           $17,537
                                                           =======

   The acquired technology provides a comprehensive framework to manage and provide legally binding proof that a transaction occurred through capture of digital signatures of the sender and receiver and verifiable time stamping. The in-process research and development represents technology which has not yet reached technological feasibility and does not have alternative future uses. This amount of $2,780,000 was charged to ValiCert's operations in December 1999 when the transaction was consummated. The in-process research and development was identified and valued through extensive interviews and discussions with ValiCert and Receipt management and the analysis of data provided by Receipt concerning developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the in-process research and development project. A portion of the purchase price was allocated to the developmental project based on the appraised fair value of such project.

   The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

   The unaudited pro forma condensed combining statements of operations were prepared as if the acquisition was completed at the beginning of the period presented. To prepare the pro forma unaudited condensed combining statements of operations, the ValiCert statement of operations for the year ended December 31, 1999 has been combined with the statement of operations of Receipt for the period from January 1, 1999 to December 30, 1999. This method of combining the companies is only for presentation of pro forma unaudited condensed combining financial statements.

   The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of ValiCert and Receipt.

   The unaudited pro forma condensed combining statements of operations do not include the one-time $2.8 million charge for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge is included in the actual consolidated statement of operations of ValiCert from the date of the acquisition.

                                 VALICERT, INC.

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                    Year Ended December 31, 1999 (Unaudited)
               (In thousands, except share and per share amounts)

                                                    Pro Forma        Pro Forma
                                ValiCert  Receipt  Adjustments Notes Combined
                                --------  -------  ----------- ----- ---------
Revenues
 Software licenses............. $    874  $ 1,079    $  --           $  1,953
 Subscription fees and other
  services.....................      761      233       --                994
                                --------  -------    ------          --------
   Total revenues..............    1,635    1,312       --              2,947
                                --------  -------    ------          --------
Cost of revenues
 Software licenses.............       93      103                         196
 Subscription fees and other
  services.....................      134      120                         254
                                --------  -------    ------          --------
   Total cost of revenues......      227      223       --                450
                                --------  -------    ------          --------
Gross profit...................    1,408    1,089       --              2,497
Operating expenses:
 Research and development......    5,608    1,192                       6,800
 Sales and marketing...........    4,583    1,409                       5,992
 General and administrative....    1,373    1,925                       3,298
 Acquired in-process research
  and development..............    2,780             (2,780)      1       --
 Amortization of stock
  compensation.................      162       25       933       3     1,120
 Amortization of intangibles...                       3,253       2     3,253
                                --------  -------    ------          --------
   Total operating expenses....   14,506    4,551     1,406            20,463
                                --------  -------    ------          --------
Operating loss.................  (13,098)  (3,462)      --            (17,966)
Other income (expense), net....      296     (175)      --                121
                                --------  -------    ------          --------
Net loss....................... $(12,802) $(3,637)   $1,406          $(17,845)
                                ========  =======    ======          ========
Pro forma basic and diluted
 loss per share................ $ (32.57)                            $  (4.87)
                                ========                             ========
Shares used in pro forma basic
 and diluted loss per share....      393              3,273             3,666
                                ========             ======          ========




        See notes to pro forma condensed combining financial statements.

                                 VALICERT, INC.

           NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENT

                    Year Ended December 31, 1999 (Unaudited)

   The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

   1. Reflects the one-time charge of $2,780,000 for acquired in-process research and development identified in the purchase price allocation.

   2. Reflects pro forma amortization of the purchased intangibles over the estimated useful lives as follows (in thousands):

                                                                        1999
                                                        Period Of   Amortization
Intangible Asset                               Amount  Amortization    Charge
----------------                               ------- ------------ ------------
Purchased technology.......................... $ 1,833   3 years       $  611
Acquired workforce............................     433   3 years          144
Goodwill......................................  12,491   5 years        2,498
                                               -------                 ------
                                               $14,757                 $3,253
                                               =======                 ======

   3. Reflects the pro forma adjustments of the deferred compensation relating to the unvested options to employees of Receipt which were assumed upon the acquisition (in thousands):

                                                                                   1999
             Amount of                                                           Deferred
              Deferred                   Period of                             Compensation
            Compensation                Amortization                              Charge
            ------------                ------------                           ------------
               $3,733                     4 years                                  $933

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  36
Management...............................................................  56
Related Party Transactions...............................................  67
Principal Stockholders...................................................  70
Description of Capital Stock.............................................  73
Shares Eligible for Future Sale..........................................  77
Underwriting.............................................................  79
Legal Matters............................................................  82
Experts..................................................................  82
Where You Can Find More Information......................................  82
Index to Consolidated Financial Statements............................... F-1

Until              , 2000, 25 days after the date of this prospectus, all
dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

  [ValiCert Logo]

         Shares

  Common Stock

  Deutsche Banc Alex. Brown
  Merrill Lynch & Co.
  Donaldson, Lufkin & Jenrette
  Wit SoundView

   Prospectus

         , 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

   Securities and Exchange Commission registration fee............. $    15,840
   NASD filing fee.................................................      30,500
   Nasdaq National Market application fee..........................
   Blue sky qualification fees and expenses........................
   Printing and engraving expenses.................................
   Legal fees and expenses.........................................
   Accounting fees and expenses....................................
   Director and officer liability insurance........................
   Transfer agent and registrar fees...............................
   Miscellaneous expenses..........................................
                                                                    -----------
     Total......................................................... $
                                                                    ===========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we intend to enter into separate indemnification agreements (Exhibit 10.1) with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   The underwriting agreement (Exhibit 1.1) provides for indemnification by the underwriters and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Since January 1, 1997, ValiCert has issued and sold the following unregistered securities:

   (1) From January 1, 1997 through April 30, 2000, ValiCert granted options to purchase an aggregate of 2,829,209 shares of stock under its 1996 equity incentive plan, of which 2,606,165 have been exercised. ValiCert issued common stock issued under the 1996 equity incentive plan before April 30, 1998. On April 30, 1998, all exercised and unexercised options issued under the 1996 equity incentive plan were converted into options to acquire shares of series A junior preferred stock.

   (2) From April 30, 1998 through April 30, 2000, ValiCert granted options to purchase an aggregate of 5,206,984 shares of common stock under its 1998 stock plan, of which 3,022,839 have been exercised.

   (3) On December 30, 1999, ValiCert assumed all unexercised options issued under the Receipt.com stock plan. As of April 30, 1999, options to purchase an aggregate of 1,618,535 shares of common stock have been granted, of which 428,201 have been exercised.

   (4) On May 6, 1998, ValiCert sold a total of 4,923,811 shares of our series B preferred stock at a price of $1.26 per share for a total purchase price of $6,204,002.

   (5) In November 1997, ValiCert issued 2,000 shares of common stock to Martha Denhow, a consultant, in exchange for services rendered in October 1997, at a price of $0.15 per share for a total value of $300.

   (6) In July and August 1999, ValiCert sold a total of 4,871,892 and 840,958 shares, respectively, of series C preferred stock at a price of $4.02 per share for a total purchase price of $22,965,657.

   (7) In December 1999, Receipt.com became a wholly-owned subsidiary of ValiCert. 10,201,726 shares of Receipt.com common stock were converted into 2,411,177 shares of ValiCert common stock, 3,985,626 shares of Receipt.com preferred stock were converted into 1,048,058 shares of ValiCert series C preferred stock and 3,646,917 shares of Receipt.com preferred stock were converted into 861,948 shares of ValiCert common stock.

   (8) In January 1997, ValiCert sold 12,734 shares of common stock to K.B. Siriam at a purchase price of $0.15 per share for a total purchase price of $1,910.

   (9) In November 1998, ValiCert sold 158,730 shares of series B preferred stock at a purchase price of $1.26 per share for a total purchase price of $199,999.

   (10) In January 1999, ValiCert sold 158,730 shares of series B preferred stock to Comdisco at a purchase price of $1.26 per share for a total purchase price of $199,999.80.

   (11) In December 1999, ValiCert issued 5,000 shares of common stock to Cynthia Pilkington in lieu of compensation for services performed in June 1996, at a purchase price of $0.15 per share for a total purchase price of $750.

   (12) In March 2000, ValiCert issued to the Anita M. Vanni Family Limited Partnership 3,169 shares of common stock in connection with a real estate lease.

   (13) In March 2000, ValiCert issued to the David V. Vanni Family Limited Partnership 2,464 shares of common stock in connection with a real estate lease.

   (14) In March 2000, ValiCert issued to the Donald E. Vanni Limited Partnership 2,556 shares of common stock in connection with a real estate lease.

   (15) In March 2000, ValiCert issued to the Christopher E. Vanni Limited Partnership 3,500 shares of common stock in connection with a real estate lease.

   (16) In March 2000, ValiCert issued to Alice Bautista Vanni 810 shares of common stock in connection with a real estate lease.

   (17) In June 1998, ValiCert issued a warrant to purchase 90,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $1,134,000 which expires June 2008.

   (18) In October 1998, ValiCert issued a warrant to purchase 50,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $630,000 which expires October 2008.

   (19) In December 1998, ValiCert issued a warrant to purchase 17,500 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $220,500 which expires December 2008.

   (20) In February 1999, ValiCert issued a warrant to purchase 12,500 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $157,500 which expires February 2009.

   (21) In July 1999, ValiCert issued a warrant to purchase 12,500 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $157,500 which expires July 2009.

   (22) In August 1999, ValiCert issued a warrant to purchase 125,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $1,575,000 which expires August 2009.

   (23) In August 1999, ValiCert issued a warrant to purchase 250,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $3,150,000 which expires August 2009.

   (24) In August 1999, ValiCert issued a warrant to purchase 50,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $630,000 which expires August 2009.

   (25) In November 1999, ValiCert issued a warrant to purchase 25,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $315,000 which expires November 2009.

   (26) In February 2000, ValiCert issued a warrant to purchase 50,000 shares of common stock to an employee with an exercise price of $12.60 for a total purchase price of $630,000 which expires February 2010.

   (27) In April 2000, ValiCert issued a warrant to purchase 10,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $126,000 which expires April 2010.

   (28) In April 2000, ValiCert issued a warrant to purchase 10,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $126,000 which expires April 2010.

   (29) In April 2000, ValiCert issued a warrant to purchase 5,000 shares of common stock to an employee with an exercise price of $12.60 per share for a total purchase price of $63,000 which expires April 2010.

   (30) In June 1998, ValiCert issued a warrant to purchase 130,000 shares of common stock to an employee with an exercise price of $12.00 per share for a total purchase price of $1,560,000 which expires June 2008.

   (31) In February 1997, ValiCert issued a warrant to purchase 107,033 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $0.234 per share for a total purchase price of $25,046. This investor exercised the warrant in April 2000.

   (32) In February 1997, ValiCert issued a warrant to purchase 35,678 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $0.234 per share for a total purchase price of $8,349. This investor exercised the warrant in February 2000.

   (33) In February 1997, ValiCert issued a warrant to purchase 21,407 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $0.234 per share for a total purchase price of $5009. This investor exercised the warrant in March 2000.

   (34) In August 1997, ValiCert issued a warrant to purchase 40,000 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.50 per share for a total purchase price of $60,000 which expires August 2007.

   (35) In April 1998, ValiCert issued a warrant to purchase 9,920 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $12,499. This investor transferred the warrant to a sophisticated investor in December 1999. This investor exercised the warrant in December 1999.

   (36) In April 1998, ValiCert issued a warrant to purchase 9,920 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase of $12,499 which expires April 2008.

   (37) In April 1998, ValiCert issued a warrant to purchase 992 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $1,249. This investor exercised the warrant in February 2000.

   (38) In April 1998, ValiCert issued a warrant to purchase 3,968 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $4,999 which expires April 2008.

   (39) In April 1998, ValiCert issued a warrant to purchase 1,984 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $2,499 which expires April 2008.

   (40) In April 1998, ValiCert issued a warrant to purchase 4,960 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $6,249 which expires April 2008.

   (41) In April 1998, ValiCert issued a warrant to purchase 2,976 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $3,749 which expires April 2008.

   (42) In April 1998, ValiCert issued a warrant to purchase 2,976 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $3,749 which expires April 2008.

   (43) In April 1998, ValiCert issued a warrant to purchase 2,976 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $3,749 which expires April 2008.

   (44) In April 1998, ValiCert issued a warrant to purchase 2,976 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $3,749 which expires April 2008.

   (45) In April 1998, ValiCert issued a warrant to purchase 1,984 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $2,499 which expires April 2008.

   (46) In April 1998, ValiCert issued a warrant to purchase 9,920 shares of series A junior preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $12,499 which expires April 2008.

   (47) In April 1998, ValiCert issued a warrant to purchase 39,682 shares of series B preferred stock to a sophisticated investor with an exercise price of $1.26 per share for a total purchase price of $50,000 which expires April 2008.

   (48) In January 2000, ValiCert issued a warrant to purchase 14,925 shares of series C preferred stock to a sophisticated investor with an exercise price of $4.02 per share for a total purchase price of $60,001 which expires January 2010.

   (49) In April 2000, ValiCert issued a warrant to purchase 3,333 shares of series C preferred stock to a sophisticated investor with an exercise price of $12.00 for a total purchase price of $39,996 which expires April 2010.

   (50) In July 1999, ValiCert issued a warrant to purchase 35,489 shares of series C preferred stock to a sophisticated investor with an exercise price of $3.62 per share for a total purchase price of $128,470 which expires upon the closing of this offering.

   The issuances described in Items 4 through 50 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Items 1 through 3 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about ValiCert, Inc. or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 Number                          Description of Document
 ------- ----------------------------------------------------------------------
   *1.1  Form of Underwriting Agreement.

    3.1 Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Registrant to be filed prior to the closing of this offering.

    3.2  Amended Bylaws of Registrant.

    3.3 Restated Certificate of Incorporation of Registrant to be filed after the closing of this offering.

    4.1 Form of Amended and Restated Rights Agreement dated July 21, 1999 among Registrant and certain stockholders.

   *4.2  Specimen certificate representing the common stock.

   *5.1  Opinion of Gray Cary Ware & Freidenrich LLP.

   10.1  Form of Indemnity Agreement.

   10.2  1996 Equity Incentive Plan.

   10.3  1998 Stock Plan.

   10.4  Receipt.com Stock Plan.

  *10.5  2000 Employee Stock Purchase Plan.

   10.6  Lease Agreement.

 Exhibit
 Number                          Description of Document
 ------- ----------------------------------------------------------------------
  *23.1  Consent of Deloitte & Touche LLP, independent public accountants.

  *23.2  Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1).

  *23.3  Consent of PricewaterhouseCoopers LLP, independent public accountant.

   24.1  Power of Attorney (included on signature page).

   27.1  Financial Data Schedule.

--------
*To be filed by amendment.

   (b) Financial Statement Schedules.

   All schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, we have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 15, 2000.


                                          VALICERT, INC.
                                          (Registrant)

                                              /s/ Joseph (Yosi) Armran
                                          By: _________________________________
                                                   Joseph (Yosi) Amram
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph (Yosi) Amram and Timothy Conley, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

 Signature                          Title                                 Date
 ---------                          -----                                 ----

    /s/ Joseph (Yosi) Arman         President and Chief Executive         May 15, 2000
 _________________________________   Officer
        Joseph (Yosi) Amram          (Principal Executive Officer)

       /s/ Timothy Conley           Vice President, Finance, and Chief    May 15, 2000
 _________________________________   Financial Officer (Principal
           Timothy Conley            Financial and Accounting Officer)

       /s/ Srinivasan (Chini)       Director                              May 15, 2000
            Krishnan
 _________________________________
    Srinivasan (Chini) Krishnan

       /s/ Taher Elgamal            Director                              May 15, 2000
 _________________________________
           Taher Elgamal

 Signature                          Title                                 Date
 ---------                          -----                                 ----

       /s/ John Johnston            Director                              May 15, 2000
 _________________________________
           John Johnston

    /s/ Scott J. Loftesness         Director                              May 15, 2000
 _________________________________
        Scott J. Loftesness

      /s/ Magdalena Yesil           Director                              May 15, 2000
 _________________________________
          Magdalena Yesil

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 ------- ----------------------------------------------------------------------
  *1.1   Form of Underwriting Agreement.

   3.1   Certificate of Amendment of the Third Amended and Restated
         Certifticate of Incorporation to be filed prior to the closing of this offering.

   3.2   Amended Bylaws of Registrant.

   3.3 Restated Certificate of Incorporation of Registrant to be filed after the closing of this offering.

   4.1 Form of Amended and Restated Rights Agreement dated July 21, 1999 among Registrant and certain stockholders.

  *4.2   Specimen certificate representing the common stock.

  *5.1   Opinion of Gray Cary Ware & Freidenrich LLP.

  10.1   Form of Indemnity Agreement.

  10.2   1996 Equity Incentive Plan.

  10.3   1998 Stock Plan.

  10.4   Receipt.com Stock Plan.

 *10.5   2000 Employee Stock Purchase Plan.

  10.6   Lease Agreement.

 *23.1   Consent of Deloitte & Touche LLP, independent public accountants.

 *23.2   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1).

 *23.3   Consent of PricewaterhouseCoopers LLP, independent public accountants.

  24.1   Power of Attorney (included on signature page).

  27.1   Financial Data Schedule.

--------
*To be filed by amendment.